UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Marriott International, Inc.

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Marriott INTERNATIONAL

2022

Marriott INTERNATIONAL

JW MARRIOTT

Proxy Statement Notice of Annual Meeting of Stockholders Friday, May 6, 2022 Marriott international

Letter from our Chairman and our Chief Executive Officer

LETTER FROM OUR CHAIRMAN AND OUR CHIEF EXECUTIVE OFFICER

Dear Stockholder:

We are incredibly proud of how our business performed in 2021 and how our associates took care of the company, our guests and each other in the face of ongoing challenges from the COVID-19 pandemic. The passion and commitment of our associates is a testament to the resilience of our company and our culture. We saw meaningful business recovery around the world in 2021, and we are optimistic about the continued recovery of global travel and the many growth opportunities ahead for Marriott.

We hope you can join our 2022 Annual Meeting of Stockholders on May 6, 2022, beginning at 12:00 p.m. Eastern Time. The meeting will be a virtual meeting conducted via audio webcast. You can attend at www.virtualshareholdermeeting.com/MAR2022 by using the 16-digit control number that appears on your proxy card (printed in the box and marked by the arrow) or in the instructions that accompanied your proxy materials.

2021 Business Highlights

In 2021, we made remarkable progress across our global portfolio. We believe this progress reflects the resilience of travel, the strength of our brands, the benefits of our asset light business model, and our strong focus on cost containment. Here are a few performance highlights from 2021:

•

Worldwide revenue per available room (RevPAR)[1] improved meaningfully during the year, progressing from down 59 percent in the first quarter of 2021 compared to the first quarter of 2019 to down only 19 percent in the fourth quarter of 2021 compared to the same period in 2019. All regions experienced significant occupancy gains during the year, with fourth quarter global occupancy reaching 58 percent. Global average daily rate (ADR) was down only 2 percent in the fourth quarter of 2021 compared to pre-pandemic levels, an incredibly swift recovery.

•

At the hotel level, we continued to work with owners and franchisees to lower costs, reduce breakeven occupancy levels and drive cashflow. We are committed to delivering consistent and positive guest experiences while keeping hotel operating costs down as occupancies continue to rebound.

•

We have also been focused on carefully managing cash outlays at the corporate level. Our year-end liquidity position of over $4.8 billion covers near-term debt maturities with significant cushion, and we made great progress in improving our credit ratios during the year. Assuming the recovery continues largely as anticipated, we could be in a position to restart some level of capital returns in the second half of 2022.

•

Strengthening our valuable loyalty platform and engaging with our Marriott Bonvoy members has been a key area of focus throughout the pandemic. Global membership in the program grew to over 160 million members at year-end, and we delivered numerous enhancements for our members, including a redesigned mobile app, expanded language capabilities on our website, and new ways to earn and redeem points.

•

We added more than 86,000 gross rooms, a new company record, and achieved net rooms growth of 3.9 percent. Our year-end global development pipeline totaled roughly 485,000 rooms. We remain focused on continuing to grow our share of rooms globally. In 2021, around 15 percent of all global new build rooms opened under one of our flags, and we had 18 percent of all global rooms under construction at the end of the year.

More than two years after COVID-19 first emerged, there are signs all around us that people are adapting to a “new normal.” As travelers get back on the road, we are well-positioned to meet that demand and poised to further grow our business.

Environmental, Social and Governance

The Board of Directors and our management team remain keenly focused on our social impact and sustainability efforts. In June, as part of our diversity, equity, and inclusion efforts, we announced we were setting new internal diversity goals for positions at the vice president level and above. The new targets aim to achieve global gender parity in these positions by 2023, an acceleration of our prior timetable, and to increase the representation of people of color in these positions in the U.S. to 25 percent by 2025. In July, we updated our Human Trafficking Awareness training,

[1]

All occupancy, ADR and RevPAR statistics are systemwide constant dollar and include hotels that have been temporarily closed due to COVID-19. RevPAR and ADR comparisons between 2021 and 2019 reflect properties that are defined as comparable as of December 31, 2021, even if they were not open and operating for the full year 2019 or they did not meet all the other criteria for comparable in 2019. Unless otherwise stated, all comparisons to 2019 are comparing the same time period in each year.

Letter from our Chairman and our Chief Executive Officer

which will be made widely available to the entire industry. More than 900,000 managed and franchised associates have taken training in this area. In September, we pledged to set science-based emissions reduction targets in line with 1.5°C emissions scenarios. These efforts are part of our broader sustainability and social impact platform, called Serve 360: Doing Good in Every Direction, through which we aim to positively address some of the most pressing societal issues of our time. As we weather the industry’s current challenges, we will continue to draw on our long history of being a force for good in our communities.

We also know that our success is rooted in good governance. Our Board of Directors is actively engaged in the company’s strategy, oversees our approach to environmental and social initiatives, and provides independent oversight and valuable guidance that helps position us for success. The Board has long embraced diversity and board refreshment – we have welcomed five new directors in the last three years – and we believe the diverse backgrounds, experiences, skills, and tenure of our directors are fundamental to the effectiveness of our Board.

Embracing Change

It has been just over a year since the Board appointed long-time company veterans Anthony “Tony” Capuano as Chief Executive Officer and Stephanie Linnartz as President following the tragic death of our beloved CEO and President, Arne Sorenson. Under Tony’s and Stephanie’s leadership, we have built on Arne’s legacy and advanced our strategies to grow the business, provide opportunities for our associates, maintain strong relationships with our owners and franchisees, deliver safe and innovative experiences for our guests, and create long term value for our stockholders. Tony and Stephanie are joined by a dedicated and experienced senior leadership team, many of whom have taken on new or expanded responsibilities over the past 18 months.

Our annual meeting in May will mark another extraordinary change for Marriott International. J.W. Marriott, Jr. will retire after more than 66 years of service with the company, including the last decade as our Executive Chairman. Mr. Marriott is a visionary leader and industry icon who has stewarded the company in ways large and small since his first full-time job with the company at the age of 14. The Board has named him Chairman Emeritus, and we are grateful that he will remain close by as a mentor and a resource. Lawrence W. Kellner, who has served on the Board since 2002 and as our independent Lead Director since 2013, will also retire from the Board at the annual meeting. Larry has made many significant contributions to the Board and its leadership, and he will be deeply missed.

Talented leaders who know our business and live our core values are poised to step into these big shoes. The Board has elected David S. Marriott as its next Chairman, effective after the annual meeting. As the grandson of our founders, the son of J.W. Marriott, Jr., and a long-time employee and executive of the company, David has extensive operational and leadership experience and brings a deep historical perspective to the Board. He stepped down as an employee of the company in April 2021 in connection with joining the Board, allowing him to focus on leading the Board in fulfilling its oversight and governance responsibilities and being a company ambassador as we continue to grow around the world. In doing so, he will also continue the Marriott family’s stewardship of the renowned culture and values that have fueled the company for more than 94 years. Joining David in leading the Board will be Fritz Henderson, whom the independent directors have selected as the next independent Lead Director. Fritz joined our Board in 2013 and, having served in numerous executive and board leadership roles at other public companies throughout his career, will continue our Board’s tradition of engaged and truly impactful independent leadership.

Closing Thought from Bill Marriott

When I look at the black-and-white photos of the small root beer stand that my young parents opened in 1927, and then think about the company Marriott has become today, I am quite simply amazed. The company’s success is a testament to the core values that have guided us for more than 94 years and the outstanding associates who live those values every day in service of our guests. As a new generation of leaders takes the reins of Marriott, I know those values will continue to guide them. They have my utmost confidence. There is an exciting road ahead for Marriott International.

Thank you for your continued support.

Sincerely,

J.W. Marriott, Jr. Executive Chairman and Chairman of the Board	Anthony G. Capuano Chief Executive Officer

J.W. Marriott, Jr. guided what was once a family-run root beer stand and restaurant business to a global hospitality company that is today comprised of 8,000 properties across 30 brands in 139 countries and territories. Mr. Marriott’s love for the hospitality industry began at an early age. He spent his high school and college years working in a variety of positions in the family’s Hot Shoppes restaurant chain. After a stint in the U.S. Navy in the mid 1950s, he became a full-time associate in 1956, and soon afterward began overseeing the first Marriott hotel. He became President of the Company in 1964 and Chief Executive Officer in 1972, a role he held for 40 years before stepping down on March 31, 2012. He was elected Chairman of the Board in 1985.

A LOOK BACK

“Know What You’re Good At and Keep Improving”

Calculated risk taking is embedded in Mr. Marriott’s DNA. With no hotel management experience, he took the reins of the Company’s first hotel – the Twin Bridges Motor Hotel – in 1957. The second hotel opened two years later and by 1969, the Company debuted its first international hotel in Acapulco, Mexico.

In the early 1980s, Mr. Marriott launched ambitious plans to develop a diverse portfolio of lodging brands under the Marriott umbrella, starting with Courtyard by Marriott for business travelers in 1983 and JW Marriott, a tribute to his father, in the luxury tier in 1984. In 1985, the New York Marriott Marquis in Times Square opened its doors. Mr. Marriott gambled that the run-down Manhattan neighborhood could be revitalized. Years later, he would be lauded for kick-starting a renaissance that transformed the historic area into an iconic tourist destination.

In the 1980s and 1990s, Mr. Marriott would continue his philosophy of “more” through strategic acquisitions – including extended stay Residence Inn in 1987, the Renaissance Hotel Group in 1997 and The Ritz-Carlton Hotel Company in 1998.

Mr. Marriott made another pivotal shift for the Company in the early 1990s when he moved Marriott away from hotel ownership and into hotel management. The move positioned the Company to grow faster and expand internationally, while staying asset-light.

The capstone of his career was the acquisition of Starwood Hotels & Resorts Worldwide in 2016, which made Marriott International the world’s largest hotel company.

1972 Taking the reins as CEO from J. Willard 1983 Launching Courtyard by Marriott

During his tenure, Mr. Marriott relied heavily on the culture established by his parents, J.W. and Alice Marriott, when they founded the Company in 1927 with five core values: put people first, pursue excellence, embrace change, act with integrity and serve our world.

Mr. Marriott is well known inside the Company for his hotel visits around the world, where he would inspect properties and spend time talking with associates at every level of the business. He wanted to hear their concerns, their ideas and their feedback.

He often said that when associates know that their problems will be taken seriously, that their ideas and insights matter, they are more comfortable and confident, and in turn, better equipped to deliver their best on the job. One of Mr. Marriott’s most important legacies will be his stewardship in preserving what he considered Marriott’s secret to success – a Company culture that puts people first and creates opportunity for all.

With our hearts full of deep gratitude, the associates of Marriott International from around the world want to thank Bill Marriott for his incredible dedication and lifetime of service. He paved the way and prepared us for the next chapter and we will continue to be inspired by his favorite adage: “Success is Never Final.”

Corporate Headquarters and Mailing Address    ❖    10400 Fernwood Road    ❖    Bethesda, Maryland 20817

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Friday, May 6, 2022 12:00 p.m. Eastern Time

Virtual Meeting Access:	www.virtualshareholdermeeting.com/MAR2022

How to Vote Your Shares in Advance of the Annual Meeting (see pages 73 - 76 for details)

BY TELEPHONE	VIA THE INTERNET	BY MAIL
Using the toll-free phone number listed on the proxy card or voting instruction form	Using the Internet and voting at the website listed on the proxy card or voting instruction form	Signing, dating and mailing the enclosed proxy card or voting instruction form in the enclosed postage-paid envelope

To Our Stockholders:

The 2022 annual meeting of stockholders (“Annual Meeting” or “2022 Annual Meeting”) of Marriott International, Inc. (“we,” “us,” “our,” “Marriott,” or the “Company”) will be a virtual meeting held on May 6, 2022, beginning at 12:00 p.m. Eastern Time. Stockholders of record as of the record date may join a live audio webcast at www.virtualshareholdermeeting.com/MAR2022. At the Annual Meeting, stockholders will act on the following items:

1.	Election of each of the 12 director nominees named in the proxy statement;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2022;

3.	An advisory vote to approve executive compensation;

4.	Approval of the Marriott International, Inc. Employee Stock Purchase Plan;

5.	A stockholder resolution requesting that the Board prepare a report on the economic and social costs and risks created by the Company’s compensation and workforce practices;

6.	A stockholder resolution regarding an independent Board chair policy;

7.	Any other matters that may properly be presented at the Annual Meeting.

Record Date: Stockholders of record at the close of business on March 9, 2022, are entitled to notice of, to attend, and vote at, the Annual Meeting.

How to Attend: Stockholders of record as of the record date may join the Annual Meeting at www.virtualshareholdermeeting.com/MAR2022 by entering the 16-digit control number that appears on your proxy card. If your shares are held in street name and your voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may join the Annual Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to join the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy in advance by one of the methods described above. You may also vote online during the Annual Meeting by following the instructions provided on the Annual Meeting website. For more information, see pages 73 - 76.

Distribution Date: This proxy statement is first being made available to our stockholders on March 22, 2022.

Stockholder List: A list of stockholders of record entitled to vote at the Annual Meeting will be available electronically at www.virtualshareholdermeeting.com/MAR2022 during the Annual Meeting.

For the convenience of our stockholders, proxies may be submitted by telephone, electronically through the Internet, or by completing, signing, and returning the enclosed proxy card. In addition, stockholders may elect to receive future stockholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

By order of the Board of Directors,

Andrew P.C. Wright

Secretary

March 22, 2022

2022 Proxy Statement	1

Proxy Statement Summary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all information you should consider. Please read the entire proxy statement carefully before voting.

Voting Matters and the Recommendations of the Board of Directors (the “Board”)

Item		Board recommends	Reasons for recommendation	See page
1.	Election of Directors	✓ FOR	The Board and its Nominating and Corporate Governance Committee believe the 12 director nominees each possess the skills, experience, and background to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy.	7
2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2022	✓ FOR	Based on the Audit Committee’s assessment of Ernst & Young LLP’s qualifications and performance, the Board believes retaining Ernst & Young LLP for fiscal year 2022 is in the best interests of the Company and its stockholders.	8
3.	Advisory vote to approve executive compensation	✓ FOR	The Board believes that the Company’s current executive compensation program achieves an appropriate balance of long- and short-term performance incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our Named Executive Officers (“NEOs”) with those of our stockholders.	8
4.	Approval of the Marriott International, Inc. Employee Stock Purchase Plan	✓ FOR	The Board believes that the Company’s interests are best advanced by aligning stockholder and employee interests. The ESPP is intended to provide the Company’s eligible employees with an opportunity to participate in the Company’s success by allowing them to acquire an ownership interest in the Company through periodic payroll deductions that will be applied towards the purchase of shares of our common stock at a discount from the market price.	9
5.	Stockholder resolution requesting a report on the economic and social costs and risks of the Company’s compensation and workforce practices	X AGAINST	The Board believes that the requested report is not needed, is not in the best interests of stockholders, and is not an appropriate use of Company resources. The Company is committed to diversity, equity, and inclusion, and the Board believes the Company’s compensation policies and practices are equitable and reflect competitive pay for performance.	11
6.	Stockholder resolution regarding an independent Board chair policy	X AGAINST	The Board believes that its current leadership structure has contributed to the success of the Company and provides a unique advantage to the Board and the Company. The Board has separated the roles of Chairman and CEO since 2012 and maintained an independent Lead Director since 2013. The Board believes this structure is consistent with current best practices and continues to be in the best interests of Marriott’s stockholders.	13

2022 Proxy Statement	1

Proxy Statement Summary

Our Director Nominees

See “Corporate Governance – Nominees to our Board of Directors” for more information.

The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast. Unless otherwise specified, committee membership and board leadership roles reflected in this table and discussed elsewhere in this proxy statement refer to the anticipated committee composition and leadership roles as of the conclusion of the Annual Meeting, assuming the respective director nominees are re-elected to the Board at the Annual Meeting.

Name Occupation	Age*	Director since	Independent	Committee memberships
				AC	HRCC	NCGC	ISIC	TISOC	EC

David S. Marriott Chairman of the Board-Elect, Marriott International, Inc.	48	2021	No				M		C

Anthony G. Capuano Chief Executive Officer, Marriott International, Inc.	56	2021	No				M		M

Isabella D. Goren Former Chief Financial Officer, American Airlines, Inc. and AMR Corporation	62	2022	Yes	C F

Deborah Marriott Harrison Global Cultural Ambassador Emeritus, Marriott International, Inc.	65	2014	No				M

Frederick A. Henderson (Lead Director-Elect) Former Chairman and Chief Executive Officer, SunCoke Energy, Inc.	63	2013	Yes	F		C			M

Eric Hippeau Managing Partner, Lerer Hippeau	70	2016	Yes		M			M

Debra L. Lee Former Chairman and Chief Executive Officer, BET Networks	67	2004	Yes			M	C		M

Aylwin B. Lewis Former Chairman, Chief Executive Officer and President, Potbelly Corporation	67	2016	Yes	F	C	M

Margaret M. McCarthy Former Executive Vice President, CVS Health Corporation	68	2019	Yes	M				C

George Muñoz Principal, Muñoz Investment Banking Group, LLC	71	2002	Yes				M

Horacio D. Rozanski President and Chief Executive Officer, Booz Allen Hamilton Inc.	54	2021	Yes		M			M

Susan C. Schwab Professor Emerita, University of Maryland School of Public Policy	67	2015	Yes		M			M

AC:	Audit Committee	C Chair	M Member	F Financial Expert and Member
HRCC:	Human Resources and Compensation Committee
NCGC:	Nominating and Corporate Governance Committee
ISIC:	Inclusion and Social Impact Committee
TISOC:	Technology and Information Security Oversight Committee
EC:	Executive Committee

*	Ages as of May 6, 2022.

2	Marriott International, Inc.

Proxy Statement Summary

Corporate Governance Highlights

See “Corporate Governance” for more information.

Independent Board and Board committees

• Chairman and CEO positions separate since 2012; independent Lead Director position established in 2013

• Nine of 12 director nominees are independent

• All Audit, Human Resources and Compensation, Nominating and Corporate Governance, and Technology and Information Security Oversight committee members are independent

• Annual Board and committee evaluations

• Mandatory retirement age of 72 for directors

• Robust director orientation and availability of continuing education programs for directors

• All Audit Committee members are financially literate, and three out of four members are audit committee financial experts

• Our Human Resources and Compensation Committee uses an independent compensation consultant

Active stockholder engagement

During fiscal year 2021, we met with investors from around 270 institutions in individual and group investor meetings and at conferences. These investors represent a majority of our institutional investor base.

Progressive stockholder rights

• Majority vote in uncontested director elections • Annual director elections • Market standard proxy access right for stockholders • Confidential voting policy

Commitment to Board refreshment

The Board has established a comprehensive Board refreshment process to ensure that the skills, qualifications, and diversity of perspectives on our Board are consistent with the needs of the business and that our Board reflects a balance of new and long-term perspectives. Five of our 12 nominees joined the Board in 2019 or later, including three independent members.

Strong stockholder support on say-on-pay

At the Company’s 2021 annual meeting, stockholders again expressed substantial support for the compensation of our NEOs with over 97 percent of the votes cast for approval of the “say-on-pay” advisory proposal relating to our 2020 NEO compensation.

2022 Proxy Statement	3

Proxy Statement Summary

Executive Compensation Matters

In fiscal year 2021, the Company continued to devote substantial attention to the impacts of the COVID-19 pandemic while also making significant leadership changes following the unexpected passing of our long-time President and CEO, Arne Sorenson, early in the year. Despite the ongoing effects of the pandemic and the changes in the Company’s leadership, we saw a significant business recovery across our global footprint. Our financial and operating performance were strong. All of our regions experienced significant hotel occupancy gains during the year and adjusted EBITDA nearly doubled over the prior year. Strong rooms growth resumed in 2021 and we added more than 86,000 rooms, a new Company record. By year-end, our worldwide system consisted of nearly 8,000 properties and roughly 1.48 million rooms in 139 countries and territories. From a customer standpoint, we exceeded our goals for new Marriott Bonvoy loyalty member enrollments and improved Marriott Bonvoy elite member appreciation scores. Our associate engagement scores exceeded the “Best Employer” external benchmark, and we were honored in 2021 to be recognized as the first and only hospitality company in DiversityInc’s Hall of Fame and by Fortune as one of the “Best Companies to Work For” for the 24th consecutive year. Throughout this challenging period, we maintained our strong commitment to aligning pay and performance: we did not adjust any of our previously granted and outstanding annual or long-term compensation performance goals to reflect the impact of the COVID-19 pandemic on our business.

How We Tie Pay to Performance

There is a strong correlation between our executive pay and Company performance. Our executive compensation program is designed to maintain this alignment, while also protecting the Company against inappropriate risk-taking and conflicts among the interests of the Company, its stockholders, and its executives. With these goals in mind, the Human Resources and Compensation Committee has implemented an executive compensation program that consists of the following key components:

4	Marriott International, Inc.

Proxy Statement Summary

Majority of Compensation is Equity and At-Risk

The following charts show the percentage breakdown of our NEOs’ target total direct compensation among base salary, at-risk target annual incentive, and target annual equity compensation for 2021. These charts do not reflect the supplemental Stockholder Value PSUs granted to the NEOs in February 2021 or Ms. Oberg’s August 2021 RSU award.

Alignment Between Company Performance and Annual Realizable Pay

The following graph shows the historical alignment between Company performance (measured as total stockholder return (“TSR”)) and the CEO’s average annual Realizable Pay (as defined below) over 3-year rolling periods.

CEO Realizable Pay and Company TSR Performance

*

Realizable Pay is the sum of salary and bonuses paid, annual incentives earned, and balances of stock awards granted over each 3-year period (including supplemental stock awards). Stock award balances are valued at the end of the 3-year period and include the “in-the-money” value of SARs, and the value of PSUs (valued assuming target performance) and RSUs granted during the 3-year period. Realizable Pay is for Mr. Capuano for 2021 and Mr. Sorenson for 2015-2020. TSR reflects both stock price appreciation and reinvested dividends. The 3-year TSR rolling percentage is determined using 60-day average opening and closing prices.

2022 Proxy Statement	5

Proxy Statement Summary

Executive Compensation Best Practices

Consistent with our commitment to executive compensation best practices, the Company maintained the following NEO compensation practices for 2021:

✓ What We Do

• Executive compensation is strongly linked to the Company’s operating and financial performance and strategic business priorities

• The Human Resources and Compensation Committee reinforces its commitment to long-term performance through robust stock ownership requirements that discourage excessive risk-taking to achieve short-term returns. NEOs must retain 50% of the net after-tax shares received under any equity awards until they satisfy their applicable ownership requirement

• NEOs are subject to compensation clawback requirements that can be triggered by either an accounting restatement or by improper conduct

• The Human Resources and Compensation Committee follows a rigorous process in determining NEO pay, including detailed review of multiple short- and long-term performance factors and market compensation information

• The Company emphasizes long-term pay and performance alignment by having long-term equity represent the largest component of annual target total direct compensation (approximately 65%-75% of total) and by having half of annual equity awards granted to the CEO be three-year PSUs

• The Human Resources and Compensation Committee considers progress against diversity and inclusion metrics as part of its determination of executive compensation

• The Human Resources and Compensation Committee oversees and reviews an annual compensation risk assessment

• The Human Resources and Compensation Committee is composed solely of independent members of the Board and retains an independent compensation consultant

• We provide stockholders with an annual vote to approve, on a non-binding, advisory basis, the compensation of the NEOs and are available for engagement with stockholders on the Company’s compensation process and policies

✗ What We Do Not Do

• We do not have employment contracts with NEOs

• We do not offer defined benefit pension plans or supplemental executive retirement plans for our NEOs

• We do not provide tax gross-ups

• We do not have executive severance plans for our NEOs

• We do not provide “single trigger” change in control benefits

• We do not reprice options or SARs without stockholder approval, nor do we buy out underwater options or SARs

• We do not allow associates, including NEOs, or directors to engage in hedging or derivative transactions related to Marriott securities

• We do not allow NEOs to hold Company stock in margin accounts or pledge such stock as collateral for loans

• We do not pay or accrue dividends or dividend equivalents on unvested or unexercised equity awards

6	Marriott International, Inc.

Items to be Voted On

ITEMS TO BE VOTED ON

Item 1 – Election of Directors

The 12 current directors listed below are standing for election at the 2022 Annual Meeting. If elected, each director will hold office for a one-year term expiring at the 2023 annual meeting of stockholders and until his or her successor is elected or appointed and qualified.

David S. Marriott	Frederick A. Henderson	Margaret M. McCarthy
Anthony G. Capuano	Eric Hippeau	George Muñoz
Isabella D. Goren	Debra L. Lee	Horacio D. Rozanski
Deborah M. Harrison	Aylwin B. Lewis	Susan C. Schwab

You can find information on the director nominees in the “Nominees to our Board of Directors” section of this proxy statement.

Each of the director nominees has consented to being named in this proxy statement and to serve if elected. However, if before proxies are voted at the Annual Meeting any of the nominees should become unable to serve or will not serve as a director, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

As previously disclosed and described elsewhere in this proxy statement, J.W. Marriott, Jr. will retire after more than 66 years of service with the Company and is not a nominee for election at the Annual Meeting. As more fully described in the Board Leadership Structure section of this proxy statement, the Board has designated Mr. Marriott as Chairman Emeritus.

Lawrence W. Kellner also announced he will retire from the Board, and as a result his term on the Board will end at the Annual Meeting. Mr. Kellner has served on the Board since 2002 and as our independent Lead Director since 2013. His contributions to the Board and the Company are enormous, and the Board thanks him for his long and distinguished service.

Due to Mr. J.W. Marriott’s and Mr. Kellner’s impending departures, the Board has reduced its size from 14 to 12, effective as of the Annual Meeting.

The Company’s Bylaws prescribe the voting standard for election of directors as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of directors to be elected. Under this standard, a nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director.

In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the Annual Meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Company’s Governance Principles, if a nominee who already serves as a director is not elected, that nominee shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. Within 90 days of the certification of election results, the Board will determine whether to accept or reject the resignation and will publicly disclose its decision promptly thereafter.

The Board recommends that stockholders vote FOR each of the 12 director nominees.

Item 2 – Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2022

The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2022. Ernst & Young LLP, a registered public accounting firm, has served as the Company’s independent registered public accounting firm since May 3, 2002. Ernst & Young LLP will examine and report to stockholders on the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company and its subsidiaries.

2022 Proxy Statement	7

Items to be Voted On

We expect that representatives of Ernst & Young LLP will join the Annual Meeting, have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions. You can find information on pre-approval of independent auditor fees and Ernst & Young LLP’s fiscal year 2021 and 2020 fees in the “Audit Committee Report and Independent Auditor Fees” section of this proxy statement. Although the Audit Committee has discretionary authority to appoint the independent auditor, the Board is seeking stockholder ratification of the appointment of the independent auditor as a matter of good corporate governance. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will take that into consideration when determining whether to continue the firm’s engagement. Even if stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may select another auditor if it determines doing so to be in the best interests of the Company and its stockholders.

The Board recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2022.

Item 3 – Advisory Vote to Approve Executive Compensation

We are asking stockholders to approve a non-binding advisory resolution on the compensation of our NEOs, as disclosed in this proxy statement.

Although the resolution, commonly referred to as a “say-on-pay” resolution, is non-binding, the Board and Human Resources and Compensation Committee value your opinions and will consider the outcome of the vote when making future compensation decisions. After consideration of the vote of stockholders at the 2017 annual meeting of stockholders and consistent with the Board’s recommendation, the Board’s current policy is to hold an advisory vote on executive compensation on an annual basis, and accordingly, after the Annual Meeting, the next advisory vote on the compensation of our NEOs is expected to occur at our 2023 annual meeting of stockholders.

We urge you to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs.

The Board believes that our current executive compensation program achieves an appropriate balance of long- and short-term performance incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our NEOs with those of our stockholders.

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Marriott International, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2022 Annual Meeting of Stockholders.

The Board recommends that stockholders vote FOR approval of the advisory resolution to approve executive compensation.

Item 4 – Approval of Marriott International, Inc. Employee Stock Purchase Plan

The Board has unanimously approved the adoption of the Marriott International, Inc. Employee Stock Purchase Plan (referred to below as the “ESPP”) for the benefit of eligible employees of the Company and its designated subsidiaries. The adoption of the ESPP by the Board is subject to the approval of our stockholders. In this Item 4, we are asking our stockholders to approve the ESPP at the Annual Meeting.

The Board believes that the Company’s interests are best advanced by aligning stockholder and employee interests. The ESPP is intended to provide the Company’s eligible employees with an opportunity to participate in the Company’s success by allowing them to acquire an ownership interest in the Company through periodic payroll deductions that will be applied towards the purchase of shares of our Class A common stock at a discount from the market price.

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The following description of the ESPP is a summary of its principal provisions and is qualified in its entirety by reference to the plan document, a copy of which is appended to this proxy statement as Exhibit A. References to “common stock” below mean the Class A common stock of the Company.

Description of the Employee Stock Purchase Plan

Purpose. The purpose of the ESPP is to encourage ownership of our common stock by eligible employees, and to provide an opportunity for eligible employees to share in the Company’s growth. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code, as amended (the “Code”). However, sub-plans that do not meet the requirements of Section 423 of the Code may be established for the benefit of eligible employees of non-U.S. subsidiaries of the Company.

Eligibility. Employees of the Company and its designated subsidiaries who have been employed for at least 90 days and are customarily employed for more than five months per calendar year generally are eligible to participate in the ESPP. Employees subject to collective bargaining agreements who otherwise meet the eligibility requirements will be eligible to participate in the ESPP if the applicable collective bargaining agreement so provides.

Administration, Amendment and Termination. Under the terms of the ESPP, the Global Officer, Compensation & Benefits, is designated as the plan administrator (the “Administrator”) with the authority to administer the ESPP. The plan terms specify that the Human Resources and Compensation Committee of the Board may appoint or remove the individual serving as plan administrator. Subject to the terms of the ESPP, the Administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to designate separate offerings under the ESPP, to determine eligibility, to adjudicate all disputed claims filed under the ESPP, and to establish such procedures that the Administrator deems necessary for the administration of the ESPP (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the ESPP by employees who are foreign nationals or employed outside the U.S). The Administrator may delegate any duty described in the ESPP to one or more individuals in the Company’s Benefits Department or Executive Compensation Department, as the Administrator deems necessary or appropriate. Every finding, decision and determination made by the Administrator will, to the full extent permitted by applicable laws, be final and binding upon all parties.

The Board, in its sole discretion, may amend, suspend, or terminate the ESPP, or any part thereof, at any time and for any reason. In addition, the Company’s most senior human resources officer may amend the ESPP, or any part thereof, at any time and for any reason, provided that the amendment is not reasonably expected to result in material additional cost to the Company. If the ESPP is terminated, the Administrator in his or her discretion, may elect to terminate all outstanding offering periods either immediately or upon completion of the purchase of shares of common stock on the next exercise date (which may be sooner than originally scheduled, if determined in the Administrator’s discretion), or may elect to permit offering periods to expire in accordance with their terms.

Number of Shares of Common Stock Available under the ESPP. A maximum of four million shares of common stock will be available for issuance pursuant to the ESPP. In the event of any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of the Company, or in the event of any other change in the corporate structure of the Company affecting the common stock, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, will, in such manner as the Administrator may deem equitable, adjust the number and class of common stock that may be delivered under the ESPP, the purchase price per share and the number of shares of common stock covered by each option under the ESPP that has not yet been exercised.

Enrollment and Contributions. Eligible employees voluntarily elect whether or not to enroll in the ESPP. The Administrator will determine the length and number of offering periods under the ESPP, provided that an offering period may not exceed twenty-seven months. Currently, the Administrator expects to implement six-month offering periods. An employee may cancel his or her enrollment at any time, in which case payroll deductions will cease but no refund will be made.

Participants contribute to the ESPP through payroll deductions. Participants may contribute between 1% and 20% of their eligible cash compensation (which initially shall be limited to base compensation, subject to change by the Administrator) through after-tax payroll deductions. The Administrator may establish different minimum and maximum permitted contribution percentages, modify the definition of eligible compensation, or change the length of the offering periods or the number of shares eligible for purchase in an offering period. After an offering period has begun, a participant may cancel his or her contributions, but may not otherwise modify his or her election or receive a refund.

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Purchase of Shares. On the last trading day of each offering period, each participant’s payroll deductions are used to purchase shares. The purchase price for these shares will be 85% of the fair market value of the Company’s common stock on either the first or last day of the offering period, whichever is lower. Fair market value under the ESPP generally means the closing price of the Company’s common stock on the Nasdaq Global Select Market for the day in question. As of March 1, 2022, the fair market value of the Company’s common stock was $164.91 per share. During any single year, no participant may purchase more than $25,000 of shares under the ESPP (based on the fair market value of the Company’s common stock on the applicable enrollment date(s)). In no event may a participant purchase more than 1,000 shares during any single offering period.

Termination of Participation. Participation in the ESPP terminates when a participant terminates employment with the Company or designated subsidiary for any reason. Upon termination of employment, any remaining accumulated contributions are refunded to the participant.

New Plan Benefits. The actual number of shares that may be purchased by any individual under the ESPP is not currently determinable because the number is determined, in part, on future contribution elections of individual participants and the purchase price of the shares, which is not determined until the last day of the offering period.

Certain U.S. Federal Income Tax Consequences

The following is a summary of certain material federal income tax consequences associated with the grant and exercise of purchase rights under the ESPP and certain other tax considerations associated with the disposition of shares purchased under the ESPP. The summary does not address all consequences of the ownership of ESPP shares, nor does it address any applicable gift, estate, social security, employment, U.S. state, U.S. local and non-U.S. tax consequences. This summary applies only to the Company and to participants who are individuals and who are citizens or residents of the United States for U.S. federal income tax purposes. It does not address all aspects of U.S. federal income taxation that may be important to particular participants in light of their individual investment circumstances or to participants who may be subject to special tax rules. This discussion is based upon existing U.S. federal income tax law, which is subject to differing interpretations or change (possibly with retroactive effect). If one or more sub-plans are established for employees of non-U.S. subsidiaries of the Company, the applicable tax rules may be different than those discussed below.

The rules concerning the federal income tax consequences with respect to the purchase of common stock under the ESPP are quite complex. Therefore, the following summary is intended to provide a general understanding of the U.S. federal income tax consequences with respect to the purchase and disposition of shares under the ESPP. Each participant should consult his or her own tax adviser as to particular tax consequences of the purchase of shares under the ESPP, ownership of such shares, and the disposition of such shares.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. In general, an employee will not recognize U.S. taxable income until the sale or other disposition of shares purchased under the ESPP. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon how long the shares have been held by the participant. If the shares are sold or otherwise disposed of more than two years after the first day of the applicable offering period in which such shares were acquired, and more than one year after the applicable date of purchase (or upon the participant’s death while owning the shares), the participant will recognize ordinary income equal to the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period in which such shares were acquired. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of the aforementioned periods (other than following a participant’s death) (a “Disqualifying Disposition”), the participant will recognize ordinary income equal to the excess of (1) the fair market value of the shares on the date the shares were purchased over (2) the purchase price. Any additional gain or loss on such sale or disposition will be capital gain or loss, which will be long-term if the shares are held for more than one year.

The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants as the result of a Disqualifying Disposition.

The Board recommends that stockholders vote FOR this proposal to approve the Marriott International, Inc. Employee Stock Purchase Plan.

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Item 5 – Stockholder Resolution Requesting the Board Prepare a Report on the Economic and Social Costs and Risks Created by the Company’s Compensation and Workforce Practices

Myra K. Young (the “proponent”), whose address and stockholdings will be provided by us upon written or oral request, has advised the Company that she plans to present the following proposal at the Annual Meeting. If the proposal is properly presented at the Annual Meeting by or on behalf of the proponent, the Board unanimously recommends a vote “AGAINST” the following stockholder resolution. We have included the proponent’s proposal in this proxy statement pursuant to SEC rules, and the Board’s response to it follows. The proponent’s proposal contains assertions about the Company or other statements that we believe are incorrect. We have not attempted to refute all inaccuracies.

The Proponent’s Proposal

ITEM 5 – Report on costs of low wages and inequality

RESOLVED, shareholders ask that the board commission and publish a report on (1) whether the Company participates in compensation and workforce practices that prioritize Company financial performance over the economic and social costs and risks created by inequality and racial and gender disparities and (2) the manner in which any such costs and risks threaten returns of diversified shareholders who rely on a stable and productive economy.

Supporting Statement:

PAY IS INADEQUATE, UNEQUAL AND RACIALLY DISPARATE

•

The Company’s starting wage for a housekeeper is $12.00 per hour[1] and the average wage for the position is $13.11.[2] By comparison, the national wage adequate for a modest one-bedroom accommodation is $20.40.[3]

•	In 2019, the Company CEO received compensation worth $13,435,887—346 times the compensation of the Company’s median worker.

•	While the Company’s U.S. workforce is 67 percent people of color, those groups make up only 21 percent of Company executives.[4]

RESEARCH REVEALS THAT INEQUALITY AND RACIAL DISPARITY HARM THE ENTIRE ECONOMY

•	Income inequality slows U.S. economic growth by reducing demand by 2 to 4 percent.[5]

•	A 1 percent increase in inequality leads to a 1.1 percent per capita GDP loss.[6]

•	Gender and racial gaps created $2.9 trillion in losses to U.S. GDP in 2019.[7]

•	Eliminating racial disparity would add $5 trillion to the U.S. economy over the next five years.[8]

THE COMPANY’S DIVERSIFIED SHAREHOLDERS ARE ECONOMICALLY THREATENED BY INCREASED INEQUALITY AND RACIAL DISPARITY

The reduction in economic productivity caused by inequality and racial disparity directly reduces returns on diversified portfolios,9 and creates serious social costs that further threaten financial markets. For example, excessive inequality can erode social cohesion and heighten political polarization, leading to social instability.10 It also increases health costs and decreases the value of human capital, through links to more chronic health conditions developed earlier in life.11

[1]	https://www.glassdoor.com/Hourly-Pay/Marriott-International-Housekeeper-Hourly-Pay-E7790_D_KO23,34.htm
[2]	https://www.indeed.com/cmp/Marriott-International,-Inc./salaries/Housekeeper
[3]	https://livingwage.mit.edu/articles/61-new-living-wage-data-for-now-available-on-the-tool
[4]	https://www.marriott.com/marriottassets/Media/PDF/DEI_Infographic_May_2021_LV4.pdf
[5]	https://www.epi.org/publication/secular-stagnation/
[6]	https://www.pionline.com/sponsored-content/facing-hard-truths-material-risk-rising-inequality
[7]	https://www.frbsf.org/our-district/files/economic-gains-from-equity.pdf
[8]	http://Tractor Supply.us/3olxWH0
[9]	Ibid n. 5.
[10]	https://www.imf.org/en/publications/fm/issues/2017/10/05/fiscal-monitor-october-2017
[11]	https://www.pionline.com/sponsored-content/facing-hard-truths-material-risk-rising-inequality

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The Company has presumably chosen a wage structure that managers believe will increase margins and financial performance. But any gain in Company profit that comes at the expense of society and the economy is a bad trade for most Company shareholders, who are diversified and rely on broad economic growth to achieve their financial objectives. The costs and risks created by inequality and racial disparity will directly reduce long-term diversified portfolio returns.

This proposal asks the Board to commission a report that analyzes the tradeoffs the Company makes between financial return and the global economy and cohesion, and how those trade-offs affect diversified shareholders. Such a report would not require precision: identifying areas where the Company creates inequality and racial disparity and analyzing how they might manifest as costs or risks to diversified portfolios would help determine whether and when the Company should prioritize employee equality and welfare over financial returns.

Please vote for: Report on costs of low wages and inequality – Proposal 5

Board Response

The Board will oppose this proposal if it is properly presented at the 2022 Annual Meeting and recommends a vote AGAINST this proposal for the following reasons:

The Board recommends that stockholders vote “AGAINST” this advisory proposal requesting that the Company create a report on the external economic and social costs and risk created by its compensation policies. After careful consideration, the Board believes that the requested report is not needed and is not in the best interests of our stockholders.

Commissioning a report to extrapolate the impact of our compensation and workforce policies on the global economy and overall market returns is not an appropriate use of Company resources.

The Board disagrees with the proponent’s views about the Company and global financial markets and with the proposal’s assertion that the Company’s compensation and workforce practices compound global inequality or threaten financial markets. Further, the Board believes the requested report is not practical and would require extensive and expensive experts to make a variety of speculative and unfounded assumptions to implement the request that the Company quantify the impact of one aspect of its operations on the global economy or on the diversified portfolios of stockholders worldwide. We also do not believe that that undertaking would meaningfully add to the wealth of macroeconomic information and expertise available to globally diversified investors.

We are committed to our associates and to global diversity, equity, and inclusion.

Since Marriott’s founding in 1927, our company has relied on the deeply held belief: “Take care of the associates and they’ll take care of your customer.” This core value of putting people first is the keystone of our Company’s culture and success. Further, our commitment to diversity, equity, and inclusion is deeply rooted in the belief that embracing differences is critical to our success as a global company, and we have oversight and accountability measures in place to support our focus on diversity, equity, and inclusion. The Inclusion and Social Impact Committee of our Board helps drive accountability across the Company. Established in 2003, the ISI Committee is chaired by a member of our Board and comprised of certain other members of the Board and Company senior leadership. The ISI Committee assists the Board in carrying out its commitment and responsibilities relating to Marriott’s people-first culture and the Company’s efforts to foster associate well-being and inclusion. We actively invest in our associates personally and professionally to ensure that our workforce is one that reflects the diversity of our customer base and the communities in which we do business. This commitment is evident through the actions and achievements described in our 2021 Serve 360 Report, available on our website, including our efforts to increase the presence of women and people of color in the highest levels of management and other key decision-making positions within the Company. For example, in 2021, we advanced our objectives to diversify our leadership by (1) accelerating our efforts to achieve global gender parity in Company leadership by 2023 – two years earlier than our original goal, and (2) establishing a new objective to increase the representation of people of color in executive positions in the U.S. to 25% by 2025.

Our commitment to empower through opportunity extends beyond our workforce and helps drive economic empowerment to a variety of other stakeholders around the globe. In 2020, we exceeded our goal to have 1,500 diverse- and women-owned open hotels in our system, and we set a new goal of 3,000 diverse- and women-owned hotels by 2025. Additionally, in 2019, we achieved our goal of investing $5 million in supporting programs and partnerships that develop

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hospitality skills and opportunity among youth, diverse populations, women, people with disabilities, veterans, and refugees, and we set a new goal to invest $35 million in such programs and partnerships by 2025. We are also committed to promoting equity and diversity in our supply chain: since 2010, Marriott has spent more than $6 billion with diverse suppliers and we continue to invest in the growth and development of businesses owned by people from historically disadvantaged communities through our partnerships with the National Minority Supplier Development Council, The National LGBT Chamber of Commerce, the Women’s Business Enterprise National Council and other business equity organizations.

For these and other efforts, the Company is consistently recognized for its commitment to our associates, and to diversity, equity and inclusion. We were #1 on DiversityInc’s 2020 top 50 Companies for Diversity list and in 2021 we were delighted to be the first and only hospitality company inducted into the DiversityInc Hall of Fame for Diversity & Inclusion. We’ve been recognized by National Association of Female Executives Top 10 and Hall of Fame, Working Mother Hall of Fame and Quarter Century Club, Leading Disability Employers, National Organization on Disability, LATINA Style Top 50, WEConnect International Top 10 Global Champions for Supplier Diversity & Inclusion, Black Enterprise Best Companies for Diversity, Asia Society Best Employer, the Fortune 100 Best Companies to Work For® list each year since it was launched in 1998, PEOPLE Magazine’s Top 50 Companies that Care® list, World’s Best Workplaces™ by Great Place to Work, the Bloomberg Gender-Equality Index, the Human Rights Campaign, Disability Equality Index, and many more.

Our compensation policies and practices are equitable and reflect competitive pay for performance.

Our People First culture drives our efforts to invest in our associates worldwide, including through the compensation and benefit programs that the Company provides. Our policies and practices are designed to avoid pay inequities throughout an associate’s career, and we strongly disagree with the proponent’s characterization of our wage structure as coming “at the expense of society.” We conduct pay equity reviews in the U.S., reviewing compensation based on race and gender categories, and make pay adjustments where appropriate. For example, to establish a recruitment process that reflects fair and equitable pay practices, we use a competitive local market wage scale and establish a starting rate of pay with fixed or defined pay increases based on tenure for the vast majority of our U.S.-based hourly paid hotel positions. Globally, during the application process, the Company only requests the applicant’s desired rate of pay and directs HR professionals not to collect or utilize compensation history when establishing starting pay for new hires. In response to current labor shortages, Marriott has increased base pay where necessary to remain competitive.

In addition, our executive compensation program, which is discussed elsewhere in this proxy statement, is designed to drive performance through a combination of near-term financial and operational objectives and long-term focus on our stock price performance. We emphasize long-term pay and performance alignment by having long-term equity represent the largest component of target total direct compensation. We believe that, based on the elements and mix of annual and long-term compensation we provide our executive officers, and in light of the external compensation market data comparing our compensation practices to our peers, our compensation programs overall are aligned with long-term stockholder value. Indeed, at the Company’s 2020 and 2021 Annual Meetings, stockholders expressed substantial support for our compensation practices, with approximately 95% and 97% votes cast, respectively, voting for approval of the “say-on-pay” advisory proposal relating to our NEO compensation.

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We are guided by our core value to Put People First. Whether good times or challenging times, we are committed to investing in our associates and believe that the Company’s focus and resources are far better spent on furthering this goal than commissioning the requested report.

For these reasons, the Board opposes this proposal and recommends a vote AGAINST the proposal.

Item 6 – Stockholder Resolution Regarding an Independent Board Chair Policy

The Humane Society of the United States (the “proponent”), whose address and stockholdings will be provided by us upon written or oral request, has advised the Company that it plans to present the following proposal at the Annual Meeting. If the proposal is properly presented at the Annual Meeting by or on behalf of the proponent, the Board unanimously recommends a vote “AGAINST” the following stockholder resolution. We have included the proponent’s

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proposal in this proxy statement pursuant to SEC rules, and the Board’s response to it follows. The proponent’s proposal contains assertions about the Company or other statements that we believe are incorrect. We have not attempted to refute all inaccuracies.

The Proponent’s Proposal

RESOLVED: Shareholders ask the Board to adopt a policy, and amend the bylaws as necessary, to require the Board Chair to be an independent director. The policy should provide that (i) if a Chair at any time ceases to be independent, the Board shall replace the Chair with a new, independent, chair (ii) compliance with this policy is waived if no independent director is available and willing to serve as Chair; and (iii) that the policy shall apply prospectively so as not to violate any contractual obligation existing at its adoption.

SUPPORTING STATEMENT:

Marriott’s board chair is not an independent director, but rather serves as Executive Chairman. This structure can weaken a corporation’s governance, harm shareholder value, and has been increasingly falling out of practice.

According to the Spencer Stuart 2020 Board Index, the trend toward an independent board chair “has been growing steadily.” Over one-third (34%) of S&P 500 boards now have an independent chair; just ten years ago, that was only 19%.

This shift makes sense, considering that:

1.	the role of management is to run the company; and

2.	the board’s role is to provide independent oversight of management; therefore

3.	conflicts of interest and a lack of checks and balances may arise when the board is chaired by a non-independent director.

“The chair of the board should ideally be an independent director,” reports proxy advisor Institutional Shareholder Services (ISS), “to help provide appropriate counterbalance to executive management.”

And as Glass Lewis reports: “Glass Lewis believes that shareholders are better served when the board is led by an independent chairman who we believe is better able to oversee the executives of the Company and set a pro-shareholder agenda without the management conflicts that exists when a CEO or other executive also serves as chairman. This, in turn, leads to a more proactive and effective board of directors.”

Glass Lewis further found that empirical evidence suggests that firms with independent board chairs outperform companies with non-independent directors, and companies with non-independent directors “tend to follow fewer positive corporate governance practices.”

“We believe that the presence of an independent chairman fosters the creation of a thoughtful and dynamic board, not dominated by the views of senior management,” concludes Glass Lewis.

Ensuring the Board Chair position is held by an independent director rather than a company executive would benefit the company and its shareholders and we encourage shareholders to vote FOR this proposal.

Board Response

The Board recommends a vote AGAINST this proposal for the following reasons:

The Board is committed to maintaining leading corporate governance standards and effective Board oversight. In keeping with these goals, the Board has separated the roles of Chairman and CEO since 2012 and maintained an independent Lead Director since 2013. The Board reviews this leadership structure as part of its succession planning process and believes that it continues to be in the best interests of Marriott’s stockholders and consistent with current best practices.

The Board’s leadership structure contributes to the success of the Company.

The Board believes that its current leadership structure has contributed to the success of the Company and provides a unique advantage to the Board and the Company. J.W. Marriott, Jr., whose parents founded the Company, has served

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as the Chairman of the Board since 1985 and as Executive Chairman since the Board separated the roles of Chairman and CEO in 2012. Mr. Marriott has a lifetime of experience in the industry and leading the Company and, as Executive Chairman, was able to provide the Board and our senior executives with unparalleled perspective, guidance, advice and counsel regarding Marriott’s business, operations and strategy. David S. Marriott, whom the Board has selected to succeed J.W. Marriott, Jr. as Chairman of the Board when he transitions to the role of Chairman Emeritus after the Annual Meeting, likewise has extensive prior experience in a variety of operational and senior leadership roles at the Company and brings a deep historical perspective to the Board. He stepped down as an employee of the Company in April 2021 in connection with joining the Board, allowing him to focus on leading the Board in fulfilling its oversight and governance responsibilities. In doing so, he will also continue the Marriott family’s stewardship of the culture and core values that have fueled the Company for more than 94 years. Since 1927, the Marriott family’s unwavering commitment to cultivating and advancing those values has empowered associates, taken care of guests, created opportunities for hotel owners and franchisees, and propelled the Company from a family-run root beer stand and restaurant business to a global hospitality company comprised of approximately 8,000 properties across 30 leading brands in 139 countries and territories. Moreover, the Marriott family’s significant ownership stake in our Company has provided and continues to provide robust alignment with the interests of fellow stockholders.

If the rigid Board leadership mandate urged by the proponent were adopted, neither J.W. Marriott, Jr. nor David S. Marriott could serve as Chairman. The Board does not believe that this outcome is in the best interests of the Company or its stockholders.

The Board’s flexible leadership structure and the Company’s corporate governance practices promote effective and independent Board oversight.

The Board values robust oversight and independent leadership on the Board and believes that its current leadership structure accomplishes both. Our existing Board leadership structure, consisting of separate roles for the Chairman and CEO, together with an independent Lead Director, allows the Chairman to focus on leading the Board in its oversight and governance responsibilities and the CEO to focus on setting and executing the Company’s strategic plans and initiatives and leading the operations of the Company. Our independent Lead Director and engaged independent directors also provide strong independent oversight. The Board has maintained the position of independent Lead Director since 2013. The Lead Director’s robust roles and responsibilities, as provided in our Governance Principles, are broad and similar to those of an independent Chairman, including presiding at regular executive sessions of the independent directors as well as meetings of the Board at which the Chairman is not present, coordinating the activities of the independent directors, having the authority to convene meetings of the independent directors, and serving as a liaison between the Chairman, the CEO and the independent directors. The Lead Director also reviews and approves Board meeting agendas, coordinates the evaluation of Board and committee performance, coordinates the assessment and evaluation of Board candidates, organizes and leads the Board’s annual evaluation of the CEO, makes recommendations for changes to the Company’s governance practices, and is available for direct engagement with stockholders. The Board also recently enhanced the Company’s Governance Principles to provide that the independent directors of the Board will appoint the Lead Director annually.

The Company’s strong governance practices and policies reinforce the Board’s independent oversight and accountability to stockholders. All of our directors are elected on an annual basis and by majority vote of the stockholders in uncontested elections, and our Governance Principles require that two-thirds of the directors be independent. Our Audit, Human Resources and Compensation, Nominating and Corporate Governance, and Technology and Information Security Oversight committees are each composed solely of independent directors. Consequently, the independent directors directly oversee such critical items as the Company’s financial statements, senior executive compensation and succession management, the selection and evaluation of directors, the development and implementation of our corporate governance programs, and technology, information security and privacy. These independent committee structures, as well as the robust responsibilities of our independent Lead Director and the active and engaged role of our other independent directors, contribute to overall strong independent board leadership.

The Board believes maintaining a flexible leadership structure best serves the interests of the Company and is consistent with best practices.

Marriott’s governing documents provide the Board flexibility to determine the appropriate leadership structure for the Company, including whether the roles of Chairman and CEO should be separated or combined. When the Board evaluates its leadership structure, as it did as part of its recent succession planning process, it considers, among other

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factors, the Company’s strategic direction, the Board’s assessment of its leadership needs at the time, and the best interests of Marriott’s stockholders. The stockholder proposal, on the other hand, mandates a one-size-fits-all form of Board leadership, that, if implemented, would unnecessarily limit the Board’s options in selecting the leadership structure most appropriate to ensure alignment with the Company’s evolving business and strategic needs and selecting the most appropriate individual to lead the Board at any given time.

In reviewing this proposal, the Board took into consideration relevant benchmarking data and concluded that the Company’s current board leadership structure matches or exceeds the practices at the majority of S&P 500 companies, while the proponent’s rigid approach to Board leadership does not. The proposal’s supporting statement reports that, as of 2020, only about one-third of S&P 500 companies had an independent chair. Even that confuses the existence of an independent board chair with the adoption of a policy mandating, in all circumstances, the separation and independence of a company’s board chair, which is what the proposal seeks. We believe that the number of S&P 500 companies that have adopted such an inflexible policy mandating the chair be independent, no matter the situation, is miniscule.

*     *     *

In light of Marriott’s strong corporate governance practices and policies, and the need to retain the flexibility to maintain a leadership structure that best serves the interests of the Company and the stockholders at a particular time, the Board believes that adoption of the stockholder proposal is unnecessary and contrary to the best interests of the Company and the stockholders and recommends a vote against the proposal.

For these reasons, the Board recommends a vote AGAINST the proposal.

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CORPORATE GOVERNANCE

Board Leadership Structure

The Board reviews its leadership structure from time to time as part of its succession planning process, and did so in connection with Mr. J.W. Marriott, Jr.’s planned transition to Chairman Emeritus following the Annual Meeting, which we first announced in May 2020. The Board believes that its existing leadership structure, in which the roles of Chairman of the Board and CEO are separate, together with an experienced and engaged independent Lead Director and independent committee oversight of key functions, continues to be the most effective leadership structure for the Company and our stockholders.

Separate Board Chairman and CEO. Since 2012, the Board has chosen to separate the roles of Chairman of the Board and CEO. This structure allows the Chairman to focus on leading the Board in its oversight and governance responsibilities and the CEO to focus on setting and executing our strategic plans and initiatives and leading the operations of the Company.

The Board has elected David S. Marriott to serve as the Chairman of the Board, effective as of the conclusion of the Annual Meeting. The Board believes that Mr. David Marriott’s significant experience as a senior operations and sales executive of the Company and his deep understanding of Marriott’s history and culture, bring an important perspective to Board-level conversations and decision-making and make him well-qualified to lead the Board in its oversight responsibilities. As Chairman, Mr. David Marriott, who stepped down as an employee of the Company in April 2021 in connection with joining the Board, will provide leadership to the Board by, among other things, working with the CEO, the independent Lead Director, and the Secretary to set Board calendars, develop agendas for Board meetings, facilitate the appropriate flow of information to Board members and the effective operation of the Board and its committees, promote Board succession planning and the orientation of new directors, and support senior management succession planning. Mr. David Marriott will also serve as a key conduit between management, the Board, and the Marriott family, who have a demonstrated interest in and commitment to the long-term success of the Company.

The Board believes that the continued involvement of Marriott family members in responsible positions of the Company makes a significant contribution to the long-term value of our corporate name and identity and to the maintenance of our reputation for providing quality products and services, reinforces the culture and core values that are the bedrock of our success, and promotes associate engagement and retention. Thus, in addition to his role as Chairman, the Board has assigned Mr. David Marriott additional responsibilities, effective as of the conclusion of the Annual Meeting, which include promoting the Company’s business, brands, culture, values and goodwill by, among other things, serving as an ambassador to the Company’s associates, owners and franchisees, and the communities in which we operate, and participating in internal Company events and representing the Company at external events, in each case as requested by the CEO or the Board. Given the Marriott family’s iconic status in the hospitality industry and deep historical perspective on the Company and its mission, combined with Mr. David Marriott’s extensive prior experience in a variety of senior roles at the Company, the Board believes Mr. David Marriott is uniquely qualified to serve in this role and that his service will provide a competitive advantage to the Company. The Board expects that these additional responsibilities, combined with Mr. David Marriott’s responsibilities as Chairman, will require significant time commitments and anticipates establishing a chairman retainer fee reflective of those commitments.

Tony Capuano has served as Chief Executive Officer and a director of the Company since February 2021. As CEO, Mr. Capuano leads the operations of the Company and is responsible for the Company’s short- and long-term performance. He is responsible for setting and overseeing the execution of the Company’s business strategies, developing and implementing the Company’s vision and mission, and cultivating and advancing the Company’s culture and values. Mr. Capuano oversees the senior executive team and is also responsible for executive development and succession planning. Mr. Capuano reports to the Board, and the Board reviews his performance annually.

Strong Independent Lead Director. Since 2013, the Board has maintained the position of Lead Director and prescribed that the independent chair of our Nominating and Corporate Governance Committee would serve in that role. The Board recently enhanced the Company’s Governance Principles to provide that the independent directors of the Board will appoint the Lead Director annually. The Lead Director’s responsibilities include presiding at regular executive sessions of the independent directors as well as meetings of the Board at which the Chairman is not present, coordinating the activities of the independent directors, having the authority to convene meetings of the independent directors, and serving as a liaison between the Chairman, the CEO and the independent directors. The Lead Director

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Corporate Governance

also reviews and approves, in consultation with both the Chairman and CEO, Board meeting agendas and schedules, coordinates the evaluation of Board and committee performance, coordinates the assessment and evaluation of Board candidates, organizes and leads the Board’s annual evaluation of the CEO, makes recommendations for changes to the Company’s governance practices, and is available for direct engagement with major stockholders. The Lead Director is a standing member of the Board’s Executive Committee. The Board believes that the role of the Lead Director provides strong Board leadership and appropriate independent oversight. In February 2022, we announced that Mr. Lawrence W. Kellner, who has served as our independent Lead Director since 2013, will retire from the Board following the Annual Meeting and he is therefore not a nominee for re-election. The independent directors of the Board have selected Mr. Frederick A. “Fritz” Henderson to serve as our next independent Lead Director, effective immediately following the Annual Meeting. Mr. Henderson has served on the Board since 2013 and as our Audit Committee chair since May 2014 and has extensive experience serving in a variety of other public company board leadership roles. As described elsewhere in this proxy statement, Mr. Henderson will step down from his role as chair of our Audit Committee after the Annual Meeting.

David Marriott	Fritz Henderson	Tony Capuano
Chairman of the Board-Elect	Independent Lead Director-Elect	Chief Executive Officer

Primary Responsibilities

• Focuses on Board oversight and governance matters

• Presides at meetings of the Board and of the stockholders

• Reviews and approves Board agendas and materials

• Represents the Company at internal and external events to help further the Company’s strategic goals and to promote the Company’s business, brands, culture, values and goodwill

• Provides advice and counsel to the CEO

Primary Responsibilities

• Coordinates the activities of the independent directors and presides at executive sessions of independent directors

• Reviews and approves Board agendas and materials

• Advises on director recruitment and recommends Board committee chairs

• Oversees the Board and committee evaluation process

• Organizes and leads the Board’s annual evaluation of the CEO

• Works with the Chairman and CEO to ensure management adequately addresses matters identified by the Board and the independent directors

Primary Responsibilities

• Leads the Company’s global business and is responsible for the Company’s short- and long-term performance

• Leads the development and implementation of the Company’s vision and mission

• Sets and manages the execution of the Company’s business strategies

• Cultivates and advances the Company’s culture and values

• Evaluates and develops the Company’s executive leaders and sets the Company’s organizational structure

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Independent Committee Oversight. Our Audit, Human Resources and Compensation, Nominating and Corporate Governance, and Technology and Information Security Oversight committees are composed solely of independent directors. Consequently, the independent directors directly oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of directors, the development and implementation of our corporate governance programs, and technology, information security and privacy.

Emeritus Designations

Chairman Emeritus. The Board has determined that J.W. Marriott, Jr., our current Executive Chairman and Chairman of the Board, who is not a nominee for election, shall hold the title of Chairman Emeritus, effective as of the conclusion of the Annual Meeting. As Chairman Emeritus, Mr. Marriott may attend certain Board meetings or functions, but he is not considered a member of the Board or a “director” as that term is used in our Amended and Restated Bylaws. He may not vote on any business coming before the Board, and he is not counted as a member of the Board for the purpose of determining a quorum or for any other purpose. He does not receive a salary in his capacity as Chairman Emeritus or compensation for attendance at Board meetings, although he may be reimbursed for reasonable expenses incurred to attend such meetings or functions or other business expenses incurred in connection with his role as Chairman Emeritus.

Directors Emeritus. William J. Shaw, a former director and Vice Chairman of the Company, holds the title of Director Emeritus, but does not vote at or attend Board meetings and is not a nominee for election.

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Corporate Governance

Board Composition and Diversity

The Company does not maintain a formal diversity policy for Board membership, however, the Board believes that the directors, considered as a group, should provide a mix of backgrounds, experience, knowledge, and abilities, and should reflect the diversity of the Company’s stockholders, associates, customers, and guests, and the communities in which we operate. Thus, as part of its annual review of board composition, the Nominating and Corporate Governance Committee considers and discusses the extent to which the Board as a whole includes a mix of members that represent a diversity of background and experience, which the committee defines broadly to include, among other things, differences in backgrounds, qualifications, experiences, viewpoints, geographic locations, education, skills and expertise, professional and industry experience, and personal characteristics (including age, gender and race/ethnicity). The Board believes the current nominees embody a diverse range of viewpoints, backgrounds and skills, including with respect to age, tenure, gender, and race/ethnicity.

Board Diversity Matrix (as of May 6, 2022)
Total Number of Directors	12
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	5	7	0	0
Part II: Demographic Background
African American or Black	1	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	2	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	4	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

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Likewise, the Board believes that committee leadership and membership should reflect the diversity of the Board, and when considering and reviewing committee assignments the Nominating and Corporate Governance Committee discusses the extent to which the regularly-meeting committees include a mix of members that represent a diversity of backgrounds and experience. Below is a snapshot of the gender and race/ethnicity make-up of the anticipated committee leadership and composition following the Annual Meeting:

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Corporate Governance

Board Skills and Experience

The Board believes that having a mix of directors with complementary qualifications, expertise, and experience is essential to meeting its oversight responsibility. The skills matrix below summarizes some of the skills and expertise of the nominees that we believe benefit our current business and strategy. We continue to evaluate the matrix against our needs and strategy so that it can serve as an effective tool for identifying director nominees who collectively have the complementary experience, knowledge, and abilities relevant to service on the Board.

Director Skills and Qualifications
Background	2022 Nominees	Alignment with Company Strategy
Senior Executive Leadership Experience	12

Significant experience leading large organizations or enterprises, resulting in a practical understanding of organizational structure, business planning and strategy, talent development, financial oversight, risk management, and how to drive growth.

Hospitality / Travel and Consumer Focus Experience	6

Experience in the travel and hospitality industry or other industries focused on attracting and serving consumers, including experience developing strategies to grow sales and market share, build brand awareness, and enhance enterprise reputation.

Financial Expertise	6

Proficiency in finance, capital allocation, and financial reporting processes gained from experience acting as, or actively supervising, a principal financial officer, principal accounting officer, controller, public accountant or auditor, or one or more positions that involve the performance of similar functions.

Global/International	9	An understanding of, and experience working in, diverse business environments, economic conditions, cultures, and regulatory frameworks around the world.
Culture and Human Capital Management	5

Experience in a human resources or personnel role managing and developing talent, values, and culture, or in one or more positions that contribute to an understanding of how the Company manages and develops its culture and workforce.

Government, Legal and Regulatory Affairs	4	Experience working in law, government regulations, and public policy.
Technology and Information Security	3	Knowledge of information security, technological trends, innovation, and using technology to manage customer data and deliver products and services to the market.
Public Company Board Service	9

An understanding of board dynamics and processes, relations between the board and management, corporate governance, oversight, and stockholder relations arising from prior or current service on other public company boards.

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Selection of Director Nominees

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members, other Board members, management, and stockholders. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817 (if sent prior to July 25, 2022) or 7750 Wisconsin Avenue, Bethesda, Maryland 20814 (if sent on or after July 25, 2022). Recommendations must include the name and address of the stockholder making the recommendation, a representation that the stockholder is a holder of record of Class A common stock, biographical information about the individual recommended, and any other information the stockholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended.

The Board does not have specific requirements for eligibility to serve as a director. However, in evaluating candidates, regardless of how recommended, the Nominating and Corporate Governance Committee considers the qualifications set out in the Company’s Governance Principles, including:

•	character, judgment, personal and professional ethics, integrity, values, and familiarity with national and international issues affecting business;

•	depth of experience, skills, and knowledge relevant to the Board and the Company’s business, including the ability to provide effective oversight of long-term strategy and enterprise risk; and

•	willingness to devote sufficient time to carry out the duties and responsibilities effectively.

In addition, as described above, when evaluating director candidates, the Nominating and Corporate Governance Committee considers and discusses the extent to which a prospective nominee helps the Board achieve a mix of members that represent a diversity of background and experience. The Nominating and Corporate Governance Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. The procedures for considering candidates recommended by a stockholder for Board membership are consistent with the procedures for candidates recommended by members of the Nominating and Corporate Governance Committee, other members of the Board, or management. When seeking new Director candidates, the Nominating and Corporate Governance Committee endeavors to include diverse candidates, including women and racial or ethnic minorities, in any search process and directs any search firm that it engages to include women and minority candidates in any pool of candidates that the firm compiles. During 2021, the Nominating and Corporate Governance Committee used the services of Russell Reynolds Associates, a third-party executive search firm, for this purpose.

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Nominees to our Board of Directors

Each of the following director nominees presently serves on our Board and their term of office will expire at the Annual Meeting. The age shown below for each director nominee is as of May 6, 2022, the date of the Annual Meeting. Each director nominee has been nominated to serve until the 2023 annual meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. Set forth below is each director nominee’s biography as well as the qualifications and experiences each director nominee brings to our Board, in addition to the general qualifications discussed above.

David S. Marriott	Age: 48 Director since: 2021
Chairman of the Board-Elect; Former President, U.S. Full Service Managed by Marriott

Mr. Marriott served as the Company’s President, U.S. Full Service Managed by Marriott from 2018 until April 2021, where he oversaw hotel operations, human resources, sales and marketing, finance, market strategy, information resources and development and feasibility for over 330 hotels and 14 brands in 34 states and French Polynesia. From 2010 to 2018, Mr. Marriott served as the Chief Operations Officer – The Americas, Eastern Region, where he was responsible for hotel operations in 23 states and oversaw the U.S. integration efforts of Marriott’s acquisition of Starwood Hotels. Prior positions at the Company include Market Vice President, where he was responsible for hotel operations in New York, New Jersey, Philadelphia and Baltimore, and Senior Vice President of Global Sales, where he was responsible for leading Marriott’s sales effort and further developing key customer relationships worldwide and helped lead a comprehensive transformation of Marriott’s U.S. Sales organization. Mr. Marriott’s early career included sales roles in Boston, MA and Arlington, VA, as well as serving as assistant sous chef at the Salt Lake City Marriott Downtown. He currently serves as the chair of the Governing Board of St. Albans School in Washington, DC and is a member of the board of trustees of The J. Willard & Alice S. Marriott Foundation.

Skills and Qualifications:

Mr. Marriott provides our Board, our Inclusion and Social Impact Committee, and our Executive Committee, which he will chair upon becoming Chairman of the Board, valuable insight from his extensive knowledge of the Company and the hospitality industry, and his experience in a variety of operational, sales and leadership roles. In addition, as the son of the current Executive Chairman and the grandson of Marriott International’s founders, Mr. Marriott provides the Board a deep understanding of the Company’s history, culture and mission.

Anthony G. Capuano	Age: 56 Director since: 2021
Chief Executive Officer

Mr. Capuano was appointed CEO in February 2021. Prior to his appointment as CEO, Mr. Capuano was Group President, Global Development, Design and Operations Services, a role he assumed in January 2020. In that role, he was responsible for leading the Company’s global development and design efforts and overseeing the Company’s Global Operations discipline. Mr. Capuano began his Marriott career in 1995 as part of the Market Planning and Feasibility team. Between 1997 and 2005, he led Marriott’s full service development efforts in the Western U.S. and Canada. From 2005 to 2008, Mr. Capuano served as Senior Vice President of full service development for North America. In 2008, his responsibilities expanded to include all of U.S. and Canada and the Caribbean and Latin America, and he became Executive Vice President and Global Chief Development Officer in 2009. Mr. Capuano began his professional career in Laventhol and Horwath’s Boston-based Leisure Time Advisory Group. He then joined Kenneth Leventhal and Company’s hospitality consulting group in Los Angeles, CA. Mr. Capuano earned his bachelor’s degree in Hotel Administration from Cornell University. He is an active member of the Cornell Hotel Society and a member of The Cornell School of Hotel Administration Dean’s Advisory Board. Mr. Capuano is also a member of the American Hotel and Lodging Association’s Industry Real Estate Financial Advisory Council.

Skills and Qualifications:

Mr. Capuano brings to the Board, our Executive Committee, and our Inclusion and Social Impact Committee extensive management experience with the Company, vast knowledge of the industry and the Company’s business and strategy, and deep experience and relationships in the hospitality industry.

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Isabella D. “Bella” Goren	Age: 62 Director since: 2022
Former Chief Financial Officer, American Airlines, Inc. and AMR Corporation

Ms. Goren served as Chief Financial Officer of American Airlines, Inc. (“American”) and its parent company, AMR Corporation, from 2010 through 2013. Her multifaceted career in the travel business spans 27 years and includes both corporate and operational roles, leading to her becoming a member of American’s executive committee in 2006. Prior to being named CFO, she led the Customer Relationship Marketing organization, from 2003 to 2010, focused on enhanced customer service, implementation of personalized marketing, and deployment of data analytics and customer technology. Her responsibilities included American’s call center operations, its website AA.com, and the AAdvantage® loyalty program. Ms. Goren joined American as a financial analyst and held managerial positions in human resources and revenue management before becoming the Director of Investor Relations. She also served as President of AMR Services, a leading provider of ground services at major airports around the world. Upon the sale of that business, Ms. Goren assumed the leadership of American’s Customer Services Planning functions, and her responsibilities were later expanded to include management of Asia Pacific Operations. Prior to earning her MBA, Ms. Goren was a chemical engineer at DuPont. She has served on the board of General Electric Company since March 2022. She also serves on the board of directors of MassMutual Financial Group, and previously served on the board of directors of Gap Inc. and LyondellBasell Industries. She is also active in community and professional organizations, including serving on the board of directors of NACD of North Texas.

Skills and Qualifications:

Ms. Goren brings to the Board and to our Audit Committee, which she will chair following the Annual Meeting, financial expertise and wide-ranging global travel business experience. She has extensive experience in implementing complex global strategies, and in leading financial functions, loyalty programs, customer service organizations and large-scale international operations.

Ms. Goren was recommended to the Nominating and Corporate Governance Committee by a third-party search firm that conducted a search on behalf of the Company.

Deborah Marriott Harrison	Age: 65 Director since: 2014
Global Cultural Ambassador Emeritus

Mrs. Harrison has served as the Company’s Global Cultural Ambassador Emeritus since May 2019. She formerly served as the Company’s Global Officer, Marriott Culture and Business Councils from October 2013 to May 2019, Senior Vice President of Government Affairs for the Company from June 2007 through October 2013, and Vice President of Government Affairs from May 2006 to June 2007. Mrs. Harrison is an honors graduate of Brigham Young University and has held several positions within the Company since 1975, including accounting positions at Marriott headquarters and operations positions at Key Bridge and Dallas Marriott hotels. She has been actively involved in serving the community through participation on various committees and boards including, but not limited to, the Mayo Clinic Leadership Council for the District of Columbia and the boards of the Bullis School, the D.C. College Access Program, and The J. Willard & Alice S. Marriott Foundation. She has also served on the boards of several mental health organizations, including The National Institute of Mental Health Advisory Board, Depression and Related Affective Disorders Association, and the Center for the Advancement of Children’s Mental Health in association with Columbia University. Mrs. Harrison also served as a member of the board of directors of Marriott Vacations Worldwide Corporation from 2011 to 2013.

Skills and Qualifications:

As the daughter of the current Executive Chairman and the granddaughter of Marriott International’s founders, and having held a variety of senior leadership roles at the Company, Mrs. Harrison brings to our Board and our Inclusion and Social Impact Committee an extensive knowledge of the Company and its history, culture and mission. Mrs. Harrison’s enthusiasm, judgment and deep experience with our Company and our culture provides the Board valuable insight and strategic focus.

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Frederick A. “Fritz” Henderson	Age: 63 Director since: 2013
Former Chairman and Chief Executive Officer, SunCoke Energy, Inc.

Mr. Henderson served as Chairman and CEO of SunCoke Energy, Inc., the largest U.S. independent producer of metallurgical coke for the steel industry, from December 2010 until his retirement in December 2017. From January 2013 through December 2017, he also was Chairman and CEO of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P., a publicly traded master limited partnership. He previously served as a Senior Vice President of Sunoco, Inc., a petroleum refiner and chemicals manufacturer with interests in logistics, from September 2010 until the completion of SunCoke Energy, Inc.’s initial public offering and separation from Sunoco in July 2011. Prior to SunCoke/Sunoco, Mr. Henderson served as President and CEO of General Motors (“GM”) from March 2009 until December 2009. He held numerous other senior management positions during his more than 25 years with GM, including President and Chief Operating Officer from March 2008 until March 2009, Vice Chairman and Chief Financial Officer, Chairman of GM Europe, President of GM Asia Pacific, and President of GM Latin America, Africa and Middle East, and served as a consultant for GM from February 2010 to September 2010. He has served on the board of directors of Adient plc since October 2016 and on the board of directors of Arconic Corp. since 2020. He has served on the board of directors of Horizon Global Corporation since 2019 but announced in March 2022 that he will not stand for re-election to that board at its annual meeting in 2022. He chairs the board of trustees of the Alfred P. Sloan Foundation and is a principal in the Hawksbill Group, a specialized consulting firm. He previously served on the board of directors of Compuware Corporation from 2011 to 2014.

Skills and Qualifications:

Following the Annual Meeting, Mr. Henderson will become our Lead Director, chair our Nominating and Corporate Governance Committee, and join our Executive Committee. Having served in numerous executive and board leadership roles at other public companies throughout his career and on Marriott’s Board since 2013, he brings significant leadership experience to our Board and extensive experience managing global strategic and operational responsibilities. He will also continue to serve on our Audit Committee, to which he brings extensive expertise in the fields of finance and accounting gained from his background as a chief financial officer.

Eric Hippeau	Age: 70 Director since: 2016
Managing Partner, Lerer Hippeau

Mr. Hippeau has been Managing Partner with Lerer Hippeau, a venture capital fund, since June 2011 and a director and the CEO of Lerer Hippeau Acquisition since March 2021. From 2009 to 2011, he was the Chief Executive Officer of The Huffington Post, a news website. From 2000 to 2009, he was a Managing Partner of Softbank Capital, a technology venture capital firm. Mr. Hippeau served as Chairman and Chief Executive Officer of Ziff-Davis Inc., an integrated media and marketing company, from 1993 to March 2000 and held various other positions with Ziff-Davis from 1989 to 1993. Mr. Hippeau served on the board of directors of The Huffington Post from 2006 to 2011 and Yahoo! Inc. from 1996 to 2011. Mr. Hippeau previously served on the Starwood board of directors from 1999 to September 2016.

Skills and Qualifications:

As the Managing Partner of Lerer Hippeau, Mr. Hippeau brings to the Board, our Human Resources and Compensation Committee, and our Technology and Information Security Oversight Committee extensive investment and venture capital expertise and a strong background in technology and modern media. In addition, Mr. Hippeau has significant governance experience as a director and a deep understanding of the hospitality industry as the result of his tenure with Starwood.

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Debra L. Lee	Age: 67 Director since: 2004
Former Chairman and Chief Executive Officer, BET Networks

Ms. Lee served as Chairman and CEO of BET Networks, a media and entertainment subsidiary of Viacom, Inc. that owns and operates BET Networks and several other ventures, from January 2006 until her retirement in May 2018. She joined BET in 1986 and served in a number of executive posts, including President and CEO from June 2005 to January 2006, President and Chief Operating Officer from 1995 to May 2005, Executive Vice President and General Counsel, and Vice President and General Counsel. During her tenure, Ms. Lee helmed BET’s reinvigorated approach to corporate philanthropy and authentic programming that led to hits such as The New Edition Story, Being Mary Jane, The BET Awards, Black Girls Rock!, BET Honors and many more. Prior to joining BET, Ms. Lee was an attorney with the Washington, D.C.-based law firm Steptoe & Johnson. She also serves on the board of directors of AT&T Inc., Burberry Group plc., and Procter & Gamble. She previously served as a director of WGL Holdings, Inc., Twitter, Inc., Eastman Kodak Company, and Revlon, Inc. In addition, she has served on the board of a number of professional and civic organizations including as Past Chair of the Advertising Council, as the President of the Alvin Ailey Dance Theater, as a Trustee Emeritus at Brown University, and as a member of the Board of Directors of former President Obama’s My Brother’s Keeper Alliance. Named one of The Hollywood Reporter’s 100 Most Powerful Women in Entertainment and Billboard’s Power 100, Ms. Lee’s achievements have earned her numerous accolades from across the cable industry. In 2020, Ms. Lee co-founded The Monarch’s Collective to make it easier to diversify board rooms and upper echelons of corporate leadership with exceptional talent.

Skills and Qualifications:

Ms. Lee provides our Board, our Executive Committee, our Inclusion and Social Impact Committee, which she chairs, and our Nominating and Corporate Governance Committee with proven leadership and business experience as the former chief executive officer of a major media and entertainment company, extensive management and corporate governance experience gained from that role as well as from her membership on the boards of other public companies, her legal experience, and insights gained from her extensive involvement in civic, community and charitable activities.

Aylwin B. Lewis	Age: 67 Director since: 2016
Former Chairman, Chief Executive Officer and President, Potbelly Corporation

Mr. Lewis served as Chairman, CEO and President of Potbelly Corporation, a franchisor of quick service restaurants, from June 2008 until his retirement in November 2017. From September 2005 to February 2008, Mr. Lewis was President and CEO of Sears Holdings Corporation, a nationwide retailer. Prior to being named CEO of Sears, Mr. Lewis was President of Sears Holdings and CEO of KMart and Sears Retail following Sears’ acquisition of Kmart Holding Corporation in March 2005. Prior to that, Mr. Lewis had been President and CEO of KMart since October 2004. Mr. Lewis was Chief Multi-Branding and Operating Officer of YUM! Brands, Inc., a franchisor and licensor of quick service restaurants including KFC, Long John Silvers, Pizza Hut, Taco Bell and A&W, from 2003 until October 2004, Chief Operating Officer of YUM! Brands from 2000 until 2003 and Chief Operating Officer of Pizza Hut from 1996 to 1997. He has served on the board of directors of Voya Financial, Inc. since 2020, The Chefs’ Warehouse, Inc. since 2021, and Caliber Collison since 2021. He previously served on the board of directors of Red Robin Gourmet Burgers, Inc. and The Walt Disney Company. Mr. Lewis previously served on the Starwood board of directors from 2013 to September 2016.

Skills and Qualifications:

As a result of his numerous senior management positions at Yum! Brands, Kmart, Sears and Potbelly Corporation, Mr. Lewis brings to the Board, our Human Resources and Compensation Committee, which he chairs, our Audit Committee, and our Nominating and Corporate Governance Committee, which he will join after the Annual Meeting, significant leadership experience and expertise in corporate branding, marketing, franchising and management of complex global businesses.

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Margaret M. McCarthy	Age: 68 Director since: 2019
Former Executive Vice President, CVS Health Corporation

Ms. McCarthy served as Executive Vice President at CVS Health Corporation, a pharmacy healthcare provider, from November 2018 to June 2019. From November 2010 until its acquisition by CVS Health Corporation in November 2018, Ms. McCarthy was Executive Vice President, Operations and Technology at Aetna Inc., a healthcare benefits company. Ms. McCarthy also served as Chief Information Officer and Vice President and Head of Business Solutions Delivery at Aetna. Prior to joining Aetna in 2003, Ms. McCarthy was Senior Vice President of Information Technology at Cigna Corp. and served as Chief Information Officer at Catholic Health Initiatives and Franciscan Health System. She also worked in technology consulting at Andersen Consulting (now Accenture) and was a consulting partner at Ernst & Young. Ms. McCarthy also serves on the board of directors of Alignment Healthcare, Inc., American Electric Power Company, Inc., and First American Financial Corporation. She previously served on the board of Brighthouse Financial, Inc. She has also served on various advisory boards and councils, including the MIT Center for Information Systems Research and the Board of Trustees of Providence College.

Skills and Qualifications:

As a result of her extensive experience managing large groups of employees, complex processes and enterprise-critical technology, Ms. McCarthy brings to the Board, our Audit Committee, and our Technology and Information Security Oversight Committee, which she chairs, valuable insights into areas of critical import to the operations of the Company, including experience in information security, data privacy, and technology.

George Muñoz	Age: 71 Director since: 2002
Principal, Muñoz Investment Banking Group, LLC

Mr. Muñoz has been a principal in the Washington, D.C.-based investment banking firm Muñoz Investment Banking Group, LLC since 2001. He has also been a partner in the Chicago-based law firm Tobin, Petkus & Muñoz LLC (now Tobin & Muñoz) since 2002. He served as President and CEO of Overseas Private Investment Corporation from 1997 to 2001. Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the U.S. Treasury Department from 1993 until 1997. Mr. Muñoz is a certified public accountant and an attorney. He serves on the board of directors of Altria Group, Inc. and Laureate Education, Inc., and previously served on the board of directors of Anixter International Inc. He also serves on the board of trustees of the National Geographic Society.

Skills and Qualifications:

Mr. Muñoz provides our Board and our Inclusion and Social Impact Committee with extensive knowledge in the fields of finance and accounting, knowledge of international markets, legal experience, corporate governance experience and audit oversight experience gained from his membership on the boards and audit committees of other public companies.

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Horacio D. Rozanski	Age: 54 Director since: 2021
President and Chief Executive Officer, Booz Allen Hamilton Inc.

Mr. Rozanski has served as a director and the President and CEO of Booz Allen Hamilton, a global management consulting firm with experts in analytics, digital solutions, engineering and cyber, since January 2015. Before assuming his current role, Mr. Rozanski served as Booz Allen’s President and Chief Operating Officer from 2014 to 2015, Chief Operating Officer from 2010 to 2014, Chief Strategy and Talent Officer in 2010, and Chief Personnel Officer from 2002 through 2010. Mr. Rozanski joined Booz Allen in 1992 and became an Executive Vice President in 2009. He serves as chair of the board of the Children’s National Medical Center, as a member of the board of directors of CARE USA, and as a member of the United States Holocaust Memorial Museum’s Committee on Conscience.

Skills and Qualifications:

Mr. Rozanski brings to the Board, our Human Resources and Compensation Committee, and our Technology and Information Security Oversight Committee extensive organizational management expertise as well as a strong background in technology, personnel and talent management, and strategic transformation and business strategy.

Susan C. Schwab	Age: 67 Director since: 2015
Professor Emerita, University of Maryland School of Public Policy

Ambassador Schwab holds the title of Professor Emerita at the University of Maryland School of Public Policy where she teaches international trade and has been a Professor since January 2009. She has also been a strategic advisor to Mayer Brown LLP (a global law firm) since March 2010. She served as the U.S. Trade Representative from June 2006 to January 2009 and as Deputy U.S. Trade Representative from October 2005 to June 2006. Prior to her service as Deputy U.S. Trade Representative, Ambassador Schwab served as President and Chief Executive Officer of the University System of Maryland Foundation from June 2004 to October 2005, as a consultant for the U.S. Department of Treasury from July 2003 to December 2003, and as Dean of the University of Maryland School of Public Policy from July 1995 to July 2003. Ambassador Schwab serves on the board of directors of Caterpillar Inc. and FedEx Corporation. She previously served on the board of The Boeing Company until her retirement in April 2021. She also serves as Vice Chair and Trustee of The Conference Board, a member of the board of the Business Council for International Understanding (BCIU), and as a member of the Governing Board of the Lee Kuan Yew School of Public Policy in Singapore.

Skills and Qualifications:

Ambassador Schwab brings unique global and governmental perspectives to the Board’s deliberations. Her extensive experience leading large international trade negotiations positions her well to advise her fellow directors and our senior management on a wide range of key global issues facing the Company. Ambassador Schwab’s experience in the U.S. Government also allows her to advise the Company on the many challenges and opportunities that relate to government relations. As a result of Ambassador Schwab’s prior business experience and current service on other Fortune 100 corporate boards, she brings expertise to the Board, our Human Resources and Compensation Committee, and our Technology and Information Security Oversight Committee on a wide range of strategic, operational, corporate governance and compensation matters.

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Corporate Governance

Director Attendance

The Board met six times in fiscal year 2021. The Company encourages all directors to attend the annual meeting of stockholders. All 13 directors then serving attended the Company’s 2021 annual meeting. During fiscal year 2021, no incumbent director attended fewer than 75 percent of the total number of meetings of the Board and committees on which such director served (other than Ms. Goren, who joined the Board on March 1, 2022).

Governance Principles

The Board has adopted Governance Principles that provide a framework for our governance processes. The portion of our Governance Principles addressing director independence appears below, and the full text of the Governance Principles can be found in the Investor Relations section of the Company’s website (Marriott.com/Investor) by clicking on “Governance” and then “Documents & Charters.” You also may request a copy from the Company’s Secretary. Our Governance Principles establish the limit on the number of public company board memberships for the Company’s directors at two, including the Company’s Board, for directors who are chief executive officers of public companies, and four for other directors. Additionally, our Governance Principles provide that members of our Audit Committee should not serve on more than three audit committees of public companies, including the Company’s Audit Committee.

Director Independence

Our Governance Principles include the following standards for director independence:

5. Independence of Directors. At least two-thirds of the directors shall be independent, provided that having fewer independent directors due to the departure, addition or change in independent status of one or more directors is permissible temporarily, so long as the two-thirds requirement is again satisfied by the later of the next annual meeting of stockholders or nine months. To be considered “independent” under the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), the board must determine that a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Marriott. The board has established the guidelines set forth below to assist it in determining director independence. For the purpose of this section 5, references to “Marriott” include any of Marriott’s consolidated subsidiaries.

a. A director is not independent if: (i) the director is, or has been within the preceding three years, employed by Marriott; (ii) the director or a family member is a current partner of Marriott’s independent auditor, or was a partner or employee of Marriott’s independent auditor and worked on the audit of Marriott at any time during the preceding three years; (iii) a family member of the director is, or has been within the preceding three years, employed by Marriott as an executive officer; (iv) the director or a family member is part of an interlocking directorate in which the director or family member is employed as an executive officer of another company where at any time during the preceding three years a present executive officer of Marriott at the same time serves or served on the compensation committee of that other company; (v) the director has accepted, or a family member has accepted, during any 12-month period within the preceding three years, more than $120,000 in compensation from Marriott, other than compensation for board or board committee service, compensation paid to a family member who is an employee (other than an executive officer) of Marriott, benefits under a tax-qualified retirement plan, or non-discretionary compensation; (vi) the director or a family member is an executive officer of a charitable organization to which Marriott made discretionary charitable contributions in the current or any of the last three fiscal years that exceed five percent of that organization’s consolidated gross revenues for that year, or $200,000, whichever is more; or (vii) the director or a family member is a partner in, or a controlling stockholder or executive officer of, any organization to which Marriott made, or from which Marriott received, payments for property or services in the current or any of the last three fiscal years that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investments in Marriott securities or payments under non-discretionary charitable contribution matching programs.

b. The following commercial or charitable relationships are not relationships that would impair a Marriott director’s independence: (i) service as an executive officer of another company which is indebted to Marriott, or to which Marriott is indebted, where the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the other company; and (ii) service by a Marriott director or a family member solely as a non-employee director or trustee of another entity or charitable organization that does business with, or receives charitable contributions from, Marriott. The board annually reviews each director’s independence and makes an affirmative determination regarding the independence of each director.

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Corporate Governance

c. For relationships not covered by the guidelines in paragraph (b) above, the determination of whether the relationship would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Marriott, and therefore whether the director would be independent, shall be made by the directors who satisfy the independence guidelines set forth in this section 5.

The Board undertook its annual review of director independence in February 2022. As provided in the Governance Principles, the purpose of these reviews is to determine whether any relationships or transactions are inconsistent with a determination that the director or nominee is independent. During these reviews, the Board recognized the former employment of Mr. David Marriott, Mrs. Deborah Harrison’s role as Global Cultural Ambassador Emeritus, and the family relationships of Mr. J.W. Marriott, Jr., Mr. David Marriott, and Mrs. Harrison with other Company executives discussed elsewhere in this proxy statement.

Based on the standards set forth in the Governance Principles, the Board affirmatively determined that Ms. Goren, Mr. Henderson, Mr. Hippeau, Mr. Kellner, Ms. Lee, Mr. Lewis, Ms. McCarthy, Mr. Muñoz, Mr. Rozanski and Ambassador Schwab are each independent of the Company and its management. In making this determination, the Board found that none of these directors had a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Marriott.

Mr. J.W. Marriott, Jr., Mr. Anthony Capuano, Mrs. Deborah Harrison, and Mr. David Marriott are considered not independent as a result of their current or former employment with the Company and/or family relationships.

Committees of the Board

The Board has six standing committees: Audit, Human Resources and Compensation, Nominating and Corporate Governance, Inclusion and Social Impact, Technology and Information Security Oversight, and Executive. The Board has adopted a written charter for each committee, and those charters are available on the Investor Relations section of our website (Marriott.com/Investor) by clicking on “Governance” and then “Documents & Charters.” You also may request copies of the committee charters from the Company’s Secretary.

Audit Committee

Current Members:	Frederick A. Henderson (Chair), Isabella D. Goren (since March 1, 2022), Aylwin B. Lewis, and Margaret M. McCarthy.

•

The Board has selected Ms. Goren to succeed Mr. Henderson as Chair of the Audit Committee, effective immediately following the Annual Meeting when Mr. Henderson assumes the role of independent Lead Director. Mr. Henderson will remain a member of the committee.

•

The members of the Audit Committee are not employees of the Company. The Board has determined that the members of the Audit Committee are independent as defined under our Governance Principles, the Nasdaq Listing Standards and applicable SEC rules.

•	The Audit Committee met six times in fiscal year 2021.

•	There is unrestricted access between the Audit Committee and the independent auditor and internal auditors.

•

The Board has determined that all members of the Audit Committee are financially literate, and that Mr. Henderson, Ms. Goren, and Mr. Lewis are audit committee financial experts as defined in SEC rules.

Responsibilities include:

•

Overseeing the accounting, reporting, and financial practices of the Company and its subsidiaries, including the audits of the Company’s financial statements and the integrity of the Company’s financial statements.

•	Overseeing the Company’s internal control environment and compliance with legal and regulatory requirements.

•	Appointing, retaining, overseeing, and determining the compensation and services of the Company’s independent auditor.

•	Pre-approving the terms of all audit services, and any permissible non-audit services, to be provided by the Company’s independent auditor.

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Corporate Governance

•

Overseeing the independent auditor’s qualifications and independence, including considering whether any circumstance, including the performance of any permissible non-audit services, would impair the independence of the Company’s independent registered public accounting firm.

•	Overseeing the performance of the Company’s internal audit function and internal auditor.

•

Reviewing the Company’s conflict of interest and related party transactions policies and procedures and reviewing and considering for approval proposed related party transactions as provided for in those policies.

•	Overseeing the Company’s efforts to promote the safety and security of guests and associates.

•	Reviewing the Company’s policies governing the use of swaps and other derivative instruments, and reviewing and approving matters related to financial derivatives, as necessary.

Human Resources and Compensation Committee

Current	Members: Aylwin B. Lewis (Chair), Eric Hippeau, Horacio D. Rozanski, and Susan C. Schwab.

•

The members of the Human Resources and Compensation Committee are not employees of the Company. The Board has determined that the members of the Human Resources and Compensation Committee are independent as defined under our Governance Principles and satisfy the standards of independence under the Nasdaq Listing Standards for directors and compensation committee members.

•	The Human Resources and Compensation Committee met eight times in fiscal year 2021.

Responsibilities include:

•

Overseeing the evaluation of the Company’s senior executives and reviewing and approving, subject to Board approval in some cases, development and compensation programs for the Company’s senior executives.

•

Reviewing on a periodic basis the Company’s philosophy for senior executive compensation and assessing the continued appropriateness of the short- and long-term objectives for all components of the Company’s senior executive compensation program, including the plans designed to accomplish these objectives.

•	Approving and recommending to the Board:

•	Compensation actions for the Executive Chairman, the CEO, and the President;

•	Incentive compensation plans and equity-based plans; and

•	Corporate officer nominations.

•	Annually reviewing the compensation and benefits for non-employee directors and, as appropriate, recommending changes to the Board.

•	Overseeing the assessment of the risks relating to the Company’s compensation policies and programs and reviewing the results of the assessment.

•

Overseeing other aspects of the Company’s human resources strategies and policies, including with respect to matters such as culture and associate engagement, talent development and retention, organizational effectiveness and efforts to promote the personal health and well-being of associates.

•	Reviewing the Executive Talent assessment conducted by the CEO and the Chief Human Resources Officer.

•	Maintaining stock ownership guidelines for senior executive officers and non-employee directors and reviewing compliance with those guidelines.

•

Reviewing the Company’s plans for executive succession and making recommendations to the Board regarding succession planning. Based on attributes identified by the Board, establishing the process for development of internal candidates for the CEO and other senior management positions and assessing internal candidates for the position of CEO.

•	Overseeing the Company’s engagement efforts with stockholders on the subject of executive compensation.

•	Overseeing administration of the Company’s clawback policy.

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Corporate Governance

Nominating and Corporate Governance Committee

Current	Members: Lawrence W. Kellner (Chair), Frederick A. Henderson, and Debra L. Lee.

•

The Board has selected Mr. Henderson to succeed Mr. Kellner as Chair of the Nominating and Corporate Governance Committee and has appointed Aylwin B. Lewis as a member of the committee, both effective immediately following the Annual Meeting.

•

The members of the Nominating and Corporate Governance Committee are not employees of the Company. The Board has determined that the members of the Nominating and Corporate Governance Committee are independent as defined under our Governance Principles and the Nasdaq Listing Standards.

•	The Nominating and Corporate Governance Committee met four times in fiscal year 2021.

Responsibilities include:

•	Making recommendations to the Board regarding corporate governance matters, including developing and recommending to the Board for its approval the Governance Principles.

•	Reviewing, and recommending to the Board, the skills, experience, characteristics and other criteria for identifying and evaluating directors.

•

Annually evaluating Board composition to assess whether the skills, experience, characteristics and other criteria established by the Board are currently represented on the Board as a whole, and in individual directors, and to assess the criteria that may be needed in the future in light of the Company’s anticipated needs.

•	Identifying and recruiting director candidates and reviewing the qualifications of candidates for Board membership.

•	Evaluating candidates and making recommendations to the Board regarding CEO succession planning.

•	Assessing the qualifications, contributions and independence of incumbent directors and making recommendations to the Board with respect to such assessments.

•	Overseeing the Board orientation and evaluation processes.

•

Advising the Board on a range of matters affecting the Board and its committees, including making recommendations with respect to committee structure, selection of committee chairs, committee assignments, and related matters affecting the functioning of the Board.

•	Reviewing the Company’s policies governing political contributions, lobbying, and personal political activities.

Inclusion and Social Impact Committee

Current Members:	Board members are Debra L. Lee (Chair), Anthony G. Capuano, Deborah M. Harrison, David S. Marriott, and George Muñoz. Various Company officers and associates also served on the committee in 2021.

•

The Inclusion and Social Impact Committee consists of at least three members of the Board, at least two of whom are not officers or associates of the Company. The Inclusion and Social Impact Committee may also consist of officers and associates of the Company who are not directors. At least one member of the Inclusion and Social Impact Committee must be independent as defined under our Governance Principles and the Nasdaq listing standards.

•	The Inclusion and Social Impact Committee met twice in fiscal year 2021.

Responsibilities include:

•

Overseeing, encouraging, and evaluating efforts undertaken by the Company to promote associate wellbeing and inclusion, inclusive of the advancement of women and people from historically underrepresented groups throughout the world.

•	Overseeing, encouraging and evaluating efforts undertaken by the Company to promote and leverage a diverse ownership, customer, and vendor base.

•

Overseeing, encouraging, and evaluating efforts undertaken by the Company to reduce Marriott’s environmental impact and promote positive social impact in the communities Marriott serves throughout the world.

•	Overseeing, encouraging, and evaluating efforts undertaken by the Company to address environmental, social, and governance (ESG) issues.

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Corporate Governance

•

Overseeing, encouraging, and evaluating efforts undertaken by the Company to communicate and enhance stakeholder and public understanding of the Company’s commitment, efforts, and successes related to the objectives outlined above.

Technology and Information Security Oversight Committee

Current	Members: Margaret M. McCarthy (Chair), Eric Hippeau, Horacio D. Rozanski, and Susan C. Schwab.

•

The members of the Technology and Information Security Oversight Committee are not employees of the Company. The Board has determined that the members of the Technology and Information Security Oversight Committee are independent as defined under our Governance Principles and the Nasdaq Listing Standards.

•	The Technology and Information Security Oversight Committee was formed in March 2021 and met three times in 2021.

Responsibilities include:

•

Assisting the Board to provide oversight of, and counsel on, matters of technology and information security (cybersecurity) and privacy, including reviewing major technology-related projects and technology architecture decisions; assessing whether the Company’s technology programs effectively support the Company’s business objectives and strategies; assisting the Board with oversight of information security, privacy and technology-related risks, and management efforts to monitor and mitigate those risks; and conferring with the Board and the Company’s leaders and senior technology, information security, and privacy teams on such matters.

Executive Committee

Current Members:                 J.W. Marriott, Jr. (Chair), Anthony G. Capuano, Lawrence W. Kellner, and Debra L. Lee.

•

Mr. David Marriott will become the Chair of the Executive Committee upon becoming the Chairman of the Board and Mr. Henderson will succeed Mr. Kellner as a member of the committee, effective immediately following the Annual Meeting.

•	The Executive Committee did not meet in fiscal year 2021.

Responsibilities include:

•

Exercising the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the Certificate and Bylaws, mergers, consolidations, sales, or exchanges involving substantially all of the Company’s assets, dissolution and, unless specifically delegated by the Board to the Executive Committee, those powers relating to declarations of dividends and issuances of stock.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2021, the Human Resources and Compensation Committee consisted of its current members, Aylwin B. Lewis (Chair), Eric Hippeau, Horacio D. Rozanski, and Susan C. Schwab. None of the members of the Human Resources and Compensation Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

Meetings of Independent Directors

Company policy requires that the independent directors meet in executive session without management present at least twice a year. In 2021, the independent directors met five times without management present. The independent Lead Director presides at the meetings of the independent directors.

Board Evaluation Process

The Nominating and Corporate Governance Committee oversees the design and implementation of our annual Board and committee evaluation process. As part of this process, the directors are asked to provide their assessments of the effectiveness of the Board and the committees on which they serve. The individual assessments are organized and summarized for discussion with the Board and the respective committees. In addition, the Chairman of the Board, the independent Lead Director and the CEO jointly review the contributions and performance of each director. The evaluation process is an important determinant for Board tenure, and both the Board and the Nominating and Corporate Governance Committee consider the results of the process as part of the nomination and selection process for both the

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Board and its committees and to assess whether changes to the Board’s practices are appropriate.

The Board also reviews the CEO’s performance annually. The independent Lead Director organizes and leads the evaluation in collaboration with the chair of the Human Resources and Compensation Committee and the Chairman of the Board.

Risk Oversight

The Board is responsible for overseeing the Company’s processes for assessing and managing risk. The Board considers our risk profile when reviewing our annual business plan and incorporates risk assessment into its decisions impacting the Company. In performing its oversight responsibilities, the Board receives an annual risk assessment report from the Chief Financial Officer and Executive Vice President, Business Operations, and discusses the most significant risks facing the Company.

As part of its risk oversight, the Board reviews the Company’s information security risk profile, including cybersecurity and data privacy, and is informed on the specifics of the information security program on a regular basis, including through relevant committee reports. These updates provide the Board with an overview of the Company’s overall information security strategy along with key cybersecurity and privacy initiatives and incidents, cybersecurity risks and threats, and changes taken by management to mitigate the Company’s risk profile.

The Board has delegated certain risk oversight functions to the Audit Committee and, with respect to information security risk, to the Technology and Information Security Oversight Committee. In accordance with its charter, the Audit Committee periodically reviews and discusses the Company’s business and financial risk management and risk assessment policies and procedures with senior management, the Company’s independent auditor, and the Chief Audit Executive. The Audit Committee incorporates its risk oversight function into its regular reports to the Board. In accordance with the Technology and Information Oversight Committee charter, that committee oversees and reviews with management the Company’s information security and privacy risk exposures and the steps taken to monitor and mitigate those exposures. Our Chief Information Security Officer and our Privacy Officer regularly report to the Technology and Information Security Oversight Committee on topics related to information security and privacy risks and readiness. Cybersecurity and privacy risks are also discussed with the full Board, including in annual education sessions, as part of regular legal updates, and as part of the Board’s oversight of enterprise risk management.

In addition, the Human Resources and Compensation Committee reviewed a risk assessment to determine whether the amount and components of compensation for the Company’s associates and the design of compensation programs might create incentives for excessive risk-taking by the Company’s associates. As explained in the CD&A below, the Human Resources and Compensation Committee believes that our compensation programs encourage associates, including our executives, to remain focused on a balance of the short- and long-term operational and financial goals of the Company, and thereby reduce the potential for actions that involve an excessive level of risk.

Stockholder Communications with the Board

Stockholders and others interested in communicating with the Lead Director, the Chair of the Nominating and Corporate Governance Committee, the Audit Committee, the non-employee directors, or any of the employee directors may do so by email to business.ethics@marriott.com or in writing to the Business Ethics Department, Department 52/924.09, 10400 Fernwood Road, Bethesda, Maryland 20817 (if sent prior to July 25, 2022) or 7750 Wisconsin Avenue, Bethesda, Maryland 20814 (if sent on or after July 25, 2022). Communications are forwarded to the appropriate directors for their review, except that the Board has instructed the Company not to forward solicitations, bulk mail or communications that do not address Company-related issues. The Company reports to the directors on the status of outstanding concerns addressed to the non-employee directors, the Lead Director, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee on a regular basis. The non-employee directors, the Lead Director, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee may direct special procedures, including the retention of outside advisors or counsel, for any concern addressed to them.

Code of Ethics and Business Conduct Guide

The Company has long maintained and enforced a Code of Ethics that applies to all Marriott associates, including our Chairman of the Board, CEO, Chief Financial Officer, and Principal Accounting Officer, and to each member of the Board. The Code of Ethics is encompassed in our Business Conduct Guide, which is available in the Investor Relations section of our website (Marriott.com/investor) by clicking on “Governance” and then “Documents & Charters.” We intend to post on that website any future changes or amendments to our Code of Ethics, and any waiver of our Code of Ethics that applies to our Chairman of the Board, any of our executive officers, or a member of our Board, within four business days following the date of the amendment or waiver.

2022 Proxy Statement	35

Audit Committee Report and Independent Auditor Fees

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR FEES

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements, the reporting process, and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditor is engaged to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements together with the results of management’s assessment of internal controls over financial reporting with management and the Company’s independent auditor. The Audit Committee also discussed with the independent auditor those matters required to be discussed by the independent auditor with the Audit Committee under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures along with the annual communication of independence, including direct discussion with the independent auditor, in accordance with the applicable requirements of the PCAOB.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

Members of the Audit Committee:

Frederick A. Henderson (Chair)

Aylwin B. Lewis

Margaret M. McCarthy

George Muñoz*

*Mr. Muñoz was a member of the Audit Committee during 2021. He rotated off the committee at the end of February 2022, and Isabella D. Goren was appointed to the Audit Committee effective March 1, 2022. As Ms. Goren did not serve on the Audit Committee at the time the committee recommended that the audited financial statements be included in the 2021 Form 10-K, she is not a signatory to this report.

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our independent auditor on an annual basis and additional services as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee Chair to pre-approve independent auditor services with estimated fees up to $100,000 (provided that the Audit Committee Chair reports to the full Audit Committee at the next meeting on any pre-approval determinations).

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Audit Committee Report and Independent Auditor Fees

Independent Registered Public Accounting Firm Fee Disclosure

The following table presents fees for professional services rendered by our independent registered public accounting firm for the audit of our annual financial statements for 2021 and 2020 and fees billed for audit-related services, tax services and all other services rendered by our independent registered public accounting firm for 2021 and 2020. The Audit Committee approved all of the fees presented in the table below.

	Independent Registered Public Accounting Firm Fees Paid Related to 2021	Independent Registered Public Accounting Firm Fees Paid Related to 2020
	Ernst & Young LLP	Ernst & Young LLP
Audit Fees:
Consolidated Audit(1)	$7,194,000	$9,740,000
International Statutory Audits(2)	2,333,000	2,174,000
	9,527,000	11,914,000
Audit-Related Fees(3)	824,000	830,000
Tax Fees(4)	632,000	601,000
All Other Fees(5)	—	—
Total Fees	$10,983,000	$13,345,000

(1)

Principally fees for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the auditors’ review of the Company’s quarterly financial statements, and services provided in connection with the Company’s regulatory filings.

(2)	Fees for statutory audits of our international subsidiaries.
(3)	Principally audits as required under our agreements with our hotel owners.
(4)	Principally tax compliance services related to our international entities.
(5)	Principally fees for assessment of internal audit activities.

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Executive and Director Compensation

EXECUTIVE AND DIRECTOR COMPENSATION

Report of the Human Resources and Compensation Committee

Marriott is consistently recognized as a global hospitality leader. The Company believes that building a culture of strong and consistent leadership is the key to long-term success in the hospitality industry, and such leadership was crucial in navigating the unprecedented challenges and changes that defined 2021. Throughout the year, the Company continued to navigate its response to the COVID-19 pandemic and its impact on our industry, including the migration of critical talent to industries less impacted by the pandemic. At the same time, each of our NEOs assumed significant new responsibilities, with some NEOs promoted into new roles following the unexpected passing of Mr. Sorenson in February 2021 and other NEOs transitioning into expanded roles as we completed the consolidation of Marriott’s continent lodging business structure. Each of the NEOs is a long-standing member of our senior management team, averaging over 25 years of hospitality experience with the Company, and, in 2021, made significant contributions to achieving the Company’s immediate financial and business priorities, while driving strategic Company expansion.

Our Company’s culture is reflected in, and reinforced by, the design and implementation of the Company’s executive compensation program, which emphasizes the following principles:

•	There should be a strong correlation between NEO pay and Company performance. Therefore, a substantial portion of NEO pay should be tied to achieving key performance goals.

•	NEOs should be paid in a manner that contributes to long-term stockholder value. Therefore, equity compensation should be the most significant component of each NEO’s total pay opportunity.

•

Compensation should be designed to motivate the NEOs to perform their duties in ways that will help the Company meet its short-term and long-term objectives. Therefore, compensation should consist of an appropriate mix of the following compensation elements: cash and non-cash, annual and multi-year, and performance-based and service-based.

•

The executive compensation program must be competitive so that the Company can attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice. Therefore, compensation should reflect market data, individual performance, and internal pay equity considerations, including the ratio of the CEO’s compensation to the other NEOs’ compensation.

The Human Resources and Compensation Committee (the “Committee”), which is composed solely of independent members of the Board, assists the Board in fulfilling its responsibilities relating to the Company’s compensation and human resources policies and practices, including matters related to executive development, director and executive compensation and benefits, management succession planning, and talent development and retention. As part of its responsibilities, the Committee oversees the Company’s executive compensation programs, which are designed to enable the Company to attract, retain and motivate executives capable of establishing and implementing business plans in the best interests of the stockholders. The Committee, on behalf of and, in certain instances, subject to the approval of the Board, reviews and approves compensation programs for certain senior officers. In this context, the Committee reviewed and discussed with management the Company’s CD&A required by Item 402(b) of SEC Regulation S-K. Following the reviews and discussions referred to above, the Committee recommended to the Board that the CD&A be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this proxy statement.

Members of the Human Resources and Compensation Committee:

Aylwin B. Lewis (Chair)

Eric Hippeau

Horacio D. Rozanski

Susan C. Schwab

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Compensation Discussion and Analysis

This section discusses the Company’s executive compensation program for the following NEOs for 2021:

Anthony G. Capuano	Chief Executive Officer (effective February 2021)
Stephanie C. Linnartz	President (effective February 2021)
Kathleen K. Oberg	Chief Financial Officer and Executive Vice President, Business Operations
William P. Brown	Group President, United States and Canada
Craig S. Smith	Group President, International
Arne M. Sorenson	Former President and Chief Executive Officer until his passing on February 15, 2021

Overview

In 2021, Marriott’s leadership and the Committee navigated unprecedented challenges and changes that defined the year, including the ongoing effects of the COVID-19 pandemic on our business and industry, the unexpected passing of our long-time President and CEO, the implementation of the Company’s succession plans, pressures from the migration of critical talent to industries less impacted by the pandemic, and the consolidation of Marriott’s continent lodging business structure.

Throughout these challenges and changes, the Committee maintained the Company’s compensation philosophy and principles, which emphasize the preservation and creation of long-term value for stockholders. Key compensation decisions for 2021 are highlighted below and discussed in more detail in the sections that follow. In order to provide transparency for stockholders, decisions made in early 2021 were also disclosed in our 2021 proxy filing in the section “2021 Incentive Plan Decisions.”

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2021 Annual Cash Incentive Program: Performance factors were redesigned to include a focus on 2021 Adjusted EBITDA as the most critical financial metric for the Company’s business recovery (weighted 60%) and a unifying component (weighted 40%) aligned with Marriott’s “Here to Stay” strategic recovery theme across three critical Company stakeholders: Associates, Customers and Owners/Franchisees, to be evaluated on a quantitative and qualitative basis. See “Annual Incentives” for additional details.

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2021-2023 PSUs: Performance factors were redesigned to focus on 2023 Adjusted EBITDA with a wider target range in acknowledgement of the difficulty of predicting the COVID-19 pandemic’s impact on how and when our customers will resume their business and travel needs. For the 2021-2023 PSUs, the Committee also implemented a three-year, relative TSR modifier of up to +/-20% to further align awards with stockholder value.

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2021 Target Compensation Opportunity: In keeping with historical best practice, determinations of 2021 NEO compensation targets were made at the Committee’s February 2021 meeting based on consideration of external market data, internal equity, tenure and individual performance. The Committee’s determinations took into consideration the changes to our continent lodging business structure, which was consolidated under two Group Presidents, William Brown and Craig Smith. Similar to prior years, the external market data for 2021 includes several broad, revenue-based surveys as well as a custom survey of comparator group companies specifically selected by the Committee. See “Market Data” for additional details.

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Succession-Related Actions: Mr. Sorenson unexpectedly passed away on February 15, 2021, shortly after the Committee’s February 2021 meeting, requiring the Board’s implementation of the Company’s succession plans. As a result, the Committee set the compensation for the new CEO and the new President, giving consideration to external market data. The Committee also determined to provide a payment to Mr. Sorenson’s estate in lieu of the equity awards that had been previously approved and communicated to Mr. Sorenson.

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Supplemental Equity Awards: Supplemental equity awards are infrequent by design. The Committee exercises restraint when determining what warrants a supplemental award and carefully considers the specific circumstances and rationale before making such awards. In February 2021, in order to recognize the significant effort and accomplishments during 2020 and to motivate the management team to drive future stockholder value through achievement of Marriott’s business recovery strategy, the Committee granted a supplemental, Stockholder Value PSU award to certain executives, including each of our NEOs other than Mr. Sorenson. These awards are 100% performance-contingent and are only paid, if at all, based on three-year, relative TSR. In August 2021, the Committee

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Executive and Director Compensation

awarded Ms. Oberg a grant of restricted stock units in recognition of her significant value to the Company as well as the Company’s need to retain critical talent during a transformative and unprecedented year. The RSUs vest in two equal installments on August 15, 2023 and August 15, 2025, subject to Ms. Oberg’s continued employment through such dates, and are not eligible for retirement-related vesting.

2021 Performance Payouts at a Glance

Consistent with historical practice, in early 2022, the Committee determined payouts for incentive programs that ended in 2021. No adjustments were made to payout calculations for 2019-2021 PSUs, even though the goals were set prior to the COVID-19 pandemic.

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Annual Incentives: The annual cash incentive program resulted in an overall above target but below maximum payout for each NEO for 2021, other than Mr. Sorenson who ceased participating in the annual cash incentive program upon his passing. Specifically, the Committee noted that the Company achieved Adjusted EBITDA (defined below) of approximately $2.28 billion, which increased by nearly 100% over the prior year and was above the maximum achievement level of $2.2 billion for the Company-wide financial metric established under the annual cash incentive program at the beginning of the year. The Committee also approved payouts of the Here-To-Stay component at 175% of target for each participating NEO based on its assessment of the results of Marriott’s “Here to Stay” strategic recovery theme across three critical Company stakeholders: Associates, Customers and Owners/Franchisees. Specifically, the Committee noted Company-wide associate engagement results exceeded the “Best Employer” benchmark, most customer measures exceeded goals and all owner/franchisee metrics exceeded goals set at the beginning of the year.

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2019-2021 PSUs: PSUs granted in 2019 were earned at an overall payout of 28% of target based on performance against pre-established, equally weighted goals, consisting of Global Gross Room Openings (84% of target achieved), Adjusted Global Operating Income (0% of target achieved), and Loyalty Active Member Growth (0% of target achieved) all measured over the three-year performance period ending in 2021. Despite the 0% payouts for Adjusted Global Operating Income and Loyalty Active Member Growth, which were driven by the impacts of COVID-19 and largely out of the control of management, the Committee did not make any adjustments to the goals or the performance results.

Leadership Transitions

Following Mr. Sorenson’s passing, the Board elected Anthony Capuano to serve as CEO of the Company and as a member of the Board. Mr. Capuano had previously served as Group President, Global Development, Design and Operations Services. The Committee recommended, and the Board approved, Mr. Capuano’s 2021 annual base salary as CEO at $1.3 million, set his target award under the 2021 Annual Incentive program at 200% of base salary and approved 2021 annual stock awards with an aggregate grant date value of $9.0 million. At the same time, the Board also appointed Stephanie Linnartz to serve as President of the Company with responsibility for developing and executing all aspects of the Company’s global consumer strategy as well as the intersection of technology and hospitality. She also has responsibility for the global development, global design and operations services disciplines. Ms. Linnartz had previously served as Group President, Consumer Operations, Technology and Emerging Businesses. For her service as President, the Committee recommended, and the Board approved, her 2021 annual base salary at $1.0 million, set her target award under the 2021 Annual Incentive program at 100% of base salary and approved 2021 annual stock awards with an aggregate grant date value of $6.5 million. For the CEO and the President, the Committee maintained a mix (based on the target values) of 50% PSUs, 25% SARs and 25% RSUs. In addition, after considering Mr. Capuano’s and Ms. Linnartz’s strategic impact in driving future stockholder value through achievement of Marriott’s business recovery strategy, and after evaluating market compensation data, the Committee recommended, and the Board approved, Stockholder Value PSUs with a grant date value of $3.5 million for Mr. Capuano and of $2.0 million for Ms. Linnartz. As described below, these Stockholder Value PSUs are intended to be one-time, performance-contingent awards, and not part of the executives’ annual compensation in future years.

Each of our other NEOs also took on new or expanded responsibilities over the course of 2021. In early 2021, the Company consolidated the continent lodging business structure under two leaders, William Brown, as Group President, United States and Canada, and Craig Smith, as Group President, International. In addition, in recognition of Kathleen Oberg’s critical responsibilities, she was appointed Chair of our Global Operating Committee, which consists of senior Company leaders who support our business operating platform and plays a central role in assessing competitive trends and determining the Company’s long-range plan and actions.

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Supplemental Stock Awards

Supplemental stock awards are infrequent and are only considered in recognition of special performance, promotions, or assumption of additional responsibilities, to retain key talent or as a sign-on employment inducement.

The Committee recognized that, due to the impact of the COVID-19 pandemic on our business in 2020, our NEOs’ compensation was significantly reduced in line with our pay-for-performance philosophy. At the same time, each of our NEOs made extraordinary contributions to the Company during the unprecedented challenges of the year, including managing the Company’s financial structure to preserve liquidity and access to capital; developing innovative and enhanced approaches to customer service, including guest experience technologies and cleaning protocols; mitigating potential harm to the Company culture and human capital; and working closely with hotel owners and franchisees to help address their financial and operational concerns.

Although the Committee determined that our compensation results were appropriate under our pay-for-performance philosophy, it also determined that it was appropriate to recognize the significant effort and accomplishments of our management team and to motivate them in future years by providing a supplemental performance-oriented pay opportunity. Accordingly, in February 2021, the Committee determined to grant a supplemental, Stockholder Value PSU award to certain executives, including to our NEOs (other than Mr. Sorenson), at the same time they received their annual awards. The Stockholder Value PSUs are designed to emphasize future long-term stockholder value through achievement of Marriott’s business recovery strategy despite unprecedented challenges to the travel and hospitality industry from the ongoing COVID-19 pandemic. These awards are 100% performance-contingent and vest, if at all, after a 2021 – 2023 performance period, with the number of shares that may be earned based on the relative ranking of the Company’s three-year TSR performance measured against a performance peer group consisting of companies competing in the travel and hospitality industries. Stockholder Value PSU award values for our NEOs range from $1.5 million to $3.5 million. The Committee reviewed external market data and considered the impact on total compensation compared to market median pay levels. The Committee determined that these Stockholder Value PSUs are aligned with Marriott’s compensation principles of emphasizing performance-based compensation and long-term value for stockholders. In designing and making these awards, the Committee took into account the following objectives: support Marriott’s business recovery strategy, recognize management’s accomplishments in responding to the COVID-19 pandemic, align with the Company’s long-range succession planning needs, and retain a strong and consistent leadership team when our competitors for talented executives include industries that have not been as severely impacted by the pandemic.

In addition, in August 2021, the Committee awarded Ms. Oberg a grant of RSUs with a grant date value of $5.0 million. These RSUs were granted both in recognition of Ms. Oberg’s significant value to the Company as well as the Company’s need to retain critical talent during a transformative and unprecedented year, given the ongoing COVID-19 pandemic and the unanticipated passing of Mr. Sorenson. The RSUs vest evenly in two equal installments on August 15, 2023 and August 15, 2025, subject to Ms. Oberg’s continued employment through such dates, and are not eligible for retirement-related vesting. The ultimate value that Ms. Oberg realizes from this grant will depend on our share price at the time of vesting, thus aligning Ms. Oberg’s interests with those of our stockholders over the four-year vesting period.

2021 Compensation in Detail

Base Salary

Following the passing of Mr. Sorenson and the appointment of the new CEO and new President, the Committee reviewed external market data and recommended, and the Board approved, the following base salary levels for Mr. Capuano, Ms. Linnartz and Ms. Oberg. Prior to Mr. Sorenson’s passing, Mr. Brown and Mr. Smith each also received salary increases, based on their new roles within the Company.

2021 Base Salary ($)

Anthony G. Capuano	1,300,000

Stephanie C. Linnartz	1,000,000

Kathleen K. Oberg	900,000

William P. Brown	750,000

Craig S. Smith	750,000

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Annual Incentives

To promote growth and profitability, the Company’s annual cash incentive program is based on actual performance measured against pre-established financial and business operational targets. The annual cash incentive design rewards executives for achieving annual Company performance objectives that support long-term financial and operational success.

As reflected in the following table, target awards under the annual cash incentive program were 200% of salary for Mr. Capuano, 100% for Ms. Linnartz and Ms. Oberg, and 75% for Mr. Smith and Mr. Brown. In setting the target awards, the Committee considered the new roles and expanded responsibilities of each NEO, reviewed market data for each position and determined that the incentive amounts payable upon achievement of target performance levels would result in total cash compensation (base salary plus annual incentive) that would be at or near the 50th percentile of a broad-based and select group of companies described in the discussion of Market Data below.

Name	Target Award as a % of Salary

Anthony G. Capuano	200

Stephanie C. Linnartz	100

Kathleen K. Oberg	100

William P. Brown	75

Craig S. Smith	75

The annual cash incentive program performance factors are intended to establish high standards consistent with the Company’s quality goals, which are designed to be achievable, but not certain to be met. The Company believes that these factors are critical to achieving success within the hospitality and service industry.

Awards under the 2021 Annual Incentive Plan are subject to achieving a threshold Adjusted EBITDA level and no awards are earned unless the Company’s Adjusted EBITDA for the year equals or exceeds $1.1 billion. Once this threshold is met, each participating NEO’s award is calculated based on the achievement of Company, and in certain cases, segment-specific, Adjusted EBITDA (weighted 60%) and both a quantitative and qualitative evaluation of strategic goals aligned with Marriott’s “Here to Stay” strategic theme across three critical Company stakeholders: Associates, Customers and Owners/Franchisees (weighted 40%). These financial, operational and strategic goals are described more fully below.

Financial Component (60% weighting)
Performance Goal	Performance Target	Payout as a Percent of Target

Company Adjusted EBITDA(1)(2)	Less than $1.1 billion	0%
	At least $1.1 billion	25%
	At least $1.2 billion, but less than $2 billion	100%
	$2.2 billion or greater	200%

(1)

If the achievement falls between stated Adjusted EBITDA performance levels either above the upper end of the target range or below the lower end of the target range, the incentive payment is interpolated between the corresponding incentive levels.

(2)

Adjusted EBITDA under the Annual Incentive Plan is calculated as the non-GAAP measure that Marriott reports to investors as Adjusted EBITDA, subject to certain additional adjustments, if applicable for such year.

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The Adjusted EBITDA target for Mr. Capuano, Ms. Linnartz and Ms. Oberg is based entirely on Company-wide performance. For Mr. Smith and Mr. Brown, 30% of their Annual Incentive Plan target for this financial component is based on Company-wide performance, as set forth in the table above, and the remaining 30% is calculated based on United States and Canada Adjusted EBITDA, defined below (for Mr. Brown), and on International Adjusted EBITDA, defined below (for Mr. Smith), in each case as compared to preestablished targets. These targets were set at levels that would require year-over-year growth for these segments to achieve a target payout for this metric and would require significant effort from each NEO helping to drive the success of these business segments.

“Here to Stay” is Marriott’s unifying strategic theme for business recovery and is intended to measure progress against key Company-wide quantitative and qualitative business objectives for all participating NEOs. All of the goals in this component emphasize near-term and long-term actions critical to our continued success. The ongoing pandemic made it impossible to develop robust, quantitative payout curves for certain heavily impacted goals like guest satisfaction (which is based on year-over-year improvement) or room growth. In aggregate, since the “Here to Stay” objectives are critical to the Company’s success, the Committee determined to weight them at 40% of the overall annual incentive plan.

“Here to Stay” Component (40% weighting)
Associate	Customer	Owner/Franchisee

• associate engagement survey results • diversity and inclusion goals • safety and cleanliness protocols implemented as a result of the global pandemic	• guest satisfaction survey results • new credit card accounts • growth of active Marriott Bonvoy members • rate of direct channel bookings	• development of renovation brand standards considering the impact of the global pandemic • achievement of room growth targets

In determining the “Here to Stay” component payout level following year-end, the Committee took a holistic view of the Company’s achievement of the business objectives described above, as well as other accomplishments in these key areas as described in the table below, with no specific weightings applied to any objective or accomplishments.

2021 Accomplishments

• Navigated the uneven impact of the Covid-19 pandemic as new variants emerged during the year

• Associate engagement survey results exceeded the “Best Employer” benchmark

• Met or exceeded diversity and inclusion goals

• Signed approximately 92,000 rooms, of which more than 50,000 were in international markets and more than 40 percent were in the upper upscale and luxury tiers

• Managed complexities impacting our associates and guests introduced by vaccine implementation

• Addressed staffing challenges as the now long-term global pandemic has had a significant impact on the entire hospitality industry and beyond

• Adjusted to new pandemic-related guest demands and implemented new programs to address these demands

• Exceeded goals for combined hotel revenue and co-brand credit card new accounts and spend

• Exceeded goals for Marriott Bonvoy loyalty member engagement and enrollments

• Improved Marriott Bonvoy elite member appreciation scores

• Achieved certain cyber-security and technology-related goals

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2021 Company Rewards and Recognitions

• Best Places to Work for Disability Inclusion, named by Disability:IN

• DiversityInc Hall of Fame Companies, DiversityInc

• America’s Best Employers for Diversity, Forbes

• America’s Best Employers for New Graduates, Forbes

• America’s Best Employers for Women, Forbes

• America’s Best Employers for Veterans, Forbes

• World’s Best Employers, Forbes

• World’s Most Admired Companies, Fortune

• Fortune 100 Best Companies to Work For®, Great Place to Work®, Fortune

• Best Big Companies to Work For™, Great Place to Work®, Fortune

• Best Workplaces for Women™, Great Place to Work®, Fortune

• PEOPLE Companies that Care®, Great Place to Work®, PEOPLE

• 2021 HACR CII 5-Star Rated Companies (Governance), Hispanic Association on Corporate Responsibility (HACR)

• Best Places to Work for LGBTQ Equality, Human Rights Campaign Foundation

• 50 Best Companies for Latinas to Work for in the U.S., LATINA Style

• Leading Disability Employer Seal, National Organization on Disability

• 100 Best Companies, Seramount

• Best Companies for Dads, Seramount

• Top Companies for Executive Women, Seramount

• Corporate Bridge Builder Award, Tanenbaum Center for Interreligious Understanding

• Top 250 Best-Managed Companies of 2021, The Wall Street Journal

The table below outlines the performance achieved and the aggregate actual payout approved by the Committee as a percentage of target under the 2021 Annual Incentive Plan.

Company-wide Financial Component(1) (60% of total bonus)	“Here to Stay” Component (40% of total bonus)	Actual Payout as a Percent of Target(2)

200%	175%	190%

(1)

50% of the financial component portion for Messrs. Brown and Smith were based on United States and Canada Adjusted EBITDA and on International Adjusted EBITDA, respectively. United States and Canada Adjusted EBITDA achieved a 200% payout as a percent of target and International Adjusted EBITDA achieved a 128% payout as a percent of target. United States and Canada Adjusted EBITDA and International Adjusted EBITDA are non-GAAP metrics calculated in a manner similar to the Company-wide Adjusted EBITDA described above except that they only include items related to the respective geographic region.

(2)	Actual payout as a percent of target is 190% for NEOs (excluding Mr. Sorenson), with the exception of Mr. Smith who achieved 168%.

Long-Term Incentive Awards

Annual Stock Awards

The Company annually grants equity compensation awards to the NEOs under the Marriott International, Inc. Stock and Cash Incentive Plan (the “Stock Plan”) to link NEO pay to long-term Company performance and to align the interests of NEOs with those of our stockholders. In setting target award values, the Committee considered the new roles and expanded responsibilities of each executive officer, reviewed market data for each position, and determined that

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aggregate target award values for the NEOs as a group would result in total direct compensation (base salary plus target annual incentive plus target equity awards) that would be at or near the 50th percentile of a broad-based and select group of companies described in the discussion of Market Data below, with variation above or below the 50th percentile by individual to reflect strategic impact, internal pay equity, tenure, and individual performance. The target values of the awards granted to the NEOs listed below are set forth in the following table (amounts shown in the Summary Compensation Table reflect actual grant date fair value as determined in accordance with accounting guidance):

2021 Target Value of Annual Stock Awards ($)

Anthony G. Capuano	9,000,000
Stephanie C. Linnartz	6,500,000
Kathleen K. Oberg	3,500,000
William P. Brown	2,250,000
Craig S. Smith	2,250,000

The above listed NEOs’ annual stock awards for 2021 were granted in a mix (based on the target values) of 50% PSUs, 25% SARs and 25% RSUs for each of our CEO and our President and 40% PSUs, 30% SARs and 30% RSUs for the other NEOs, which is unchanged from the mix for 2020 stock awards for these positions. The Committee determined that the 2021-2023 PSUs will be earned after three years contingent on achievement of 2023 Adjusted EBITDA performance targets to drive growth and Company profitability. Zero PSUs will be earned if 2023 Adjusted EBITDA falls below a specified level, with the potential for target or above target payouts if 2023 Adjusted EBITDA equals or exceeds the target performance level. To ensure that any above target payout is also well-aligned with results for stockholders, the 2021-2023 PSUs are subject to a relative TSR modifier. If 2023 Adjusted EBITDA equals or exceeds the target performance level, then the resulting number of shares ultimately earned will be modified up or down by up to 20% depending on the Company’s relative three-year TSR performance, measured against a performance peer group consisting of companies competing in the travel and hospitality industries. See “Market Data” for additional details about the performance peer group. In selecting these two PSU performance measures, the Committee considered alignment with the Company’s business strategy, creation of long-term value for stockholders, and ensuring appropriate balance with 2021 Annual Incentive measures. The Committee considers the 2023 Adjusted EBITDA measure for PSUs to be different from the 2021 Adjusted EBITDA measure used for the Annual Incentive Plan. These measures cover different performance time periods, but they also support distinct strategic objectives. The PSU measure aligns with Marriott’s long-term business recovery as a leader in the hospitality industry, while the Annual Incentive measure focuses on Marriott’s near-term profitability.

Mr. Sorenson’s Long-Term Incentives

The Committee recommended, and the Board approved, 2021 long-term equity awards for Mr. Sorenson with a grant date value of $11.5 million. However, Mr. Sorenson unexpectedly passed away before the grant date. The Committee recognized that the awards had been communicated to Mr. Sorenson and that after the grant date pursuant to their standard terms, such awards would have fully vested upon Mr. Sorenson’s death. Accordingly, the Committee recommended to the Board and the Board determined to honor the significant transformational contributions that Mr. Sorenson provided the Company during his tenure as President and CEO by making an equivalent cash payment to his estate in lieu of the equity awards that had been approved for 2021.

Grant Timing and SAR Exercise Price

The Company typically grants annual stock awards each year on the second trading day following the Company’s annual earnings conference call for the prior fiscal year. This timing is designed to avoid the possibility that the Company could grant stock awards prior to the release of material, non-public information that may result in an increase or decrease in its stock price, even though the dollar value of the equity awards to executives is established in early February. Similarly, supplemental stock awards may be granted throughout the year, but not during Company-imposed trading black-out periods in Company stock. In 2021, the annual stock awards and the Stockholder Value PSUs were granted at the same time in February 2021, following the earnings conference call, and the supplemental RSUs granted to Ms. Oberg in August 2021 also met our established grant timing principles.

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Executives derive value from their SARs based on the appreciation in the value of the underlying shares of Company stock. For purposes of measuring this appreciation, the Company sets the exercise or base price as the average of the high and low quoted prices of the Company stock on the date the awards are granted. This average price valuation is common practice and offers no inherent pricing advantage to the executive or the Company.

Other Compensation

Perquisites

The Company offers very limited perquisites to its executives. The Company offers, consistent with practices within the hospitality industry, complimentary rooms, food and beverages at Company-owned, operated, or franchised hotels and the use of hotel-related services such as Marriott-managed golf and spa facilities while on personal travel. The Company offers these benefits to encourage executive officers to visit and personally evaluate our properties. In addition, to enhance their efficiency and maximize the time that they can devote to Company business, NEOs are permitted to use the Company’s aircraft for personal travel in limited circumstances. The value of these benefits is included in the executives’ wages for tax purposes, and the Company does not provide tax gross-ups to the executives with respect to these benefits. None of the NEOs used the Company’s aircraft for personal travel during 2021.

Other Benefits

Executives may participate in the same Company-wide benefit programs offered to all eligible U.S. associates. Some programs are paid for solely by the enrollees (including executives), such as 401(k) plan elective deferrals, vision coverage, long-term and short-term disability, group life and accidental death and dismemberment insurance, and health care and dependent care spending accounts. Other benefit programs are paid for or subsidized by the Company for all enrollees such as the 401(k) Company match, group medical and dental coverage, $50,000 Company-paid life insurance, business travel accident insurance and tuition reimbursement.

Nonqualified Deferred Compensation Plan

In addition to a tax-qualified 401(k) plan, the Company offers the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings under the Marriott International, Inc. Executive Deferred Compensation Plan (“EDC”). The Company believes that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because the Company does not offer a defined benefit pension plan. The EDC, including each NEO’s benefits under the EDC and the Company’s 2021 contributions to the EDC, is described below in the “Nonqualified Deferred Compensation for Fiscal Year 2021” section. Due to the impact of the COVID-19 pandemic on our business, the Company did not make any Company contributions to the EDC for 2021.

Change in Control

The Company provides limited, “double trigger” change in control benefits under the Stock Plan and the EDC upon an NEO’s qualifying termination of employment in connection with a change in control of the Company, as described below in the “Potential Payments Upon Termination or Change in Control” section. The Committee believes that, with these carefully structured benefits, the NEOs are better able to perform their duties with respect to any potential proposed corporate transaction without the influence of or distraction by concerns about their employment or financial status. In addition, the Committee believes that stockholder interests are protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions.

The Company does not provide tax gross-ups on these benefits and limits the Stock Plan benefits to avoid adverse tax consequences to the Company. Specifically, the Stock Plan benefits are subject to a cut-back, so that the benefit will not be provided to the extent it would result in the loss of a tax deduction by the Company or imposition of excise taxes under the “golden parachute” excess parachute payment provisions of the Internal Revenue Code. The discussion of Potential Payments Upon Termination or Change in Control below includes a table that reflects the year-end intrinsic value of unvested stock awards and cash incentive payments that each NEO employed as of year-end would receive if subject to an involuntary termination of employment in connection with a change in control.

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Compensation Process and Policies

2021 “Say-on-Pay” Vote and Stockholder Engagement

At the Company’s 2021 annual meeting, stockholders once again expressed substantial support for the compensation of our NEOs with approximately 97% of the votes cast for approval of the “say-on-pay” advisory vote on our 2020 NEO compensation. The Committee also reviewed with its compensation consultant, Pearl Meyer (the “Compensation Consultant”), the elements and mix of annual and long-term executive officer compensation, the external compensation market data described below, and the long-term effectiveness of the Company’s compensation programs. Based on the foregoing, the Committee determined that the structure and operation of the executive compensation program have been effective in aligning executive compensation with long-term stockholder value, and therefore determined to maintain the basic structure of the program.

The Company values the perspectives of its stockholders and regularly engages with the investment community on a variety of topics including the Company’s business, strategies, financial results and other topics suggested by stockholders. These meetings, which include individual meetings, group meetings and participation at conferences, provide valuable feedback from stockholders on an ongoing basis.

Stock Ownership Policies

The Company reinforces its performance-based and long-term philosophy through its stock ownership policy which requires that, within five years of becoming subject to the policy, each currently employed NEO own Company stock with a total value equal to a multiple of three to six times his or her individual salary grade midpoint. Each active NEO has already met this requirement or is on track to meet it within the five-year timeline.

We have adopted a number of related policies that further reflect alignment with long-term stockholder value.

•	NEOs and directors are required to retain 50% of the net after-tax shares received under any equity awards until they satisfy the required stock ownership levels.

•	The Company prohibits all associates, including the NEOs, and directors from engaging in short sale transactions related to Marriott stock.

•

PSUs and RSUs do not provide for accelerated distribution of shares upon retirement to ensure that executives have a continuing stake in the Company’s performance beyond the end of their employment, thereby strengthening their interest in the Company’s long-term success.

Hedging Prohibited

The Company prohibits all associates, including the NEOs, and directors from buying, selling, writing or otherwise entering into any hedging or derivative transaction related to Marriott stock or securities, including options, warrants, puts, calls, and similar rights that have an exercise or conversion privilege that is related to the price of a Marriott security, or similar instruments with a value derived from the value of a Marriott security, except that they may hold SARs or other derivative securities awarded to them as compensation under the Company’s equity compensation plans.

Clawbacks

In addition to the compensation clawback provisions of the Sarbanes-Oxley Act of 2002 that apply to the Chief Executive Officer and Chief Financial Officer, the Company maintains a separate clawback provision that applies to all equity awards issued to the NEOs. Under the Stock Plan and the NEOs’ award agreements, the Company has the authority to limit or eliminate the ability of any executive to exercise options and SARs or to receive a distribution of

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Company stock under PSUs, RSUs or other stock awards if the executive’s employment is terminated for serious misconduct or the executive engages in criminal or tortious conduct or other behavior that is actually or potentially injurious to the Company or competes with the Company.

The Committee has discretion to require reimbursement of any annual cash incentive payment awarded to an NEO if the amount of such incentive payment is calculated based upon the achievement of certain financial results that are required to be restated, provided that such discretion may only be exercised if the NEO has engaged in intentional misconduct that caused or partially caused the need for the restatement. The amount of the reimbursement would be the difference in the amount determined before and after the restatement. The Company intends to fully comply with the requirements of Dodd-Frank Section 954 upon the adoption of final rules implementing this provision.

Independent Compensation Consultant

The Committee selected and retained the Compensation Consultant to assist the Committee in establishing and implementing executive and director compensation strategy. The Compensation Consultant reports to and is instructed in its duties by the Committee and carries out its responsibilities in coordination with the Human Resources Department. Other than having provided the Company with executive compensation data from a survey, which the Committee pre-approved, the Compensation Consultant performs no other services for the Company. Based on materials presented by management and the Compensation Consultant and the factors set forth in the SEC’s Exchange Act Rule 10C-1, the Committee determined that the Compensation Consultant is independent and that the Compensation Consultant’s engagement did not raise any conflicts of interest.

The Compensation Determination Process

In designing and determining 2021 NEO pay, the Committee considered recommendations from the Company’s Executive Vice President and Chief Human Resources Officer and from the Company’s Executive Chairman and Chairman of the Board, J.W. Marriott, Jr., as well as the advice and recommendations of the Compensation Consultant. The Committee also obtained input and approval from the full Board, with the independent directors meeting in executive session, regarding the compensation for Mr. Capuano and Ms. Linnartz.

In its determinations, the Committee does not set rigid, categorical guidelines or formulae to determine the levels of compensation for the NEOs. Rather, it relies upon its collective judgment as applied to the challenges confronting the Company as well as subjective factors such as leadership ability, individual performance, retention needs, and future potential as part of the Company’s management development and succession planning process.

The Committee carefully reviews numerous factors when setting NEO total pay opportunity, allocating total pay opportunity among base salary, annual incentives and annual stock awards, and determining final pay outcomes based on performance. The Committee considers our executives’ job responsibilities, tenure and experience, and Company and individual performance against internal targets as well as performance of competitors, competitive recruiting and retention pressures, internal pay equity and succession and development plans.

The Committee also reviews the total pay opportunity for executives at the 50th percentile of a broad-based and select group of companies described in the discussion of Market Data below. This review of total pay opportunity is designed as a market check to align the potential range of total direct compensation outcomes with our long-term performance expectations and actual results. An understanding of external market data helps the Company attract and retain key executive talent without serving as a rigid standard for benchmarking compensation. For example, although performance comparisons are difficult given the differences in size, customer distribution, global geographic exposure and price tier distribution, the Committee considers historical and annual business results relative to other individual lodging companies to provide additional context for evaluating annual compensation actions. The Committee also regularly reviews historical financial, business and total stockholder return results for lodging companies as well as a selected group of comparator companies prior to determining final pay amounts.

Market Data

The external market data utilized by the Company for 2021 includes several broad, revenue-based surveys as well as a custom survey of companies specifically selected by the Committee. The Committee believes, based on the advice of the Compensation Consultant, that the similarly-sized companies participating in the revenue-based surveys and the companies selected for the custom survey represent the broad pool of executive talent both within and outside of the lodging industry for which the Company competes. To avoid over-emphasizing the results of one or more surveys, the Company considers the

48	Marriott International, Inc.

Executive and Director Compensation

results of the revenue-based surveys as well as those of the custom survey, in terms of total pay and each component of pay. The Committee also considers compensation practices at select lodging companies. This process for identifying relevant market data is used consistently for all senior executives of the Company, including the NEOs.

Revenue-Based Survey

In general, the revenue-based surveys used as a market reference for NEO pay include companies with annual revenue similar to that of the Company. For 2021, the surveys were the Executive & Senior Management Total Compensation Survey (provided by the Compensation Consultant), the Radford Global Database, the WTW CDB Executive Compensation Database, the Equilar Top 25 Survey, and the Fred Cook Survey of Long-Term Incentives. The Committee did not consider the individual companies in the revenue-based surveys when making compensation decisions.

Custom Survey

There are no other U.S. publicly-traded lodging companies similar to our size. Therefore, in consultation with the Compensation Consultant, the Committee selected appropriate comparator group companies from a broad universe of companies that compete with Marriott for executive talent, are of similar size in annual revenue or have a similar focus on marketing, e-commerce, consumers and brand image even if they do not compete directly in the lodging business. The Committee annually reviews the comparator group for potential changes (e.g., due to mergers and acquisition activity or changes in company size and business mix) but does not generally anticipate making significant changes every year, to allow for consistency and comparability of market data from year-to-year. The comparator group companies reviewed for 2021 are shown below along with select financial and non-financial metrics the Committee considered and Marriott’s percentile ranking on each of these metrics. During 2021, the Committee determined to remove Macy’s Inc. and Las Vegas Sands Corporation from the peer group and to add Caesars Entertainment Inc. to the peer group because of its global operations footprint and because it competes in the hospitality industry. The financial information reflects fiscal year-end data available as of March 1, 2022.

	2021 Revenues(1)	Market Capitalization(1)	Enterprise Value(1)	Number of Employees
Lodging Companies
Hilton Worldwide Holdings Inc.	$ 5,788	$ 43,535	$ 51,886	142,000
Hyatt Hotels Corporation	3,028	10,547	13,725	44,000
Wyndham Hotels & Resorts, Inc.	1,565	8,248	10,175	8,000
Other Hotel, Restaurant & Leisure Companies
Carnival Corporation & plc	1,908	20,016	45,484	40,000
Caesars Entertainment Inc.	9,570	19,990	45,860	49,000
McDonald’s Corporation	23,223	200,314	244,248	200,000
MGM Resorts International	9,680	20,367	45,291	42,000
Royal Caribbean Cruises Ltd	1,532	19,596	38,558	84,900
Starbucks Corp	29,061	134,703	154,400	383,000
Other Retail & Consumer Branded Companies
Best Buy Company, Inc.	47,262	29,802	30,322	102,000
Nike, Inc.	44,538	267,907	265,527	73,300
The TJX Companies, Inc.	32,137	78,212	84,242	286,000
The Walt Disney Company	67,418	275,859	329,276	190,000
E-Commerce Companies
eBay Inc.	10,420	39,500	34,240	10,800
Expedia Group, Inc.	8,598	28,129	34,200	14,800
Booking Holdings Inc.	10,958	98,530	97,690	20,300
Marriott International, Inc.(2)	13,857	53,918	63,911	120,000
Percentile Rank	61st	61st	62nd	69th

Source:	Bloomberg, SEC filings and other public sources.
(1)	Amounts are reported in millions.
(2)

Revenue amount for the Company is shown as reflected in our financial statements. The number of Marriott employees shown does not include associates employed by our hotel owners but whose employment is managed by Marriott (which is common outside the U.S.) or hotel personnel employed by our franchisees or other management companies hired by our franchisees.

2022 Proxy Statement	49

Executive and Director Compensation

Relative TSR Performance Peer Group

As discussed above, the Committee believes that it is appropriate to focus on companies that are generally similar in size to our Company, but including a broader universe, when comparing compensation with market data. For total shareholder return performance comparisons, however, the Committee believes that company size is less relevant than business focus within the lodging and hospitality industry. The performance peer group should effectively measure the Company’s performance relative to other companies whose businesses are similar and have been similarly impacted by the global pandemic. The performance peer group of 20 companies for all 2021 PSU grants was selected based on a review of the constituents of established industry indices: S&P 500 Hotels, Resorts, & Cruise Lines Index and the Bloomberg World Lodging Index, and a review of other public companies within the same industry classifications. Although this TSR performance peer group differs from the compensation peer group, there is an overlap of eight companies between the two groups, as indicated in the table below.

	FYE 2019 Revenues ($m)(2)		Market Capitalization ($m) as of January 2021(2)
Hotels, Resorts & Cruise Lines
Accor SA	4,049	(3)	7,274	(3)
Carnival Corporation & plc*	20,825		21,902
Choice Hotels International, Inc.	1,115		5,839
Extended Stay America, Inc.(1)	1,218		2,509
Hilton Worldwide Holdings Inc.	9,452		29,950
Hyatt Hotels Corporation	5,020		7,239
InterContinental Hotels Group PLC	4,627		11,920
Norwegian Cruise Line Holdings Ltd.	6,462		7,651
Royal Caribbean Cruises Ltd*	10,951		17,222
Wyndham Hotels & Resorts, Inc.*	2,053		5,710
Hotel & Resort REITs
Apple Hospitality REIT, Inc.	1,267		2,815
Host Hotels & Resorts, Inc.	5,469		9,839
Park Hotels & Resorts Inc.	2,844		3,975
Pebblebrook Hotel Trust	1,612		2,480
RLJ Lodging Trust	1,566		2,156
Casinos & Gaming
Las Vegas Sands Corporation	13,739		45,401
MGM Resorts International*	12,900		15,018
Wynn Resorts, Limited	6,611		11,804
Internet & Direct Marketing Retail (OTAs)
Booking Holdings Inc.*	15,066		89,612
Expedia Group, Inc.*	12,067		19,400

*	Also a compensation peer group company
(1)	Extended Stay America, Inc. was acquired in Q2 2021 and has been subsequently removed from the peer group.
(2)	Reflects values reviewed by the Committee when approving the peer group in February 2021.
(3)	Amounts shown for Accor SA in Euros.

50	Marriott International, Inc.

Executive and Director Compensation

Risk Considerations

The Committee considered risk in determining 2021 NEO compensation and believes that the following aspects of NEO pay discourage unreasonable or excessive risk-taking by executives:

•

Base salary levels are commensurate with the executives’ responsibilities (and the external market) so that the executives are not motivated to take excessive risks to achieve an appropriate level of financial security.

•	Annual cash incentive program includes a diverse mix of Company performance metrics, including metrics based on diversity, inclusion and other social initiatives.

•	Annual cash incentive opportunities are capped so that no payout exceeds a specified percentage of salary, thereby moderating the impact of short-term incentives.

•

The Committee and the Board have discretion to decrease annual cash incentive payouts, for example, if they believe the operational or financial results giving rise to those payouts are unsustainable or if they believe the payout would unfairly reward the NEOs for events that are unrelated to their performance.

•	The mix of short-term and long-term incentives is balanced so that at least 50% of total pay opportunity is in the form of long-term equity awards.

•	PSUs are subject to performance measures that reflect the strength of our brands and drive long-term financial and stock performance.

•

Annual stock awards are generally granted as a mix of PSUs, RSUs, and SARs that generally vest over or after at least three years, which together encourage the NEOs to focus on sustained stock price performance.

•

The Committee reviews and compares total compensation and each element of compensation to external market data to confirm that compensation is within an acceptable range relative to the external market, while also taking into consideration the Company’s relative performance.

•	The NEOs are subject to compensation clawback provisions.

•	Stock ownership requirements align the long-term interests of NEOs with the interests of stockholders.

•	All associates, including the NEOs, and directors are prohibited from engaging in hedging or derivative transactions related to Marriott stock or securities.

•	The NEOs are prohibited from holding Company stock in margin accounts or pledging such stock as collateral for loans.

2022 Proxy Statement	51

Executive and Director Compensation

Executive Compensation Tables and Discussion

Summary Compensation Table

The following Summary Compensation Table presents the compensation we paid in fiscal years 2019, 2020 and 2021 to our CEO (who commenced service as CEO on February 21, 2021), our Chief Financial Officer, the other three most highly compensated executive officers in 2021, and our former President and CEO.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	SAR Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Anthony G. Capuano Chief Executive Officer	2021	1,234,615	0	10,171,778	2,250,072	4,691,538	13,556	30,323	18,391,882
	2020	597,356	0	2,840,318	810,053	0	19,585	9,150	4,276,462
	2019	850,000	0	2,905,435	867,306	1,198,416	6,569	52,113	5,879,839
Stephanie C. Linnartz President	2021	980,768	0	6,883,653	1,514,605	1,863,460	7,043	43,175	11,292,704
	2020	592,308	0	2,127,478	960,007	0	9,505	9,263	3,698,561
	2019	850,000	0	2,143,134	1,027,896	774,874	2,616	75,390	4,873,910
Kathleen K. Oberg Chief Financial Officer and Executive Vice President, Business Operations	2021	888,462	0	9,309,699	1,050,068	1,688,077	25,667	0	12,961,973
	2020	558,461	0	1,966,863	930,048	0	37,121	24,155	3,516,648
	2019	800,000	0	1,993,105	906,186	805,254	11,331	76,470	4,592,346
William P. Brown Group President, United States and Canada	2021	748,826	0	3,057,817	675,022	1,067,078	24,996	9,425	5,583,164
Craig S. Smith Group President, International	2021	747,732	0	3,057,817	675,022	943,544	25,959	9,425	5,459,499
Arne M. Sorenson Former President and Chief Executive Officer	2021	321,058	0	0	0	387,693	59,975	11,509,425	12,278,151
	2020	414,615	0	6,101,867	2,250,059	0	133,471	26,344	8,926,356
	2019	1,300,000	0	6,182,815	2,192,342	3,519,765	44,004	196,961	13,435,887

(1)

This column reports all amounts earned as salary during the fiscal year, whether paid or deferred under the Company’s qualified 401(k) plan and the EDC. For Mr. Sorenson, the figure also includes payout of his accrued vacation days, valued at $105,673.

(2)

The value reported for Stock Awards and SAR Awards is the aggregate grant date fair value of the awards granted in the fiscal year as determined in accordance with accounting guidance for share-based payments, and therefore differs from the target award values approved by the Committee. The assumptions for making the valuation determinations for SAR Awards are set forth in the footnotes to the Grants of Plan-Based Awards for Fiscal Year 2021 table, below.

(3)

Approximately 79% of the 2021 value reported in this column for Mr. Capuano, 76% for Ms. Linnartz, 37% for Ms. Oberg, and 79% for Messrs. Brown and Smith represent the value of PSUs at the grant date based upon target performance which is the most probable outcome as of the grant date with respect to performance. Assuming that the highest level of performance conditions is achieved for all PSUs, the grant date fair values of the PSUs included in the 2021 value for Mr. Capuano, Ms. Linnartz, Ms. Oberg, and Messrs. Brown and Smith would be $13,373,172, $8,858,868, $5,541,187, $3,886,889 and $3,886,889, respectively. 53% of the 2021 value reported in this column for Ms. Oberg represents the one-time RSU award described above under the “Supplemental Stock Awards” heading.

(4)

This column reports all amounts earned under the Company’s annual cash incentive program during the fiscal year, which were paid in February of the following fiscal year (except for fiscal year 2020 where there was no annual cash incentive paid) unless deferred under the EDC.

(5)

The values reported equal the earnings credited to accounts in the EDC to the extent they were credited at a rate of interest exceeding 120% of the applicable federal long-term rate, as discussed below under “Nonqualified Deferred Compensation for Fiscal Year 2021.”

(6)

All Other Compensation for fiscal year 2021 consists of Company contributions to the Company’s qualified 401(k) plan of $9,425 for each NEO other than Mr. Capuano and Ms. Oberg, and $9,225 for Mr. Capuano and $0 for Ms. Oberg; and perquisites and personal benefits, including spousal accompaniment while on business travel and complimentary rooms, food and beverages at Company-owned, operated or franchised hotels and the use of other hotel-related services such as golf and spa facilities while on personal travel. The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for any NEO for the fiscal year. For Mr. Sorenson, the figure includes a one-time cash payment in lieu of his 2021 stock award, totaling $11,500,000.

52	Marriott International, Inc.

Executive and Director Compensation

Grants of Plan-Based Awards for Fiscal Year 2021

The following table presents the plan-based awards granted to the NEOs in 2021.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards (Number of Shares of Stock or Units) (#)	All Other SAR Awards (Number of Securities Underlying SARs) (#)	Exercise or Base Price of SARs ($/sh)	Grant Date Fair Value of Stock/ SAR Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Capuano
Cash Incentive			390,000	2,600,000	5,200,000	—	—	—	—	—	—	—
PSU	2/22/21	2/20/21	—	—	—	7,920	31,679	57,022	—	—	—	4,483,212
SV PSU	2/22/21	2/20/21	—	—	—	12,320	24,640	36,960	—	—	—	3,535,594
RSU	2/22/21	2/20/21	—	—	—	—	—	—	15,840	—	—	2,152,973
SAR	2/22/21	2/20/21	—	—	—	—	—	—	—	66,000	142.05	2,250,072
Ms. Linnartz
Cash Incentive			150,000	1,000,000	2,000,000	—	—	—	—	—	—	—
PSU	2/22/21	2/20/21	—	—	—	5,720	22,880	41,184	—	—	—	3,237,978
SV PSU	2/22/21	2/20/21				7,040	14,080	21,120	—			2,020,339
RSU	2/22/21	2/20/21	—	—	—	—	—	—	11,442	—	—	1,625,336
SAR	2/22/21	2/20/21	—	—	—	—	—	—	—	44,427	142.05	1,514,605
Ms. Oberg
Cash Incentive			135,000	900,000	1,800,000	—	—	—	—	—	—	—
PSU	2/22/21	2/20/21	—	—	—	2,464	9,856	17,741	—	—	—	1,394,821
SV PSU	2/22/21	2/20/21				7,040	14,080	21,120	—			2,020,339
RSU	2/22/21	2/20/21	—	—	—	—	—	—	7,392	—	—	1,004,721
SAR	2/22/21	2/20/21	—	—	—	—	—	—	—	30,801	142.05	1,050,068
RSU	8/31/21	8/31/21	—	—	—	—	—	—	37,120	—	—	4,889,818
Mr. Brown
Cash Incentive			84,375	562,500	1,125,000	—	—	—	—	—	—	—
PSU	2/22/21	2/10/21	—	—	—	1,584	6,336	11,405	—	—	—	896,671
SV PSU	2/22/21	2/10/21				5,280	10,560	15,840	—			1,515,254
RSU	2/22/21	2/10/21	—	—	—	—	—	—	4,752	—	—	645,892
SAR	2/22/21	2/10/21	—	—	—	—	—	—	—	19,800	142.05	675,022
Mr. Smith
Cash Incentive			84,375	562,500	1,125,000	—	—	—	—	—	—	—
PSU	2/22/21	2/10/21	—	—	—	1,584	6,336	11,405	—	—	—	896,671
SV PSU	2/22/21	2/10/21				5,280	10,560	15,840	—			1,515,254
RSU	2/22/21	2/10/21	—	—	—	—	—	—	4,752	—	—	645,892
SAR	2/22/21	2/10/21	—	—	—	—	—	—	—	19,800	142.05	675,022
Mr. Sorenson
Cash Incentive			420,000	2,800,000	5,600,000	—	—	—	—	—	—	—

(1)

The amounts reported in these columns include potential payouts corresponding to achievement of the threshold, target, and maximum performance objectives under the Company’s annual cash incentive program.

(2)

These columns report the number of shares issuable under PSUs granted to the NEOs for the 2021-2023 performance period. Annual PSUs reported in these columns are conditioned on the achievement of 2023 Adjusted EBITDA, with a potential modification of -20% to +20% based on Relative TSR Performance over a three-year performance period from 2021-2023, with threshold representing 25% of the target number of shares and maximum representing 150% of target. “SV PSUs” are the one-time Stockholder Value PSUs discussed above, which vest based on Relative TSR Performance over a three-year performance period from 2021-2023.

2022 Proxy Statement	53

Executive and Director Compensation

(3)

The value reported for Stock Awards and SAR Awards is the aggregate grant date fair value of the awards granted in 2021 as determined in accordance with accounting standards for share-based payments, although the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards. We used the following assumptions to determine the fair value of the SAR Awards granted in 2021: expected volatility =27.34%; dividend yield = 1.16%; risk-free rate = 0.81–1.37%; and expected term = 6–10 years. In making these assumptions, we base expected volatility on the historical movement of the Company’s stock price. We base risk-free rates on the corresponding U.S. Treasury spot rates for the expected duration at the date of grant, which we convert to a continuously compounded rate. The dividend yield assumption takes into consideration both historical levels and expectations of future dividend payout. The weighted average expected terms for SAR Awards are an output of our valuation model which utilizes historical data in estimating the time period that the SARs are expected to remain unexercised. We calculate the expected terms for SARs for separate groups of retirement eligible and non-retirement eligible employees. Our valuation model also uses historical data to estimate exercise behaviors, which include determining the likelihood that employees will exercise their SARs before expiration at a certain multiple of stock price to exercise price. For PSUs, the value reported is based on the grant date stock price of the target number of shares subject to the award.

The Grants of Plan-Based Awards table reports the dollar value of cash-based annual incentive program awards (at their threshold, target and maximum achievement levels) and the number and grant date fair value of PSUs, RSUs and SARs granted under the Stock Plan to each NEO (other than Mr. Sorenson) during the 2021 fiscal year. With regard to cash incentives, this table reports the range of potential amounts that could have been earned by the executive under the annual cash incentive program for 2021, whereas the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table reports the actual value approved by the Human Resources and Compensation Committee for 2021. With regard to equity grants, the value received by executives upon the vesting of PSUs and RSUs and upon the exercise of SARs may differ from the reported grant date values, including the potential for zero value for PSUs and SARs, depending on the degree to which pre-established performance goals are met and on the Company’s future stock performance.

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Executive and Director Compensation

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table shows information about outstanding Company SARs, RSUs and PSUs at December 31, 2021, our fiscal year-end. The Intrinsic Value and Market Value figures for the Company stock awards are based on the closing price as of December 31, 2021 of the Company’s Class A common stock, which was $165.24. Mr. Sorenson and his estate did not hold any outstanding SAR or stock awards as of December 31, 2021.

Name	Grant Date	Award Type	SAR Awards							Stock Awards
			Number of Securities Underlying Unexercised SARs: Exercisable/ Unexercisable (#)			SAR Exercise Price ($)	SAR Expiration Date	SAR Intrinsic Value: ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Capuano	2/23/15	SARs	23,115	—		82.67	2/23/25	1,908,606	—	—		—
	2/22/16	SARs	30,513	—		66.86	2/22/26	3,001,869	—	—		—
	2/21/17	SARs	23,370	—		88.31	2/21/27	1,797,854	—	—		—
	2/20/18	SARs	16,428	—		139.54	2/20/28	422,200	—	—		—
	3/5/19	SARs	14,906	7,453	(1)	124.79	3/5/29	602,948	301,474	—		—
	3/2/20	SARs	9,685	19,370	(1)	120.16	3/2/30	436,600	873,200	—		—
	2/22/21	SARs	—	66,000	(1)	142.05	2/22/31	—	1,530,540	—		—
		RSUs	—	—		—		—	—	41,991	(2)	6,938,593
		PSUs	—	—		—		—	—	2,423	(3)	400,377
		PSUs	—	—		—		—	—	8,991	(4)	1,485,673
		PSUs	—	—		—		—	—	56,319	(5)	9,306,152
Ms. Linnartz	3/5/19	SARs	8,833	8,833	(1)	124.79	3/5/29	357,295	357,295	—		—
	3/2/20	SARs	—	21,250	(1)	120.16	3/2/30	—	970,122	—		—
	2/22/21	SARs	—	44,427	(1)	142.05	2/22/31	—	1,030,262	—		—
		RSUs	—	—		—		—	—	19,335	(6)	3,194,915
		PSUs	—	—		—		—	—	2,873	(3)	474,735
		PSUs	—	—		—		—	—	10,653	(4)	1,760,302
		PSUs	—	—		—		—	—	36,960	(5)	6,107,270
Ms. Oberg	2/21/17	SARs	21,316	—		88.31	2/21/27	1,639,840	—	—		—
	2/20/18	SARs	18,957	—		139.54	2/20/28	487,195	—	—		—
	3/5/19	SARs	17,114	8,557	(1)	124.79	3/5/29	692,261	346,131	—		—
	3/2/20	SARs	11,331	22,662	(1)	120.16	3/2/30	510,801	1,021,603	—		—
	2/22/21	SARs	—	30,801	(1)	142.05	2/22/31	—	714,275	—		—
		RSUs	—	—		—		—	—	52,157	(7)	8,618,423
		PSUs	—	—		—		—	—	2,783	(3)	459,863
		PSUs	—	—		—		—	—	10,320	(4)	1,705,277
		PSUs	—	—		—		—	—	23,936	(5)	3,955,185
Mr. Brown	3/5/19	SARs	4,141	4,141	(1)	124.79	3/5/29	167,503	167,503	—		—
	3/2/20	SARs	1,462	13,890	(1)	120.16	3/2/30	65,907	626,161	—		—
	2/22/21	SARs	—	19,800	(1)	142.05	2/22/31	—	459,162	—		—
		RSUs	—	—		—		—	—	9,119	(8)	1,506,824
		PSUs	—	—		—		—	—	1,347	(3)	222,578
		PSUs	—	—		—		—	—	6,327	(4)	1,045,473
		PSUs	—	—		—		—	—	16,896	(5)	2,791,895
Mr. Smith	2/22/16	SARs	16,782	—		66.86	2/22/26	1,651,013	—	—		—
	2/21/17	SARs	15,912	—		88.31	2/21/27	1,224,110	—	—		—
	2/20/18	SARs	11,691	—		139.54	2/20/28	300,459	—	—		—
	3/5/19	SARs	10,490	5,245	(1)	124.79	3/5/29	424,321	212,160	—		—
	3/2/20	SARs	6,945	13,890	(1)	120.16	3/2/30	313,081	626,161	—		—
	2/22/21	SARs	—	19,800	(1)	142.05	2/22/31	—	459,162	—		—
		RSUs	—	—		—		—	—	9,439	(9)	1,559,700
		PSUs	—	—		—		—	—	1,706	(3)	281,899
		PSUs	—	—		—		—	—	6,327	(4)	1,045,473
		PSUs	—	—		—		—	—	16,896	(5)	2,791,895

(1)	SARs are exercisable in 33% increments on each of the first, second, and third anniversary of the grant date.
(2)	These RSUs vested or are scheduled to vest as follows: 19,209 on February 15, 2022; 17,502 on February 15, 2023; 5,280 on February 15, 2024.
(3)	These PSUs are equity incentive plan awards that have been earned and vested on February 15, 2022.

2022 Proxy Statement	55

Executive and Director Compensation

(4)	These PSUs are equity incentive plan awards that have not been earned and will vest on February 15, 2023, pending performance results and continued service.
(5)	These PSUs are equity incentive plan awards that have not been earned and will vest on February 15, 2024, pending performance results and continued service.
(6)	These RSUs vested or are scheduled to vest as follows: 9,043 on February 15, 2022; 6,478 on February 15, 2023; 3,814 on February 15, 2024.
(7)	These RSUs vested or are scheduled to vest as follows: 7,529 on February 15, 2022; 5,044 on February 15, 2023; 18,560 on August 15, 2023; 2,464 on February 15, 2024; 18,560 on August 15, 2025.
(8)	These RSUs vested or are scheduled to vest as follows: 4,369 on February 15, 2022; 3,166 on February 15, 2023; 1,584 on February 15, 2024.
(9)	These RSUs vested or are scheduled to vest as follows: 4,689 on February 15, 2022; 3,166 on February 15, 2023; 1,584 on February 15, 2024.

SAR Exercises and Stock Vested During Fiscal Year 2021

The following table shows information about SAR exercises and vesting of RSU and PSU awards during fiscal year 2021.

	SAR Awards				Stock Awards
Name	Award Type	Exercise Date	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Award Type	Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)

Mr. Capuano	SAR	9/24/21	16,000	1,557,600	RSU/PSU	2/16/21	23,567	3,059,939

Ms. Linnartz	SAR	2/25/21	48,630	1,383,562	RSU/PSU	2/16/21	18,385	2,387,108

Ms. Oberg	SAR	9/16/21	11,000	852,500	RSU/PSU	2/16/21	17,795	2,310,503

	SAR	11/9/21	21,000	1,992,456

Mr. Brown	SAR	2/24/21	15,945	411,534	RSU/PSU	2/16/21	7,030	912,775

	SAR	2/25/21	9,945	647,469

Mr. Smith					RSU/PSU	2/16/21	10,955	1,422,397

Mr. Sorenson					RSU/PSU	2/16/21	149,306	19,385,891

(1)

For SARs that were exercised, the number of shares in this column reflects the nominal number of shares that were subject to SARs. The number of shares actually delivered under the SARs was lower and represented the value realized on exercise divided by the market price at the time of exercise.

(2)	The value realized upon exercise is based on the spread between the market price of the Company’s Class A common stock at the time of exercise and the exercise price.
(3)	The value realized upon vesting is based on the average of the high and low stock price on the vesting date.

56	Marriott International, Inc.

Executive and Director Compensation

The following tables include additional information regarding the value realized by the NEOs (or, in the case of Mr. Sorenson, his beneficiaries or estate) in 2021 on the exercise or vesting of Marriott stock awards reported in the table above.

	2021 SAR Exercises
Name	Grant Date	Grant Term	Exercise Date	Number of Shares Exercised	Exercise Price ($)	Average Market Value at Exercise ($)	Stock Price Increase from Grant to Exercise Date (%)	Value Realized Upon Exercise ($)
Mr. Capuano	2/24/14	10 years	9/24/21	16,000	53.25	150.60	183	1,557,600
Ms. Linnartz	2/21/17	10 years	2/25/21	9,447	88.31	150.92	71	591,477
	2/20/18	10 years	2/25/21	19,590	139.54	151.16	8	227,636
	3/5/19	10 years	2/25/21	8,833	124.79	151.10	21	232,396
	3/2/20	10 years	2/25/21	10,760	120.16	151.02	26	332,054
Ms. Oberg	2/22/16	10 years	9/16/21	11,000	66.86	144.36	116	852,500
	2/22/16	10 years	11/9/21	16,462	66.86	166.44	149	1,639,286
	2/21/17	10 years	11/9/21	4,538	88.31	166.14	88	353,170
Mr. Brown	2/20/18	10 years	2/24/21	6,321	139.54	154.93	11	97,249
	3/5/19	10 years	2/24/21	4,141	124.79	154.82	24	124,354
	3/2/20	10 years	2/24/21	5,483	120.16	154.80	29	189,931
	2/21/17	10 years	2/25/21	9,945	88.31	153.42	74	647,469

	2021 Restricted/Performance Stock Unit Award Vesting
Name	Grant Date	Vesting Date	Number of Shares Vested	Average Market Value at Grant ($)	Average Market Value at Vesting ($)	Stock Price Increase/ Decrease from Grant to Vesting Date (%)	Value Realized Upon Vesting ($)
Mr. Capuano	2/20/18	2/16/21	19,155	139.54	129.84	-7	2,487,085
	3/5/19	2/16/21	2,164	124.79	129.84	4	280,974
	3/2/20	2/16/21	2,248	120.16	129.84	8	291,880
Ms. Linnartz	2/20/18	2/16/21	13,156	139.54	129.84	-7	1,708,175
	3/5/19	2/16/21	2,565	124.79	129.84	4	333,040
	3/2/20	2/16/21	2,664	120.16	129.84	8	345,894
Ms. Oberg	2/20/18	2/16/21	12,730	139.54	129.84	-7	1,652,863
	3/5/19	2/16/21	2,485	124.79	129.84	4	322,652
	3/2/20	2/16/21	2,580	120.16	129.84	8	334,987
Mr. Brown	2/20/18	2/16/21	4,245	139.54	129.84	-7	551,171
	3/5/19	2/16/21	1,203	124.79	129.84	4	156,197
	3/2/20	2/16/21	1,582	120.16	129.84	8	205,407
Mr. Smith	2/20/18	2/16/21	7,850	139.54	129.84	-7	1,019,244
	3/5/19	2/16/21	1,523	124.79	129.84	4	197,746
	3/2/20	2/16/21	1,582	120.16	129.84	8	205,407
Mr. Sorenson	2/20/18	2/16/21	45,043	139.54	129.84	-7	5,848,383
	3/5/19	2/16/21	48,085	124.79	129.84	4	6,243,356
	3/2/20	2/16/21	56,178	120.16	129.84	8	7,294,152

2022 Proxy Statement	57

Executive and Director Compensation

Nonqualified Deferred Compensation for Fiscal Year 2021

The following table presents contributions, earnings, distributions, and balances under the EDC for the 2021 fiscal year.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Mr. Capuano	37,038	0	38,661	—	1,230,412

Ms. Linnartz	0	0	20,095	—	628,962

Ms. Oberg	0	0	73,233	—	2,292,334

Mr. Brown	0	0	71,318	—	2,232,387

Mr. Smith	106,285	0	74,015	—	2,375,291

Mr. Sorenson	732,525	0	179,440	8,779,795	0

(1)

The amounts in this column consist of elective deferrals by the NEOs of salary for the 2021 fiscal year and non-equity incentive plan compensation for 2020 (otherwise payable in 2021) under the EDC. The following table indicates the portion of each executive’s elective contributions that was attributable to 2021 salary that is reported in the Summary Compensation Table.

Name	Amounts that Relate to the Contribution of Salary ($)

Mr. Capuano	37,038

Ms. Linnartz	0

Ms. Oberg	0

Mr. Brown	0

Mr. Smith	106,285

Mr. Sorenson	19,263

(2)

The amounts in this column reflect aggregate notional earnings during 2021 of each NEO’s account in the EDC. Such earnings are reported in the Summary Compensation Table only to the extent that they were credited at a rate of interest in excess of 120% of the applicable federal long-term rate. The following table indicates the portion of each executive’s aggregate earnings during 2021 that is reported in the Summary Compensation Table.

Name	Amounts Included in the Summary Compensation Table for 2021 ($)

Mr. Capuano	13,556

Ms. Linnartz	7,043

Ms. Oberg	25,667

Mr. Brown	24,996

Mr. Smith	25,959

Mr. Sorenson	59,975

(3)

This column includes amounts in each NEO’s total EDC account balance as of the last day of the 2021 fiscal year. The following table presents the portion of the Aggregate Balance that was reported as compensation in the Summary Compensation Table in the Company’s prior-year proxy statements.

Name	Amounts that were Reported as Compensation in Prior Year Proxy Statements ($)

Mr. Capuano	344,348

Ms. Linnartz	571,153

Ms. Oberg	1,368,762

Mr. Brown	—

Mr. Smith	—

Mr. Sorenson	6,145,925

58	Marriott International, Inc.

Executive and Director Compensation

Under the EDC, the NEOs and other participants are eligible to defer the receipt of up to 80% of their salary, bonus, and/or non-equity incentive plan compensation. Such amounts are fully vested. In addition, the Company may make a discretionary matching contribution to participants’ (including the NEOs’) EDC accounts, which is vested when made. The match is intended to provide the NEOs (and other highly-paid associates) with matching contributions that are similar to matching contributions that would have been made under the Company’s tax-qualified 401(k) plan but for the application of certain nondiscrimination testing and annual compensation limitations under the Internal Revenue Code. There was no match for 2021 due to the impact of the COVID-19 pandemic on our business and industry.

The Company also may make an additional discretionary contribution to participants’ (including the NEOs’) EDC accounts based on subjective factors such as individual performance, key contributions and retention needs. There were no additional discretionary contributions for the NEOs for 2021.

The EDC also provides participants the opportunity for long-term capital appreciation by crediting participant accounts with a rate of return determined by the Company. The rate of return was determined largely by reference to the Company’s estimated long-term cost of borrowing and was set at 3.3% for 2021. To the extent that this rate exceeds 120% of the applicable federal long-term rate, the excess is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Participants may elect to receive a distribution of their EDC accounts upon separation from service or upon a specified future date while still employed (an “in-service distribution”). Each year’s deferrals and Company match may have a separate distribution election. Distributions payable upon separation from service may be elected as (i) a lump sum cash payment; (ii) a series of annual cash installments payable over a designated term not to exceed 20 years; or (iii) five annual cash payments beginning on the sixth January following termination of employment. In-service distributions may be elected by the participant as a single lump sum cash payment or annual cash payments over a term of two to five years, in either case beginning not earlier than the third calendar year following the calendar year of the deferral. However, in the case of amounts of $10,000 or less, or when no election regarding the form of distribution is made, the distribution will be made in a lump sum. When the participant is a “specified employee” for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of separation from service will not occur until after six months following separation from service. Typically, the NEOs are specified employees.

Potential Payments Upon Termination or Change in Control

This section describes potential payments to each of our NEOs other than Mr. Sorenson, whose payments and benefits in connection with his passing are described in the “Arrangements with Former Executive Officers” section of this proxy statement. References to our NEOs in this section do not include Mr. Sorenson.

The Company does not have employment agreements or severance agreements with any of the NEOs.

Under the Stock Plan and the relevant award agreements (other than Mr. Capuano’s separate RSU awards granted in fiscal 2020 and prior years), upon retirement, an NEO may continue to vest in and receive distributions under outstanding RSUs and PSUs for the remainder of their vesting period and may exercise SARs for up to five years subject to the awards’ original terms. However, the stock awards provide that if the executive retires within one year after the grant date, the executive forfeits a portion of the stock award proportional to the number of days remaining to the first vesting date. Stock awards will vest in full upon permanent disability (as defined in the Stock Plan), including at target performance level for PSUs.

2022 Proxy Statement	59

Executive and Director Compensation

Under the EDC, upon retirement or termination due to permanent disability (as defined in the EDC), an NEO will immediately vest in any unvested portion of his or her EDC account. Each of the NEOs was fully vested in their EDC accounts as of December 31, 2021.

Any cash incentive payments under the annual cash incentive program will be forfeited if an executive is not employed on the last day of the year, except that the annual cash incentive will be paid based on the target performance level, pro-rated based on the days worked during the year, upon death or disability, in addition to payment upon an NEO’s termination of employment in connection with or following a change in control as discussed below.

For purposes of Stock Plan awards, retirement means a termination of employment by an executive who has attained age 55 with 10 years of service with the Company. For the EDC, retirement means a separation of service by an executive who has attained age 55 with 10 years of service with the Company or has attained 20 years of service with the Company. However, for Stock Plan awards, retiree status is subject to the Committee’s (or its designee’s) prior approval, and the Committee (or its designee) has the authority to revoke approved retiree status if an executive’s employment is subsequently found to have been terminated because of the executive’s serious misconduct, or if the executive has engaged in competition with the Company or criminal conduct or other behavior that is actually or potentially harmful to the Company. An NEO who dies as an employee or while an approved retiree immediately vests in his or her EDC account (to the extent any portion is unvested) and stock awards. These provisions were developed based on an analysis of external market data. As of December 31, 2021, each of the NEOs other than Ms. Linnartz met the age and service conditions for retirement eligibility. Ms. Linnartz will meet those conditions if she remains employed until March 28, 2023.

Under the Stock Plan, in the event of certain transactions involving a capital restructuring, reorganization or liquidation of the Company or similar event as defined in the Stock Plan, the Company or its successor may in its discretion provide substitute equity awards under the Stock Plan or, if no similar equity awards are available, an equivalent value as determined at that time will be credited to each NEO’s account in the EDC, provided that such action does not enlarge or diminish the value and rights under the awards. If the Company or its successor does not substitute equity awards or credit the EDC accounts, the Company or its successor will provide for the awards to be exercised, distributed, canceled, or exchanged for value. The intrinsic values of the vested and unvested SARs and unvested stock awards as of the last day of the fiscal year are indicated for each NEO in the Outstanding Equity Awards at 2021 Fiscal Year-End table.

In addition, if any NEO’s employment is terminated by the Company other than for the executive’s misconduct or the executive resigns for good reason (as defined under the Stock Plan) beginning three months before and ending 12 months following a change in control (as defined under the Stock Plan) of the Company, the NEO will become fully vested in all unvested equity awards under the Stock Plan (including at the target performance level for PSUs). In those circumstances, all SARs will be exercisable until the earlier of the original expiration date of the awards or 12 months (or five years for an approved retiree) following the termination of employment, and all other stock awards shall be immediately distributed following the later of the termination of employment or the change in control event, except that certain stock awards subject to the requirements of Section 409A of the Internal Revenue Code may not be distributable for six months following separation from service if the NEO is a “specified employee” under Section 409A, which is typical. In addition, any cash incentive payments under the annual cash incentive program will be made immediately based on the target performance level, pro-rated based on the days worked during the year until the NEO’s termination of employment in connection with or following a change in control, and any unvested EDC balances will immediately vest.

60	Marriott International, Inc.

Executive and Director Compensation

The table below reflects the intrinsic value of unvested stock awards and cash incentive payments that each NEO other than Mr. Sorenson would receive upon retirement, disability, death, or involuntary termination of employment in connection with a change in control as of December 31, 2021, the end of our fiscal year (based on the Company’s closing stock price of $165.24 on December 31, 2021). Actual payments made to Mr. Sorenson or his estate following his passing are described below under “Arrangements with Former Executive Officers.”

Name	Plan	Retirement ($)(1)	Disability ($)	Death ($)	Change in Control and Termination ($)
Mr. Capuano	Stock Plan	16,921,167	21,865,783	21,865,783	21,865,783
	Total Cash Incentive	—	2,469,230	2,469,230	2,469,230
Ms. Linnartz	Stock Plan	—	15,115,529	15,115,529	15,115,529
	Total Cash Incentive	—	980,768	980,768	980,768
Ms. Oberg	Stock Plan	11,114,680	18,003,213	18,003,213	18,003,213
	Total Cash Incentive	—	888,462	888,462	888,462
Mr. Brown	Stock Plan	6,874,475	7,391,658	7,391,658	7,391,658
	Total Cash Incentive	—	561,619	561,619	561,619
Mr. Smith	Stock Plan	7,184,176	7,701,360	7,701,360	7,701,360
	Total Cash Incentive	—	560,799	560,799	560,799

(1)

These Stock Plan amounts will become exercisable or be distributed following retirement over the period described in the awards, subject to the conditions not to engage in competition or other conduct injurious to the Company as described in more detail above, provided that, a portion of the stock awards granted on February 22, 2021 will remain outstanding based on the number of days from the grant date through the retirement date.

The benefits presented in the table above are in addition to benefits available prior to the occurrence of any termination of employment, including benefits available under then-exercisable SARs and vested EDC balances, and benefits available generally to salaried associates such as benefits under the Company’s 401(k) plan, group medical and dental plans, life and accidental death insurance plans, disability programs, health and dependent care spending accounts, and accrued paid time off. The actual amounts that would be paid upon an NEO’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed may be higher or lower than reported above. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age. In addition, in connection with any actual termination of employment or change in control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described above, as the Committee determines appropriate.

Arrangements with Former Executive Officers

As described above, in connection with the death of Mr. Sorenson, the Committee recommended, and the Board approved, a cash payment to his estate in lieu of the equity awards that had been approved for 2021 but were never granted. Under existing stock plan awards, Mr. Sorenson received accelerated vesting on a total of 73,515 outstanding PSUs. Mr. Sorenson also received $387,693 as a cash payment for his 2021 Annual Incentive Plan which was pro-rated and paid at target upon his passing.

CEO Pay Ratio

For our 2020 fiscal year, we identified a median compensated employee and disclosed the ratio of that employee’s annual total compensation to the CEO’s annual total compensation pursuant to Item 402(u) of Regulation S-K. Item 402(u) provides that a registrant is only required to identify a median compensated employee every three years unless there has been a change in its employee population or compensation arrangements that it reasonably believes would result in a significant change in its pay ratio disclosure. During the 2021 fiscal year, there were no such changes that would significantly change our pay ratio disclosure. Accordingly, we are using the same median employee in our 2021 fiscal year pay ratio disclosure.

2022 Proxy Statement	61

Executive and Director Compensation

The 2021 annual total compensation of the median compensated employee was $36,505; Mr. Capuano, who was our CEO on November 1, 2021, had annualized 2021 annual total compensation of $18,457,267 and the ratio of these amounts was 1-to-506. In calculating Mr. Capuano’s annual total compensation for this purpose, we annualized his base salary level approved in connection with his appointment to the CEO role. We did not annualize any other elements of Mr. Capuano’s compensation in light of his full year of employment with the Company and his assumption of the CEO role in February of 2021.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify our 2020 median employee from our employee population on November 1, 2020, our determination date, we used total gross earnings, which we measured over a 10-month period that included the January 1 to October 31, 2020 payroll cycles. We estimated total gross earnings for full- and part-time permanent employees who did not work for the entire 10-month period, including those who were furloughed or on unpaid leaves of absence, based on their earnings for the portion of the period that they worked. At non-U.S. managed hotels, where employment laws and practices may vary, we included only those individuals who are identified as employees on the records of the business units where they work.

Director Compensation

Our director compensation program is reviewed annually. The Committee reviews annual director compensation at the 50th percentile of external market data, which includes surveys of similarly-sized, cross-industry companies, as well as a custom peer group of companies specifically selected by the Committee. This is the same compensation peer group the Committee reviews when setting NEO compensation. See “Market Data” above. The Committee believes, based on the advice of the Compensation Consultant, that this represents the appropriate reference against which our director compensation program should be assessed. To provide additional context, the Committee considers director compensation practices of select competitors in the lodging industry. The Committee also reviews and considers historical financial, business and total stockholder return results, as well as the external view of various stakeholders such as stockholders and proxy advisors.

In May 2021, following a review of the Company’s director compensation program under the above framework, as well as consultation with the Compensation Consultant, the Committee recommended, and the Board approved, an increase to the annual retainer fee from $85,000 to $95,000, an increase to the annual deferred share award value from $165,000 to $175,000, and an increase to the lead independent director fee from $40,000 to $50,000, in each case effective May 1, 2021, to better align with market compensation levels. As a result of these changes, we paid non-employee directors compensation in the form of annual cash retainer fees and Non-Employee Director Deferred Share Awards (“Share Awards”) under the Stock Plan for 2021, as follows:

Type of Fee (all fees below are annual)	Amount of Fee through April 30th ($)	Amount of Fee beginning May 1st ($)
Board Retainer Fee	85,000	95,000
Share Award	165,000	175,000
Lead Independent Director Fee	40,000	50,000
Audit Committee Chair Fee	30,000	30,000
Other (Non-Audit) Committee Chair Fee	20,000	20,000
Audit Committee Member Retainer Fee	15,000	15,000

62	Marriott International, Inc.

Executive and Director Compensation

We typically pay retainer, chair and lead independent director cash fees on a quarterly basis. In accordance with established Company procedures, a director may make an advance election to defer payment of all or a portion of his or her director cash fees pursuant to the Stock Plan and/or the EDC. Director cash fees that are deferred pursuant to the Stock Plan will be credited as stock units to the director’s stock unit account in the plan. As elected by the director, director cash fees that are credited to the director’s stock unit account as stock units may be distributed as an equal number of shares in a lump sum or in one to 10 annual installments following termination of service as a Board member. Additional stock units are credited to the director’s stock unit account to reflect any dividends paid on our Class A common stock in a number equal to (x) the per-share cash dividend amount multiplied by the number of stock units in the director’s account divided by (y) the average of the high and low prices of a share of our Class A common stock on the dividend payment date.

Alternatively, a director may make an advance election to receive payment of all or any part of his or her director fees in the form of SARs having an equivalent grant date value. We grant director SARs with an exercise price equal to the grant date fair market value (the average of the high and low quoted prices of the Company stock on the grant date) and a 10-year term. The SARs become vested and exercisable on the last business day immediately preceding the next annual meeting of stockholders or, if earlier, upon the director’s termination of service due to death or permanent disability.

The Company grants Share Awards to directors following the Company’s annual meeting of stockholders. Share Awards granted in 2021 vest on a pro-rata basis over the course of the year following the grant date and are distributed in stock in a lump sum following the director’s separation from service, unless the director elects to have the award distributed on the one-year anniversary of the grant date or in one to 10 annual installments following separation from service. Directors make their elections in the year prior to grant of the award. Share Awards neither accrue dividend equivalents nor provide voting rights until the stock is distributed.

The Company reimburses directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, attendance by spouses. To encourage our directors to visit and personally evaluate our properties, the directors also receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. We report the value of these benefits to the directors as taxable compensation and do not provide the directors any gross-up to cover such taxes.

The Board believes that stock ownership by non-employee directors is essential for aligning their interests with those of our stockholders. To emphasize this principle, Board stock ownership guidelines require that each non-employee director own Company stock or vested stock units valued at three times the director’s combined annual cash and stock retainers, or roughly nine times the annual cash retainer. All non-employee directors who have served as directors of the Company for five years or more have met this goal.

2022 Proxy Statement	63

Executive and Director Compensation

Director Compensation for Fiscal Year 2021

The following Director Compensation Table presents the compensation we paid in 2021 to our non-employee directors. As officers, J.W. Marriott, Jr. and Anthony Capuano were not paid for their service as directors.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Deborah M. Harrison	91,667	175,032	—	12,904	279,603
Frederick A. Henderson	121,667	175,032	—	—	296,699
Eric Hippeau	91,667	175,032	—	—	266,699
Lawrence W. Kellner	159,167	175,032	—	—	334,199
Debra L. Lee	111,667	175,032	1,806	—	288,505
Aylwin B. Lewis	126,667	175,032	1,836	—	303,535
David S. Marriott(1)	63,333	175,032	—	—	238,365
Margaret M. McCarthy	142,581	175,032	—	—	317,613
George Muñoz	106,667	175,032	4,905	14,782	301,386
Horacio D. Rozanski	74,301	175,032	—	27,670	277,003
Susan C. Schwab	91,667	175,032	399	—	267,098

(1)

Mr. David Marriott stepped down as an employee after joining the Board in March 2021. The table reflects the compensation he received in 2021 for his non-employee director service. The compensation he received in 2021 for his service as an employee of the Company is disclosed in the “Transactions with Related Persons” section below.

(2)

This column includes any fees that the directors elected to defer as stock units to their stock unit accounts in the Stock Plan, and fees that were deferred pursuant to the EDC, as set forth below. No director elected to receive their fees in the form of SARs.

(3)

Each non-employee director was granted a Deferred Share Award on May 10, 2021, covering 1,224 shares, that vests on a pro-rata basis over the course of the year following the grant date. In accordance with the Company’s equity compensation grant procedures, the awards were determined by dividing the target value of the Deferred Share Award by the average of the high and low prices of a share of the Company’s Class A common stock on the date the awards were granted, which was $143.00 per share. The amounts reported in the “Stock Awards” column reflect the grant date fair value of the award, determined in accordance with accounting guidance for share-based payments.

64	Marriott International, Inc.

Executive and Director Compensation

(4)

The following table indicates the number of outstanding SARs, RSUs, and Deferred Share Awards and other deferred stock units (collectively, “DS”) held by each director at the end of 2021. This table also includes Marriott Vacations Worldwide (“MVW”) DS awards settled in shares of MVW stock, resulting from adjustments to the Company DS awards for the Company’s timeshare business spin-off in 2011. A portion of the DS awards held by Mr. Hippeau reflects Starwood awards, which, in connection with the Starwood combination in 2016, converted into awards settled in Marriott stock. This table does not reflect accrued dividend equivalents that are paid in cash upon settlement of the converted Starwood DS awards.

Name	Award Type	Number of Securities Underlying Unexercised Director Options/ SARs		Number of Shares or Units of Stock That Have Not Vested (#)	Number of Shares or Units of Stock That Have Vested (#)
		Exercisable (#)	Unexercisable (#)
Mrs. Harrison	DS	—	—	433	2,083
	RSU	—	—	—	746
	SARs	7,588	—	—	—
Mr. Henderson	DS	—	—	433	15,522
Mr. Hippeau	DS	—	—	433	38,223
Mr. Kellner	DS	—	—	433	25,735
	MVW DS	—	—	—	1,021
Ms. Lee	DS	—	—	433	33,225
	MVW DS	—	—	—	1,704
Mr. Lewis	DS	—	—	433	8,007
Mr. D. Marriott	DS			433	791
	RSU				17,609
Ms. McCarthy	DS	—	—	433	4,228
Mr. Muñoz	SARs	9,557	—	—	—
	DS	—	—	433	47,041
	MVW DS	—	—	—	3,487
Mr. Rozanski	DS			433	791
Ms. Schwab	DS	—	—	433	5,978

(5)

The values reported equal the earnings credited to accounts in the EDC to the extent they were credited at a rate of interest exceeding 120% of the applicable federal long-term rate, as discussed for the NEOs under “Nonqualified Deferred Compensation for Fiscal Year 2021” above.

(6)

This column includes perquisites and personal benefits, including complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. In addition, Mrs. Harrison and her spouse occasionally accompany J.W. Marriott, Jr. on personal flights on the Company’s aircraft, although there are no incremental costs to the Company from their presence on such flights. The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for any director for the fiscal year.

2022 Proxy Statement	65

Executive and Director Compensation

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options/SARs, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options/SARs, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	5,537,638	(1)	$39.05	18,621,693	(2)
Equity compensation plans not approved by stockholders(3)	421,644		—	10,696,232
Total	5,959,282			29,317,925

(1)

Includes 4,675,985 shares subject to outstanding PSU, RSU, deferred stock bonus, and Share Awards granted under the Stock Plan, which are not included in the calculation of the Weighted-Average Exercise Price column. Includes 358,799 shares issuable at target under outstanding PSUs.

(2)

Consists of 8,411,959 securities available for issuance under the Stock Plan and 10,209,734 securities available for issuance under the Company’s prior Employee Stock Purchase Plan, which was terminated in February 2022 in connection with the Board’s approval of the Marriott International, Inc. Employee Stock Purchase Plan.

(3)

Represents shares subject to outstanding restricted stock, RSU, and deferred stock awards and shares remaining available for future issuance under the Starwood Hotels & Resorts Worldwide 2013 Long-Term Incentive Compensation Plan.

The Company assumed the Starwood Hotels & Resorts Worldwide 2013 Long-Term Incentive Compensation Plan (the “Starwood LTIP”) in connection with the acquisition of Starwood. The Starwood LTIP authorizes the award of stock options, SARs, restricted stock, RSUs, PSUs and other equity-based or equity-related awards to employees and consultants, except that awards cannot be granted to any person who was an employee of the Company or its subsidiaries at the time of the acquisition. The Starwood LTIP is administered by the Human Resources and Compensation Committee of the Company’s Board, which may delegate to one or more executive officers or directors the authority to grant awards under the plan.

66	Marriott International, Inc.

Stock Ownership

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The table below sets forth the beneficial ownership of Class A common stock by our current directors, our named executive officers, and our current directors and executive officers as a group, as of March 1, 2022 (unless otherwise noted), as well as additional information about beneficial owners of more than five percent of the Company’s Class A common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws. Unless otherwise noted, the current address for all greater than five percent beneficial owners is Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

Note on Various Marriott Family Holdings: SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in double counting of some shares. After eliminating the double-counting of shares beneficially owned, J.W. Marriott, Jr., Deborah M. Harrison, and David S. Marriott together have an aggregate beneficial ownership of 12.03 percent of Marriott’s outstanding shares. The aggregate total beneficial ownership of J.W. Marriott, Jr., Deborah M. Harrison, David S. Marriott and each of the “Other 5% Beneficial Owners” shown below, except for The Vanguard Group, is 15.72 percent of outstanding shares after removing the double-counted shares. These individuals each disclaim beneficial ownership in excess of his or her pecuniary interest over shares owned by other members of the Marriott family and the entities named below except as specifically disclosed in the footnotes following the table below.

Name	Shares Beneficially Owned		Percent of Class(1)
Directors and Director Nominees:
J.W. Marriott, Jr.	36,360,660	(2)(3)(4)(5)	11.11%
Anthony G. Capuano	162,918	(8)	*
Isabella D. Goren	0		*
Deborah M. Harrison	26,886,430	(3)(4)(6)	8.21%
Frederick A. Henderson	15,955	(7)	*
Eric Hippeau	64,558	(7)	*
Lawrence W. Kellner	28,167	(7)	*
Debra L. Lee	35,803	(7)	*
Aylwin B. Lewis	17,508	(7)	*
David S. Marriott	27,793,539	(3)(4)(14)	8.49%
Margaret M. McCarthy	6,661	(7)	*
George Muñoz	55,151	(7)(8)	*
Horacio D. Rozanski	1,224	(7)	*
Susan C. Schwab	12,007	(7)	*
Other Named Executive Officers:
Stephanie C. Linnartz	38,369	(8)	*
Kathleen K. Oberg	38,771	(8)	*
William P. Brown	15,778		*
Craig S. Smith	49,301	(8)	*
All Current Directors and Executive Officers as a Group: (21 persons)	39,962,418	(9)	12.21%
Other 5% Beneficial Owners:
Richard E. Marriott	20,621,247	(2)(11)	6.30%
John W. Marriott III	23,240,093	(4)(10)	7.10%
Juliana B. Marriott	22,482,046	(4)(12)	6.87%
Jennifer R. Jackson	22,036,784	(4)(13)	6.73%
Michelle E. Marriott	22,047,929	(4)(15)	6.73%
Juliana B. Marriott Marital Trust	22,464,046	(4)(16)	6.86%
JWM Family Enterprises, Inc.	22,027,118	(4)	6.73%
JWM Family Enterprises, L.P.	22,027,118	(4)	6.73%

The Vanguard Group	20,956,076	(17)	6.40%
100 Vanguard Blvd. Malvern, PA 19355

*	Less than 1 percent.

2022 Proxy Statement	67

Stock Ownership

(1)

Based on the number of shares outstanding, 327,254,156 on March 1, 2022, plus the number of shares acquirable by the specified person(s) within 60 days of March 1, 2022, as described below. The underlying share amounts for SARs are all based on the $164.91 closing price of Marriott’s Class A Common Stock on March 1, 2022.

(2)

Includes the following 9,064,084 shares that both J.W. Marriott, Jr. and his brother Richard E. Marriott report as beneficially owned: (a) 2,485,594 shares held by trusts for the benefit of their children, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (b) 3,432,787 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, David S. Marriott, and Deborah M. Harrison serve as co-trustees; and (c) 3,145,703 shares held by a limited liability company for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-managers.

(3)

Includes 240,000 shares owned by six trusts for the benefit of the grandchildren and more remote descendants of J.W. Marriott, Jr., for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees and that J.W. Marriott, Jr., his daughter Deborah M. Harrison, and his sons David S. Marriott and John W. Marriott III each report as beneficially owned.

(4)

Includes the following 22,027,118 shares that J.W. Marriott, Jr., his children John W. Marriott III, Deborah M. Harrison, and David S. Marriott, his daughter-in-law Juliana B. Marriott, his granddaughters Michelle E. Marriott and Jennifer R. Jackson, the Juliana B. Marriott Marital Trust, JWM Family Enterprises, Inc., and JWM Family Enterprises, L.P. each report as beneficially owned: (a) 8,319,999 shares owned by Thomas Point Ventures, L.P.; (b) 1,640,000 shares owned by Anchorage Partners, L.P.; (c) 360,000 shares owned by Bay Harbor Limited Holdings, LLC; (d) 360,000 shares owned by Terrapin Limited Holdings, LLC; (e) 250,000 shares owned by Short North Limited Holdings LLC; (f) 3,000,000 shares owned by Penny Lane Limited Holdings, LLC, all of which are pledged as security; (g) 880,000 shares owned by 43 Degrees North Holdings, LLC, all of which are pledged as security; and (h) 7,217,119 shares owned by JWM Family Enterprises, L.P. JWM Family Enterprises, Inc., a corporation in which J.W. Marriott, Jr., Deborah M. Harrison, David S. Marriott, and two of his granddaughters, Michelle E. Marriott and Jennifer R. Jackson, are directors, is the sole general partner of JWM Family Enterprises, L.P., a limited partnership, which in turn is (i) the sole general partner of Thomas Point Ventures, L.P. and Anchorage Partners, L.P., which also are limited partnerships, and (ii) the sole member of Terrapin Limited Holdings, LLC, Short North Limited Holdings LLC, and Penny Lane Limited Holdings, LLC. Anchorage Partners, L.P., is the sole member of Bay Harbor Limited Holdings, LLC, and Thomas Point Ventures, L.P. is the sole member of 43 Degrees North Holdings, LLC. The address for the corporation, the three limited partnerships and the five limited liability companies is 540 Gaither Road, Suite 100, Rockville, Maryland 20850.

(5)

Includes the following 4,830,874 shares that J.W. Marriott, Jr. reports as beneficially owned, in addition to the shares referred to in footnotes (2), (3) and (4): (a) 198,584 shares held in a 401(k) account for the benefit of J.W. Marriott, Jr.; (b) 2,637,790 shares held in a revocable trust for the benefit of J.W. Marriott, Jr., for which he is the sole trustee, all of which are pledged as security; (c) 285,758 shares held in a revocable trust for the benefit of J.W. Marriott, Jr.’s spouse, for which his spouse is the sole trustee (Mr. Marriott disclaims beneficial ownership of such shares); and (d) 1,708,742 shares owned by separate trusts for the benefit of J.W. Marriott, Jr.’s children and grandchildren, for which his spouse serves as a co-trustee.

(6)

Includes the following 4,619,312 shares that Deborah M. Harrison reports as beneficially owned in addition to the shares referred to in footnotes (3) and (4): (a) 26,864 shares directly held and 160,440 shares held in grantor trusts of which Deborah M. Harrison is the sole trustee; (b) 14,711 shares owned by Deborah M. Harrison’s spouse (Mrs. Harrison disclaims beneficial ownership of such shares); (c) 9,350 shares held in thirteen trusts for the benefit of Deborah M. Harrison’s grandchildren, for which Deborah M. Harrison’s spouse serves as trustee; (d) 168,003 shares held in three trusts for the benefit of Deborah M. Harrison’s children, for which Deborah M. Harrison serves as trustee; (e) 245,210 shares held in a trust for the benefit of Deborah M. Harrison’s descendants, for which Deborah M. Harrison serves as trustee; (f) 179,166 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III and Deborah M. Harrison serve as co-trustees; (g) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as trustees; (h) 34,920 shares held in a limited liability company of which Deborah M. Harrison is a manager; (i) 90,561 shares held in a limited liability company of which Deborah M. Harrison’s spouse is a manager; (j) 3,784 shares subject to PSUs, SARs and RSUs held by Deborah M. Harrison currently exercisable or exercisable within 60 days after March 1, 2022; (k) 2,516 shares subject to non-employee director deferred share awards, that were beneficially owned as of March 1, 2022; and (l) 3,432,787 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, David S. Marriott, and Deborah M. Harrison serve as co-trustees (referred to in footnote (2)(b)).

(7)

Includes the combined numbers of shares (a) subject to non-employee director deferred share awards, and (b) in stock unit accounts of non-employee directors, and that were beneficially owned as of March 1, 2022, as follows: Mr. Henderson: 15,955 shares; Mr. Hippeau: 38,656 shares; Mr. Kellner: 26,167 shares; Ms. Lee: 33,658 shares; Mr. Lewis: 8,440 shares; Ms. McCarthy: 4,661 shares; Mr. Muñoz: 47,474 shares; Mr. Rozanski: 1,224 shares; and Ms. Schwab: 6,411 shares. Ms. McCarthy’s total also includes 2,000 shares that are pledged as security.

(8)

Includes shares subject to Options, PSUs, SARs and RSUs currently exercisable or exercisable within 60 days after March 1, 2022, as follows: Mr. Capuano: 54,982 shares; Ms. Linnartz: 7,119 shares; Mr. Muñoz: 5,562 shares; Ms. Oberg: 14,651 shares; and Mr. Smith: 26,402.

(9)

The 3,432,787 shares referred to in footnote (2)(b), the 240,000 shares referred to in footnote (3), and the 22,027,118 shares referred to in footnote (4) are reported as beneficially owned by each of J.W. Marriott, Jr., Deborah M. Harrison, and David S. Marriott, but are included only once in reporting the number of shares owned by all directors, nominees and executive officers as a group. All current directors and executive officers as a group held 121,148 PSUs, SARs, and RSUs currently exercisable or exercisable within 60 days after March 1, 2022. All current directors and executive officers as a group, other than J.W. Marriott, Jr. Deborah M. Harrison, and David S. Marriott beneficially owned an aggregate of 572,599 shares (including 117,364 PSUs, SARs, and RSUs currently exercisable or exercisable within 60 days after March 1, 2022), or 0.175 percent of our Class A common stock outstanding as of March 1, 2022 (including shares acquirable within 60 days). All current directors and executive officers as a group held 6,541,787 shares pledged as security, or 2.00 percent of our Class A common stock outstanding as of March 1, 2022 (including shares acquirable within 60 days).

(10)

Includes the following 966,764 shares that John W. Marriott III reports as beneficially owned, in addition to the shares referred to in footnotes (3) and (4): (a) 409,996 shares directly held; (b) 179,166 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III and Deborah M. Harrison serve as co-trustees (referred to in footnote (6)(f)); (c) 75,000 shares owned by a trust for the benefit of John W. Marriott III’s descendants, for which John W. Marriott III and David S. Marriott serve as co-trustees; (d) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as co-trustees (referred to in footnote (6)(g)); (e) 45,390 shares owned by the JWM III Family Foundation, a charitable foundation for which John W. Marriott III serves as sole director; and (f) 6,212 shares held in a 401(k) account for the benefit of John W. Marriott III.

68	Marriott International, Inc.

Stock Ownership

(11)

Includes the following 11,557,163 shares that Richard E. Marriott reports as beneficially owned, in addition to the 9,064,084 shares referred to in footnote (2): (a) 1,170,855 shares directly held and 5,745,897 shares held in grantor trusts of which Richard E. Marriott is the sole trustee; (b) 287,222 shares owned by Richard E. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of these shares); (c) 1,067,917 shares owned by three trusts for the benefit of Richard E. Marriott’s children, for which his spouse serves as a co-trustee; (d) 2,251,519 shares owned by First Media, L.P., a limited partnership whose general partner is a corporation in which Richard E. Marriott is the controlling voting stockholder; (e) 17,000 shares held by a trust established for the benefit of J.W. Marriott, Jr., for which Richard E. Marriott serves as trustee; (f) 151,390 shares owned by the Richard E. and Nancy P. Marriott Foundation, for which Richard E. Marriott and his spouse serve as directors and officers; and (g) 865,363 shares held by trusts for which Richard E. Marriott serves as trustee. Richard E. Marriott is the brother of J.W. Marriott, Jr. and is a former director and officer of the Company. His address is Host Hotels & Resorts, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

(12)

Includes the following 454,928 shares that Juliana B. Marriott reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 18,000 shares directly held; and (b) 436,928 shares owned by a trust for the benefit of Juliana B. Marriott (the “Juliana B. Marriott Marital Trust”), for which David S. Marriott and Juliana B. Marriott are co-trustees.

(13)

Includes 9,666 shares held in four trusts for the benefit of Jennifer R. Jackson’s nieces and nephews, for which her spouse serves as trustee, that Ms. Jackson reports as beneficially owned in addition to the shares referred to in footnote (4).

(14)

Includes the following 5,526,421 shares that David S. Marriott reports as beneficially owned in addition to the shares referred to in footnotes (3) and (4): (a) 550,741 shares directly held and 24,166 shares held in a grantor trust of which David S. Marriott is the sole trustee; (b) 11,518 shares held by David S. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (c) 78,220 shares held by four trusts for the benefit of David S. Marriott’s children, for which David S. Marriott serves as trustee; (d) 230,930 shares owned by a trust for the benefit of David S. Marriott’s descendants, for which David S. Marriott serves as trustee; (e) 75,000 shares owned by a trust for the benefit of John W. Marriott III’s descendants, for which John W. Marriott III and David S. Marriott serve as co-trustees (referred to in footnote 10(c)); (f) 221,678 shares owned by three trusts for the benefit of Stephen G. Marriott’s descendants, for which David S. Marriott serves as trustee; (g) 65,354 shares owned by two trusts for the benefit of Stephen Blake Marriott, for which David S. Marriott serves as trustee; (h) 436,928 shares owned by a trust for the benefit of Juliana B. Marriott, for which David S. Marriott and Juliana B. Marriott are co-trustees (referred to in footnote (12)(b)); (i) 123,667 shares owned by four trusts for the benefit of Stephen G. Marriott’s children, for which David S. Marriott serves as trustee; (j) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as co-trustees (referred to in footnote (6)(g)); (k) 1,224 shares subject to non-employee director deferred share awards, that were beneficially owned as of March 1, 2022; and (l) 3,432,787 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which David S. Marriott serves as co-trustee with J.W. Marriott, Jr., Richard E. Marriott and Deborah M. Harrison (referred to in footnote (2)(b)).

(15)	Includes 20,811 shares that Michelle E. Marriott reports as beneficially owned in addition to the shares referred to in footnote (4).
(16)	Includes 436,928 shares that the Juliana B. Marriott Marital Trust reports as beneficially owned in addition to the shares referred to in footnote (4).
(17)

Based on a review of a Schedule 13G/A report filed with the SEC on February 10, 2022, The Vanguard Group beneficially owned 20,956,076 shares as of December 31, 2021, with sole voting power as to 0 shares, shared voting power as to 450,557 shares, sole dispositive power as to 19,855,281 shares, and shared dispositive power as to 1,100,795 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (the “Reporting Persons”) to file with the SEC reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely upon a review of SEC filings and written representations that no other reports were required, we believe that all Reporting Persons complied with these reporting requirements for fiscal year 2021, except for a late Form 5 filing by Deborah M. Harrison to report the receipt of a gift; a late Form 5 filing by David S. Marriott to report the receipt of a gift and to report a gift by a trust on which he serves as a co-trustee; a late Form 5 filing by the Juliana Marriott Marital Trust to report a gift; and a late Form 5 filing by Juliana Marriott to report the receipt of a gift and to report a gift by a trust on which she serves as a co-trustee. The untimely reports were the result of administrative errors.

2022 Proxy Statement	69

Transactions with Related Persons

TRANSACTIONS WITH RELATED PERSONS

JWM Family Enterprises, L.P. (“Family Enterprises”) is a Delaware limited partnership that is beneficially owned and controlled by Mr. J.W. Marriott, Jr., the Company’s current Executive Chairman and Chairman of the Board, and members of his family, including Mrs. Deborah M. Harrison (daughter of J.W. Marriott, Jr.), a member of the Company’s Board; and Mr. David S. Marriott (son of J.W. Marriott, Jr.), a member of the Company’s Board and Chairman of the Board-Elect. Family Enterprises indirectly holds (or held in 2021) varying percentages of ownership in 16 hotels that we operate pursuant to management agreements with entities controlled by Family Enterprises. We also provide procurement, renovation and/or technical services for some of these properties pursuant to contracts entered into with the ownership entities. We expect such arrangements to continue in 2022. In 2021, we earned management fees of approximately $6.2 million plus reimbursement of certain expenses, and procurement, renovation and/or technical services fees of approximately $17,000, from our operation of and provision of services for these hotels. We have no financial involvement in Family Enterprises or in any of these hotels, other than as described in this paragraph.

Other members of the Marriott family hold varying interests in certain other properties for which we earned management, franchise, and other fees in 2021 or expect to earn such fees in 2022:

•

Mr. Christopher Harrison (grandson of J.W. Marriott, Jr. and son of Mrs. Harrison) and Mr. Craig Ballard (son-in-law of Mrs. Harrison) hold an aggregate two-thirds interest in Dauntless Capital Partners, LLC (“Dauntless”), a private investment firm that manages long-term investments in hospitality real estate. Entities affiliated with Dauntless, and in which Dauntless and other Marriott family members hold interests, hold varying interests in eight Marriott-branded hotels, six of which are franchised and two of which we operate pursuant to management agreements with the hotel owner. We expect such arrangements to continue in 2022. It is possible Dauntless or entities affiliated with it will acquire interests in additional hotels operated or franchised by us. In 2021 (or, for interests acquired in 2021, between the time when the interests in the hotels were acquired and December 31, 2021), we earned approximately $1.35 million of management, franchise and other fees related to such properties, plus reimbursement of certain expenses. Messrs. Harrison and Ballard also hold an aggregate two-thirds interest in Twin Bridges Hospitality LLC (“Twin Bridges”), which has advised us that it acts (or expects to act) as asset manager for 13 Marriott-branded hotels under agreements with the hotel owners, including the eight Marriott-branded hotels referred to above in this paragraph. We are not a party to any of those agreements. Other than the management or franchise arrangements described in this paragraph, we have no financial involvement in the hotels or investment entities described in this paragraph.

•

In March 2021, the Company entered into a management agreement with a developer related to the development of a Ritz-Carlton Hotel & Residences in Nashville, TN. Ms. Michelle E. Marriott (Mr. J.W. Marriott, Jr.’s granddaughter and a member of the board of Family Enterprises) and her siblings are beneficiaries of a trust that holds an indirect, minority interest in the development entities, and her mother and step-father are the trustees of the trust. In 2021, the Company earned (i) no management or other fees related to such property, and (ii) approximately $217,000 in procurement, renovation and/or technical services fees related to the property.

Our Company was founded by Mr. J.W. Marriott, Jr.’s father, and the Board believes that the involvement of Marriott family members in responsible positions of the Company makes a significant long-term contribution to the value of our corporate name and identity and to the maintenance of our reputation for providing quality products and services, reinforces the culture and core values that are the bedrock of our success, and promotes associate engagement and retention. In addition to Mr. J.W. Marriott, Jr.’s service as Executive Chairman and Chairman of the Board, Mrs. Harrison’s membership on the Board and role as Global Cultural Ambassador Emeritus, and Mr. David S. Marriott’s former service as the President, U.S. Full Service Managed by Marriott, membership on the Board, and upcoming service as Chairman of the Board, the Company employs (or employed in 2021) other members of the Marriott family, including Mr. J.W. Marriott, Jr.’s son-in-law (and Mrs. Harrison’s husband) Mr. Ronald T. Harrison; his granddaughter, Nicole Avery; and his grandson (and Mrs. Harrison’s son) Mr. Matthew Harrison. From time to time, the Company may also employ family members of other directors or executive officers. The compensation levels of such family members are set based on reference to external market practice for similar positions and/or internal pay equity when compared to the compensation paid to non-family members in similar positions.

70	Marriott International, Inc.

Transactions with Related Persons

Employed family members with total compensation for 2021 in excess of $120,000, which includes, to the extent applicable, base salary, bonus, the value of stock-based awards, and all other compensation, are shown in the table below. In his role as Executive Chairman and in light of his significant ownership of our stock, Mr. J.W. Marriott, Jr. is not eligible for annual cash incentives or stock-based awards.

Director / Executive Officer	Family Members	Family Member Position	Total Compensation for 2021 ($)
J.W. Marriott, Jr., Deborah M. Harrison, and David S. Marriott	J.W. Marriott, Jr.	Executive Chairman and Chairman of the Board	3,051,227
	David S. Marriott*	Former President, U.S. Full Service, Managed by Marriott	1,624,852
	Ronald T. Harrison	Global Design Officer	1,598,481

*

This table reflects David S. Marriott’s 2021 compensation for service as the Company’s President, U.S. Full Service Managed by Marriott. As described above, he joined the Board in March 2021 and stepped down as an employee of the Company prior to the 2021 annual meeting. In connection with his transition to serving on the Board, the Human Resources and Compensation Committee provided that the equity awards granted to him while he was an employee will continue to vest, conditioned on his continued service as a director. Under SEC rules, the change in vesting conditions is reportable as 2021 compensation based on an accounting valuation of $186,720, which amount is included in the total compensation column above.

The Company provides J.W. Marriott, Jr. with various non-business-related services and permits him to use the Company’s aircraft for personal travel when not already committed for Company use. J.W. Marriott, Jr. reimbursed the Company for the cost of these various non-business-related services provided by Company associates in the amount of $304,850 for 2021. J.W. Marriott, Jr. and the Company entered into a non-exclusive aircraft time sharing agreement, dated September 20, 2018, which permits him to compensate the Company for some personal use of the Company’s aircraft. For flights under the time sharing agreement, J.W. Marriott, Jr. compensates the Company for personal use of the aircraft based on a cost reimbursement methodology compliant with Federal Aviation Administration regulations. Since January 1, 2021, these reimbursements were less than $120,000.

Policy on Transactions and Arrangements with Related Persons

The Company has adopted a written policy for approval of transactions and arrangements between the Company and the Company’s current and recent former directors, director nominees, current and recent former executive officers, greater than five percent stockholders, and their immediate family members where the amount involved exceeds $120,000. Each of the related person transactions described above is subject to, and has been approved or ratified under, this policy.

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other things, whether the transaction is on terms no less favorable to the Company than those of similar contemporaneous transactions, arrangements or relationships with unrelated third parties and the materiality of the related person’s interest in the transaction, arrangement or relationship. The policy also provides that the Company’s Corporate Growth Committee, an internal management committee whose members include the Company’s CEO and members of the Company’s senior management, approve all such transactions that involve the management, operation, ownership, purchase, sale, or lease of a hotel, timeshare property, land and/or improvements.

The Audit Committee and the Corporate Growth Committee have considered and deemed approved certain limited categories of transactions with related persons. Information on such transactions is provided to the appropriate committee at regularly scheduled meetings. Transactions that have been deemed approved under the policy are limited to:

•

provision of certain services in connection with lodging transactions with specified maximum dollar thresholds and where the Company’s Global Design Division has determined that the terms are no less favorable to the Company than those of similar agreements with unrelated third party owners;

•

changes to certain lodging transactions, subject to specified maximum percentage of the value thresholds, that are consistent with general terms and conditions of transactions that the Audit Committee has previously approved;

2022 Proxy Statement	71

Transactions with Related Persons

•

ordinary course residence and similar sales or leases under any general program of sale or lease to third parties, if the price or rental paid is no lower than the lowest price or rental offered to third parties or to Marriott associates under Company-wide associate discount programs with respect to such property;

•

employment and compensation relationships that are subject to Human Resources and Compensation Committee or other specified internal management approvals or which, in the case of executive officers, are subject to required proxy statement disclosure;

•

certain transactions with other companies and certain charitable contributions in which the related persons’ interest or involvement is limited and, with respect to directors who otherwise are independent, is consistent with the independence criteria under both the Company’s Governance Principles and the Nasdaq corporate governance listing standards;

•

transactions where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock receive the same benefit on a pro rata basis; and

•

non-lodging transactions involving less than $500,000 that are approved by a standing subcommittee of the Corporate Growth Committee or, if the transactions pose a conflict of interest for all members of the subcommittee, the CEO.

72	Marriott International, Inc.

Questions and Answers about the Meeting

QUESTIONS AND ANSWERS ABOUT THE MEETING

2022 Proxy Materials

Why am I receiving these proxy materials?

The enclosed proxy is solicited by the Board of Directors of the Company for the Annual Meeting to be held at 12:00 p.m., Eastern Time, on Friday, May 6, 2022, and any adjournment or postponement thereof. The Board has made these materials available to you over the internet or has delivered printed versions of these materials to you by mail, because you owned shares of the Company’s Class A common stock on March 9, 2022, the record date, and that entitles you to notice of, and to attend and vote at, the Annual Meeting. At our Annual Meeting, stockholders will act upon the matters described in the accompanying notice of meeting (the “Notice”). These actions include the election of each of the 12 director nominees; ratification of the appointment of the independent registered public accounting firm (sometimes referred to as the “independent auditor”); an advisory vote to approve executive compensation; approval of the Marriott International, Inc. Employee Stock Purchase Plan; a vote on stockholder proposals (if properly presented); and any other matters that may properly be presented at the meeting. In addition, our management will report on the Company’s performance during fiscal year 2021 and respond to questions from stockholders.

What vote does the Board recommend for each item?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of each of the 12 director nominees (see Item 1 on page 7);

•	FOR the ratification of the appointment of Ernst & Young LLP, the independent auditor for fiscal year 2022 (see Item 2 on page 8);

•	FOR the advisory vote to approve executive compensation (see Item 3 on page 8);

•	FOR the approval of the Marriott International, Inc. Employee Stock Purchase Plan (see Item 4 on page 9);

•

AGAINST the stockholder resolution requesting the Board prepare a report on the economic and social costs and risks created by the Company’s compensation and workforce practices (see Item 5 on page 11); and

•	AGAINST the stockholder resolution regarding an independent Board chair policy (see Item 6 on page 13).

Participating in the Annual Meeting

What is a virtual meeting?

This year’s Annual Meeting will be conducted virtually through a live audio webcast and online stockholder tools accessible via the Internet. There will be no physical meeting location. We have adopted this format to facilitate stockholder attendance and to enable stockholders to participate fully, and equally, regardless of size, resources, or physical location. We believe this format will also reduce the costs to the Company and stockholders of planning, holding, and attending the Annual Meeting, while still allowing for the same participation opportunities as were available at an in-person meeting. These proxy materials include instructions on how to access and participate in the virtual Annual Meeting and how you may vote your shares of Company stock before or during the Annual Meeting.

Who can participate?

All stockholders of record at the close of business on the record date, or their duly appointed proxies, may participate in the Annual Meeting. To join the Annual Meeting, log in at www.virtualshareholdermeeting.com/MAR2022. Stockholders will need their unique control number, which appears on the proxy card (printed in the box and marked by the arrow), next to the label for postal mail recipients or within the body of the email sending the proxy statement. Stockholders whose shares are held beneficially through a brokerage firm, bank, trust or other similar organization (that is, in “street name”) also may participate in the Annual Meeting. If your shares are held in street name and your voting instruction

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Questions and Answers about the Meeting

form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access and participate in the Annual Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting. The Annual Meeting will begin promptly at 12:00 p.m. Eastern Time on May 6, 2022. You may begin to log into the meeting platform approximately thirty minutes before the start.

Who should stockholders contact if they have technical issues accessing the virtual Annual Meeting?

Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test your computer audio system. We encourage stockholders to access the meeting prior to the start time. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting website log-in page.

How can stockholders ask questions during the virtual meeting?

As part of the Annual Meeting, we will hold a live question and answer session, during which we intend, time permitting, to answer all written questions pertinent to the Company and the meeting matters that are submitted before or during the meeting in accordance with the Annual Meeting’s Rules of Conduct, which will be posted on the Annual Meeting website. Stockholders may submit questions prior to the day of the meeting at www.proxyvote.com after logging in with their unique control number found on the proxy card (printed in the box and marked by the arrow), next to the label for postal mail recipients or within the body of the email sending the proxy statement. Questions may be submitted the day of or during the Annual Meeting through www.virtualshareholdermeeting.com/MAR2022. Answers to any such questions that are not addressed during the meeting will be published on the Marriott Investor Relations website shortly after the meeting. Questions and answers may be grouped by topic and substantially similar questions will be grouped and answered once. We reserve the right to edit or reject questions we deem profane or otherwise inappropriate.

Voting Procedures

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 9, 2022, are entitled to receive notice of and to attend and vote at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each outstanding share of the Company’s Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

How do I vote?

Whether you are a stockholder of record or a beneficial owner whose shares are held in street name, you can vote in any one of four ways:

•

Via the Internet in advance of the Annual Meeting. You may vote by submitting your proxy by visiting the website at www.proxyvote.com and entering the control number found on your proxy card (printed in the box marked by the arrow) next to the label for postal mail recipients or within the body of the email sending the proxy statement.

•	By Telephone. You may vote by submitting your proxy by calling the toll-free number found on the proxy card or in the voting instruction form.

•

By Mail. You may vote by submitting your proxy by mail by filling out the enclosed proxy card (if you are a stockholder of record) or voting instruction form (if you are a beneficial owner) and sending it back in the postage-paid envelope provided.

•

Online During the Annual Meeting. If you are a stockholder of record and you plan to join the Annual Meeting, you are encouraged to vote beforehand by Internet, telephone or mail. You also may vote at www.virtualshareholdermeeting.com/MAR2022 during the Annual Meeting. Have your unique control number available when you access the Annual Meeting website.

74	Marriott International, Inc.

Questions and Answers about the Meeting

Telephone and Internet voting is available through 11:59 p.m. Eastern Time on Thursday, May 5, 2022. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in “street name” through a broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution. If you do not provide voting instructions to your broker or other nominee in advance of the Annual Meeting, your broker will have discretionary authority to vote on “routine matters.” The ratification of the appointment of the independent registered public accounting firm in Item 2 is the only item on the agenda for the Annual Meeting that is considered routine. Thus, if you do not provide voting instructions to your broker or other nominee in advance of the Annual Meeting, your shares will not be voted on Items 1, 3, 4, 5, 6 and any other matters that may properly be voted on at the Annual Meeting, resulting in “broker non-votes” in an amount equivalent to your shares with respect to these items.

How do I vote my 401(k) shares?

If you participate in the Marriott Retirement Savings Plan or the Marriott International, Inc. Puerto Rico Retirement Plan (the “Retirement Plans”), you may give voting instructions as to the number of share equivalents allocated to your account as of the record date. You may provide voting instructions to the trustee under the Retirement Plans by completing and returning the proxy card accompanying this proxy statement. The trustee will vote the number of shares equal to the share equivalents credited to your account in accordance with your duly executed instructions if they are received by 11:59 p.m. Eastern Time, on Tuesday, May 3, 2022. If you do not send instructions by this deadline or if you do not vote by proxy, or if you return your proxy card with an unclear voting designation or no voting designation at all, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of Class A common stock that the Company’s stock transfer records indicate that you hold, including (i) any shares you may hold through the Computershare Investor Services Program for Marriott International, Inc. Stockholders administered by Computershare Investor Services; and (ii) if you are a participant in one of the Retirement Plans, any shares that may be held for your account by The Northern Trust Company as the plan’s custodian. Shares that you hold in “street name” through a broker or other nominee are not included on the proxy card(s) furnished by the Company, but the institution will provide you with a voting instruction form.

How will my shares be voted?

Your shares will be voted as you indicate on the proxy card. Except as indicated above with respect to shares held in the Retirement Plans, if you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR the election of each of the 12 director nominees; FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2022; FOR the advisory vote to approve executive compensation; FOR the approval of the Marriott International, Inc. Employee Stock Purchase Plan; AGAINST the stockholder resolution requesting the Board prepare a report on the economic and social costs and risks created by the Company’s compensation and workforce practices; and AGAINST the stockholder resolution regarding an independent Board chair policy.

What constitutes a quorum?

The presence at the Annual Meeting, by participating in the virtual Annual Meeting or by proxy, of the holders of a majority of the shares of Class A common stock of the Company issued and outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the Annual Meeting. As of the March 9, 2022 record date, 327,254,156 shares of our Class A common stock were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Similarly, “broker non-votes” (described below) will be counted in determining whether there is a quorum.

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Questions and Answers about the Meeting

What vote is required to approve each item?

In the election of directors, each nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. Instructions to “ABSTAIN” and broker non-votes will have no effect on the election of directors.

For (i) ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2022, (ii) the advisory vote to approve executive compensation, (iii) the approval of the Marriott International, Inc. Employee Stock Purchase Plan, (iv) the stockholder resolution requesting the Board prepare a report on the economic and social costs and risks created by the Company’s compensation and workforce practices, and (v) the stockholder resolution regarding an independent Board chair policy, the affirmative vote of the holders of a majority of the shares of Class A common stock present in person or represented by proxy and entitled to vote on the items will be required for approval. Instructions to “ABSTAIN” with respect to these items will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” these items. As described above, brokers will have discretion to vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2022, but broker non-votes, if any, will not have any effect on the outcome of votes for the other items.

Can I change my vote or revoke my proxy after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

(1)	Returning a later-dated signed proxy card;

(2)	Delivering a written notice of revocation to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;

(3)	Voting by submitting your proxy by telephone or the Internet until 11:59 p.m. Eastern Time on May 5, 2022; or

(4)	Attending the Annual Meeting and voting online as indicated above under “How do I vote?”

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions in advance of the Annual Meeting. Alternatively, you may attend the Annual Meeting and vote online, as indicated above under “How do I vote?”.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc., our independent vote tabulation agency, will count the votes and act as the inspector of election.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are held in more than one account, you may receive more than one proxy card. In order to vote all your shares, please sign and return all proxy cards, or if you choose, vote by submitting your proxy by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare Investor Services, at 1-800-311-4816.

How will voting on any other business be conducted?

Although we currently do not know of any business to be considered at the Annual Meeting other than the items described in this proxy statement, if any other business is properly presented at the Annual Meeting, your proxy gives authority to J.W. Marriott, Jr. and/or Anthony G. Capuano (with full power of substitution) to vote on such matters at their discretion.

76	Marriott International, Inc.

Questions and Answers about the Meeting

Other Matters

When are stockholder proposals and nominations for the 2023 annual meeting of stockholders due?

Rule 14a-8 Proposals. To be considered for inclusion in our proxy statement for the 2023 annual meeting of stockholders, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be received at our principal executive office no later than the close of business on November 22, 2022. Proposals must comply with Rule 14a-8 and must be submitted in writing to the Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817 (if sent prior to July 25, 2022) or 7750 Wisconsin Avenue, Bethesda, Maryland 20814 (if sent on or after July 25, 2022).

Advance Notice Proposals and Nominations. In addition, our Bylaws require that, if a stockholder desires to introduce a stockholder proposal, other than a nomination for the election of directors, at the 2023 annual meeting of stockholders, notice of such proposal must be delivered in writing to the Company’s Secretary at the above address no earlier than the close of business on January 6, 2023 and no later than the close of business on February 5, 2023. However, if the 2023 annual meeting of stockholders is more than 30 days before or more than 70 days after the anniversary date of this year’s annual meeting, the stockholder’s notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the date on which public announcement of the meeting date is first made by the Company. If a stockholder desires to nominate a director at the 2023 annual meeting of stockholders, our Bylaws require that notice of such nomination be delivered in writing to the Company’s Secretary at the above address no later than February 6, 2023. However, in the event that the 2023 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of this year’s annual meeting, the stockholder’s notice must be so delivered no later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. The notice of such written proposal or nomination must comply with our Bylaws. The chairman of the meeting may refuse to acknowledge or introduce any stockholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with our Bylaws. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19, the SEC’s universal proxy rule, no later than March 7, 2023.

Proxy Access Nominations. If a stockholder or group of stockholders who meet the requirements set forth in our Bylaws wish(es) to nominate one or more director candidates to be included in the Company’s proxy statement for the 2023 annual meeting through the Company’s proxy access provision, the Company must receive proper written notice of the nomination no later than the close of business on the 120th day nor earlier than the 150th day before the first anniversary date of the date the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders (i.e., between the close of business on October 23, 2022 and the close of business on November 22, 2022 for the 2023 annual meeting of stockholders), and the nomination must otherwise comply with our Bylaws. However, in the event that the 2023 annual meeting of stockholders is more than 30 days before or after the anniversary of the prior year’s annual meeting, the stockholder’s notice must be delivered no earlier than the close of business on the 150th day prior to such meeting and no later than the close of business on the 120th day prior to such meeting or the 10th day following the date on which public announcement of the meeting date is first made by the Company.

If a stockholder fails to meet these deadlines or satisfy the requirements of Rule 14a-4 under the Exchange Act, the proxies we solicit allow the named proxyholders, if a vote is taken, to vote on such proposals as they deem appropriate. You can find a copy of our Bylaws in the Investor Relations section of the Company’s website (Marriott.com/Investor) by clicking on “Governance” and then “Documents & Charters,” or you may obtain a copy by submitting a request to the Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817 (if sent prior to July 25, 2022) or 7750 Wisconsin Avenue, Bethesda, Maryland 20814 (if sent on or after July 25, 2022).

How much did this proxy solicitation cost, and who paid that cost?

The Company paid for this proxy solicitation. We hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials and solicitation of votes for an estimated fee of $18,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. Proxies will be solicited by mail,

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Questions and Answers about the Meeting

telephone, or other means of communication. Our directors, officers and regular associates who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies. If any stockholders need assistance voting their shares, please contact MacKenzie Partners, Inc. at 800-322-2885 (Toll Free), 212-929-5500 (Call Collect) or via email at proxy@mackenziepartners.com.

Can I receive future stockholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials, and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:

•

If your shares are registered in your own name, and not in “street name” through a broker or other nominee, simply log in to the Internet site maintained by our transfer agent, Computershare Investor Services, at www.computershare.com/investor and the step-by-step instructions will prompt you through enrollment.

•

If your shares are registered in “street name” through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

You may withdraw this consent at any time and resume receiving stockholder communications in print form.

Note that web links included in this proxy statement are provided for convenience only. The content on the referenced websites are not incorporated herein and do not constitute a part of this proxy statement.

78	Marriott International, Inc.

Householding

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us, as well as reducing the environmental impact of printing and shipping these materials. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares may deliver only one proxy statement and annual report or one Notice of Internet Availability to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817 (if sent prior to July 25, 2022) or 7750 Wisconsin Avenue, Bethesda, Maryland 20814 (if sent on or after July 25, 2022), or by calling (301) 380-5750. You may also obtain a copy of the proxy statement and annual report from the Company’s website (Marriott.com/Investor) by clicking on “SEC Filings.” Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

OTHER MATTERS

The Company’s management knows of no other matters that may be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy intend to vote such proxy in accordance with their judgment on such matters.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held On May 6, 2022: The proxy statement and annual report to stockholders are available at www.proxyvote.com.

Any stockholder who would like a copy of our 2021 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817 (if sent prior to July 25, 2022) or 7750 Wisconsin Avenue, Bethesda, Maryland 20814 (if sent on or after July 25, 2022). The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from the Investor Relations portion of our website (Marriott.com/Investor) by clicking on “SEC Filings.”

BY ORDER OF THE BOARD OF DIRECTORS,

Andrew P.C. Wright
Secretary

2022 Proxy Statement	79

Exhibit A

Exhibit A

MARRIOTT INTERNATIONAL, INC.

EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose

The purpose of this Marriott International, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated Contributions. The Company’s intention is to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

2.	Definitions.

(a)    “Administrator” means the Company’s Global Officer, Compensation and Benefits.

(b)    “Applicable Laws” means any applicable laws, rules, or regulations under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.

(c)    “Board’’ means the Board of Directors of the Company.

(d)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(e)    “Common Stock” means the Class A common stock of the Company, $0.01 par value per share.

(f)     “Company” means Marriott International, Inc., a Delaware corporation, and any successor corporation.

(g)    “Compensation” means, unless otherwise determined by the Administrator, an Eligible Employee’s base salary or base hourly rate of pay. At the discretion of the Administrator, Compensation may include other items of cash earnings such as (but not limited to) commissions, overtime, incentive compensation, bonuses, paid tips (other than cash tips), gratuities, and service charges. Compensation will be determined as of the date of Contribution, or such other date as determined by the Administrator, in its discretion.

(h)    “Contributions” means the payroll deductions and any other additional payments that the Administrator may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.

(i)     “Designated Subsidiary” means any Subsidiary that has been designated by the most senior human resources officer of the Company from time to time in his or her sole discretion as eligible to participate in the Plan. As of the date of adoption of the Plan, the Designated Subsidiaries consist exclusively of all Subsidiaries with United States-based employees, excluding the subsidiary known as Marriott Worldwide Payroll, LLC.

(j)     “Eligible Employee” means any person, including an officer, who is employed by the Company or a Designated Subsidiary, except for the following:

(i)     any employee whose customary employment is for not more than five months per calendar year (i.e., seasonal employment); and

(ii)     any employee represented by a collective bargaining unit (unless participation in the Plan is specifically provided for under the terms of a collective bargaining agreement).

For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company, except as required by law. “Eligible Employee” shall not include any person who is a citizen or resident of a foreign jurisdiction if granting them an option under the Plan would violate the law of such jurisdiction, or if compliance with the laws of the jurisdiction would cause the Plan to violate Section 423 of the Code.

(k)    “Employer” means the Company and each Designated Subsidiary.

(l)     “Enrollment Date” means the first Trading Day of each Purchase Period.

2022 Proxy Statement	A-1

                         Exhibit A

(m)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(n)    “Exercise Date” means the last Trading Day of each Purchase Period.

(o)    “Fair Market Value” means as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price for the Common Stock as quoted on such exchange, system or market (or, if no sale of Common Stock is reported for such date, on the next preceding date on which any sale shall have been reported); and (ii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(p)    “New Exercise Date” means a new Exercise Date if the Administrator shortens any Purchase Period then in progress.

(q)    “Offering” means an offer under the Plan of an option that may be exercised on the applicable Exercise Date as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Employees of one or more Employers will participate, even if the dates of the applicable Purchase Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy Treasury Regulation Sections 1.423-2(a)(2) and (a)(3).

(r)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(s)    “Participant” means an Eligible Employee who elects to participate in the Plan.

(t)    “Purchase Period” means each period established by the Administrator (not to exceed 27 months) in which an option granted under the Plan may be exercised and shares of Common Stock may be purchased on a Participant’s behalf in accordance with the terms of the Plan. The duration and timing of each Purchase Period may be changed pursuant to Sections 4, 17 and 18. The first Purchase Period shall commence on a date established by the Administrator in its discretion, and subsequent Purchase Periods will be determined by the Administrator.

(u)    “Purchase Price” means an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Purchase Periods by the Administrator subject to compliance with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule) or pursuant to Section 17.

(v)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(w)    “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on a national stock exchange, a business day as determined by the Administrator in good faith.

(x)    “Treasury Regulations” means the Treasury regulations promulgated under the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3.	Eligibility

(a)    Waiting Period. Any Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan if he or she was employed by the Company for at least 90 days immediately preceding the Enrollment Date, subject to the requirements of Section 5; provided, however, that an Eligible Employee who commences employment with the Company or a Designated Subsidiary following such 90-day period will be eligible to participate in the Plan at the beginning of the next Purchase Period to occur that is at least 90 days following the commencement of his or her employment with the Company or a Designated Subsidiary. Eligible Employees who do not elect to participate in the Plan on a given Enrollment Date may elect to participate in the Plan at the beginning of any subsequent Purchase Period as determined by the Administrator. For purposes of calculating the waiting period, a break in service of less than 90 days will be disregarded.

A-2	Marriott International, Inc.

Exhibit A

(b)    Non-U.S. Employees. Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In addition, as provided in Section 13, the Administrator may establish one or more sub-plans of the Plan (which may, but are not required to, comply with the requirements of Section 423 of the Code) to provide benefits to employees of Designated Subsidiaries located outside the United States in a manner that complies with local law. Any such sub-plan will be a component of the Plan and will not be a separate plan.

(c)    Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock as of the Enrollment Date) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4.	Purchase Periods

The Plan will be implemented by consecutive Purchase Periods with new Purchase Periods commencing at such times as determined by the Administrator. The Administrator will have the power to change the duration of Purchase Periods (including the commencement dates thereof) without stockholder approval.

5.	Participation

An Eligible Employee may participate in the Plan by timely enrolling through the electronic or other procedures determined by the Administrator.

6.	Contributions

(a)    At the time a Participant enrolls in the Plan pursuant to Section 5, such Participant will elect to have payroll deductions made for each payroll period, or other Contributions (to the extent permitted by the Administrator) made during the Purchase Period (or portion thereof), in an amount not exceeding 20% of the Compensation (or such other percentage of Compensation as determined by the Administrator in its sole discretion), which he or she receives for each payroll period during the Purchase Period; provided, however, that should a pay day occur on an Exercise Date, a Participant will have any payroll deductions made on such day applied to his or her notional account under the subsequent Purchase Period. A Participant’s subscription agreement will remain in effect for successive Purchase Periods unless the rate of Contributions is reduced to zero under subsection (d) below.

(b)    Payroll deductions for a Participant for the applicable Purchase Period generally will commence on the first payroll period administratively practicable following the Enrollment Date (or such later date on which a Participant enrolls in the Plan pursuant to Section 5) and will end on the last payroll period prior to the Exercise Date, unless sooner discontinued by the Participant under subsection (d) below.

(c)    All Contributions made for a Participant will be credited to his or her notional account under the Plan and payroll deductions will be made in whole percentages only. Except to the extent permitted by the Administrator pursuant to Section 6(a), a Participant may not make any additional payments into such notional account.

(d)    A Participant may discontinue his or her participation in the Plan by reducing the rate of Contributions to zero during a Purchase Period, to the extent permitted by the Administrator in its sole discretion, without refunding Contributions to date. Participants shall not be permitted to increase or to otherwise decrease their rates of Contributions during a Purchase Period unless otherwise determined by the Administrator in its sole discretion; provided, however, Participants shall be permitted to increase or decrease their rates of Contributions effective as of the beginning of each Purchase Period.

2022 Proxy Statement	A-3

                         Exhibit A

(e)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, a Participant’s Contributions may be decreased to 0% at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the next Purchase Period, unless discontinued by the Participant under subsection (d) above.

(f)    Tax Withholding. As of the Exercise Date, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the United States, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock acquired under the Plan by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock acquired under the Plan or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by Treasury Regulation Section 1.423-2(f).

7.	Grant of Option

On the Enrollment Date of each Purchase Period, each Eligible Employee participating in such Purchase Period will be granted an option to purchase on each Exercise Date during such Purchase Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s notional account as of the Exercise Date by the applicable Purchase Price; provided, however, that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than 1,000 shares of Common Stock (subject to any adjustment pursuant to Section 17); provided, further, that such purchase will be subject to the limitations set forth in Sections 3(c) and 12. The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Purchase Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period. Exercise of the option will occur as provided in Section 8. The option will expire on the last day of the Purchase Period.

8.	Exercise of Option

(a)    A Participant’s option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the number of full and partial shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her notional account. Any funds left over in a Participant’s notional account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

(b)    If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Purchase Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Purchase Periods then in effect, or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Purchase Periods then in effect pursuant to Section 18. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Purchase Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

9.	Delivery

As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in

A-4	Marriott International, Inc.

Exhibit A

a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10.	Termination of Employment

Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s notional account during the Purchase Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and such Participant’s option will be automatically terminated.

11.	Interest

No interest will accrue on the Contributions of a Participant in the Plan, except as may be required by Applicable Law, as determined by the Company.

12.	Stock

(a)    Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 4,000,000 shares of Common Stock.

(b)    Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to his or her Contributions, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in Section 9.

(c)    Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.

13.	Administration

The Plan shall be administered by the Administrator or by his or her successor. The Human Resources and Compensation Committee (“HRCC”) of the Board may appoint or remove the individual serving as Administrator. Any power of the Administrator may also be exercised by the HRCC. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan, and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States, the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 12(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the Employees eligible to participate in each sub-plan will participate in a separate Offering. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest to the extent required by local law, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an

2022 Proxy Statement	A-5

                         Exhibit A

Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees residing solely in the United States. The Administrator may delegate any duty described in the Plan to one or more individuals in the Company’s Compensation & Benefits Department, as the Administrator deems necessary or appropriate, with such delegated duties subject to review by the Administrator. Any decision made by a delegate of the Administrator is entitled to the same deference as if made by the Administrator. Every finding, decision and determination made by the Administrator will, to the full extent permitted by Applicable Laws, be final and binding upon all parties.

14.	Designation of Beneficiary

(a)    If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s notional account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s notional account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b)    Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c)    All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 14(a) and 14(b), the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by Treasury Regulation Section 1.423-2(f).

15.	Transferability

Neither Contributions credited to a Participant‘s notional account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect.

16.	Use of Funds

The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings in which applicable local law requires that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party for Participants in non-U.S. jurisdictions. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to their Contributions.

17.	Adjustments, Dissolution, Liquidation, Merger or Other Corporate Transaction

(a)    Adjustments. ln the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 12.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Purchase Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately

A-6	Marriott International, Inc.

Exhibit A

prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date.

(c)    Merger or Other Corporate Transaction. In the event of a merger, sale or other similar corporate transaction involving the disposition of all or substantially all of the Company or its business or assets, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Purchase Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Purchase Period shall end. The New Exercise Date will occur before the date of the Company’s proposed merger, sale or other similar corporate transaction. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date.

18.	Amendment or Termination

(a)    The Board, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason, pursuant to written resolutions adopted by such Board. The most senior human resources officer of the Company may amend the Plan at any time and from time to time, provided that no such amendment materially increases the cost to the Company of maintaining the Plan.

(b)    If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Purchase Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Purchase Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 17). If the Purchase Periods are terminated prior to expiration, all amounts then credited to Participants’ notional accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under local laws, as further set forth in Section 11) as soon as administratively practicable.

(c)    Without stockholder consent and without limiting Section 18(a), the Administrator will be entitled to change the Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during a Purchase Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

(d)    In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion, and to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)    amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to a Purchase Period underway at the time;

(ii)    altering the Purchase Price for any Purchase Period including a Purchase Period under way at the time of the change in Purchase Price;

(iii)    shortening any Purchase Period by setting a New Exercise Date, including a Purchase Period underway at the time of the Administrator action;

(iv)    reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(v)    reducing the maximum number of Shares a Participant may purchase during any Purchase Period.

Any modifications or amendments under Section 18 will not require stockholder approval or the consent of any Plan Participants.

2022 Proxy Statement	A-7

                         Exhibit A

19.	Notices

All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

20.	Conditions Upon Issuance of Shares

(a)    Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)    As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of Applicable Law.

21.	Term of Plan

The Plan will become effective upon its adoption by the Board subject to approval by the stockholders of the Company. It will continue in effect until terminated pursuant to Section 18.

22.	Stockholder Approval

The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

23.	Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Maryland and applicable federal law. Any reference in this Plan or in any agreements or other documents hereunder to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

24.	Severability

If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

25.	Interpretation

Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

A-8	Marriott International, Inc.

MARRIOTT INTERNATIONAL, INC.

ATTN: KELLY BLACKWELL

10400 FERNWOOD RD.

BETHESDA, MD 20817

LAW DEPARTMENT

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR code above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 5, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2022 for shares held in a Retirement Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MAR2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 5, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2022 for shares held in a Retirement Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D70288-P68475	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

  MARRIOTT INTERNATIONAL, INC.

Company Proposals

The Board of Directors recommends you vote FOR each of the following director nominees:
1. ELECTION OF 12 DIRECTORS	For	Against	Abstain

1a. Anthony G. Capuano	☐	☐	☐

1b. Isabella D. Goren	☐	☐	☐

1c. Deborah M. Harrison	☐	☐	☐

1d. Frederick A. Henderson	☐	☐	☐

1e. Eric Hippeau	☐	☐	☐

1f. Debra L. Lee	☐	☐	☐

1g. Aylwin B. Lewis	☐	☐	☐

1h. David S. Marriott	☐	☐	☐

1i. Margaret M. McCarthy	☐	☐	☐

1j. George Muñoz	☐	☐	☐

1k. Horacio D. Rozanski	☐	☐	☐

1l. Susan C. Schwab	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022	☐	☐	☐

3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐

4. APPROVAL OF THE MARRIOTT INTERNATIONAL, INC. EMPLOYEE STOCK PURCHASE PLAN	☐	☐	☐

Stockholder Proposals

The Board of Directors recommends you vote AGAINST the following proposals:

5. STOCKHOLDER RESOLUTION REQUESTING THAT THE BOARD PREPARE A REPORT ON THE ECONOMIC AND SOCIAL COSTS AND RISKS CREATED BY THE COMPANY’S COMPENSATION AND WORKFORCE PRACTICES	☐	☐	☐

6. STOCKHOLDER RESOLUTION REGARDING AN INDEPENDENT BOARD CHAIR POLICY	☐	☐	☐

NOTE: Please sign as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time on Thursday, May 5, 2022, the day before the meeting.

If you hold shares through a Retirement Plan, Internet and telephone voting are available through

11:59 PM Eastern Time on Tuesday, May 3, 2022.

Your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and 2022 Proxy Statement and 2021 Form 10-K are available at www.proxyvote.com.

We will be conducting our 2022 Annual Meeting of Stockholders virtually at

www.virtualshareholdermeeting.com/MAR2022.

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▲ FOLD AND DETACH HERE ▲	D70289-P68475

PROXY	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARRIOTT INTERNATIONAL, INC.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S), OR IF NO DIRECTION IS INDICATED, “FOR” EACH DIRECTOR NOMINEE IN ITEM 1, “FOR” ITEMS 2, 3 AND 4 AND “AGAINST” ITEMS 5 AND 6, AND IT WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED.

The undersigned acknowledge(s) receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2021. The undersigned further hereby appoint(s) J.W. Marriott, Jr. and Anthony G. Capuano, and each of them, with power to act without the other and with full power of substitution in each, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Marriott International, Inc. (the “Company”) Class A common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 6, 2022 beginning at 12:00 p.m. Eastern Time via live audio webcast at www.virtualshareholdermeeting.com/MAR2022, or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve), with all powers which the undersigned would possess if present at the Annual Meeting.

If the undersigned has voting rights with respect to shares of Company Class A common stock under the Marriott Retirement Savings Plan or the Marriott International, Inc. Puerto Rico Retirement Plan, the undersigned hereby direct(s) the trustee of the plan to vote shares equal to the number of share equivalents allocated to the undersigned’s accounts under the plan in accordance with the instructions given herein. The trustee will vote shares for which it does not receive instructions by 11:59 PM Eastern Time, Tuesday, May 3, 2022, in the same proportion that it votes the shares for which it received timely instructions from other participants in the plan.

(Continued and to be marked, dated and signed, on the other side)